An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”). Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED JUNE 9, 2021

Oak View National Bank	Oak View Bankshares, Inc.
(Proxy Statement)	(Offering Circular)

PROPOSED REORGANIZATION – YOUR VOTE IS IMPORTANT

Dear Fellow Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Oak View National Bank (the “Bank”) on August 17, 2021 at 6:00 p.m. Eastern Time at the Fauquier Springs Country Club, 9236 Tournament Drive, Warrenton, Virginia 20186.

At the Annual Meeting, you will be asked to: (1) approve the reorganization of the Bank into a holding company structure (the “reorganization proposal”); (2) approve the provision of the Articles of Incorporation of the new holding company, Oak View Bankshares, Inc. (the “Holding Company”), providing that shareholders will not be entitled to cumulative voting rights in the election of directors; (3) approve the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation; (4) elect four directors for a term of three years each; (5) ratify the appointment of Yount, Hyde and Barbour, P.C. as the Bank’s independent auditor for the year ending December 31, 2021; and (6) approve a proposal to adjourn the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the reorganization proposal.

The holding company formation will not change your equity or voting interest in our operations relative to other shareholders. In the proposed reorganization, the Bank will become a wholly-owned subsidiary of Oak View Bankshares, Inc., a Virginia corporation recently formed for the purpose of becoming the holding company for the Bank. The reorganization will be effected through a statutory share exchange pursuant to which each outstanding share of the Bank’s common stock will be automatically exchanged for one share of the Holding Company’s common stock, subject to dissenters’ rights. The Board believes the establishment of a holding company will better position the Bank to compete in the financial services marketplace. The Board has unanimously approved the reorganization as being in the best interests of the Bank and its shareholders. Accordingly, the Board recommends that you vote “FOR” the reorganization proposal.

The accompanying proxy statement/offering circular and related proxy materials set forth detailed information concerning the Bank, the Holding Company, the proposed reorganization, the election of directors and related matters. Please give them your prompt and careful attention. Please read the risk factors on page [8] before voting.

We hope you can join us for the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope or vote your shares by the Internet or telephone. Instructions on how to vote by using the Internet or telephone are located on your proxy card. Your vote is important, regardless of the number of shares you own.

We appreciate your continuing loyalty and support and hope to see you at the meeting.

Sincerely,

Earl H. Douple, Jr.
Chairman

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

The Holding Company’s common stock has not been approved or disapproved by the SEC, the Virginia State Corporation Commission or any other state securities commission, or the Federal Deposit Insurance Corporation, nor has any of these regulatory agencies passed upon the accuracy or adequacy of this proxy statement/offering circular. Any representation to the contrary is a criminal offense.

Shares of Holding Company common stock are not savings accounts or deposits and are neither insured nor guaranteed by the Bank, the U.S. Government, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk and may lose value.

This proxy statement/offering circular follows the “Offering Circular” format pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

The principal executive offices of the Holding Company and the Bank are located at 128 Broadview Avenue, Warrenton, Virginia 20186. Our telephone number is (540) 359-7100 and our website is www.oakviewbank.com.

This proxy statement/offering circular is being mailed to shareholders on or about [●], 2021. The date of this proxy statement/offering circular is [●], 2021.

OAK VIEW NATIONAL BANK

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on August 17, 2021

The annual meeting of shareholders of Oak View National Bank (the “Bank”) will be held on August 17, 2021 at 6:00 p.m. Eastern Time at the Fauquier Springs Country Club, 9236 Tournament Drive, Warrenton, Virginia 20186, to consider and vote upon the following matters:

1.

To approve the reorganization of the Bank into a holding company form of ownership by approving the Reorganization Agreement and Plan of Share Exchange, dated as of May 27, 2021, between the Bank and Oak View Bankshares, Inc., a Virginia corporation (the “Holding Company”), pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company and each outstanding share of common stock of the Bank will be automatically exchanged for one share of common stock of the Holding Company (the “reorganization proposal”);

2.	To approve the provision of the Articles of Incorporation of the Holding Company providing that shareholders will not be entitled to cumulative voting rights in the election of directors;

3.

To approve the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation;

4.	To elect four directors of the Bank to serve until the 2024 annual meeting of shareholders of the Bank;

5.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditor for 2021;

6.

To approve a proposal to adjourn the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the reorganization proposal; and

7.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed [●], 2021 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Any shareholder who wishes to dissent from the reorganization and obtain the value of his or her shares of the Bank’s common stock in cash must strictly follow the procedures outlined in the National Bank Act and regulations of the Office of the Comptroller of the Currency governing dissenters’ rights. A copy of the relevant statutes and regulations are attached as Appendix E to the proxy statement/offering circular.

Please mark, sign, date and return your proxy card promptly, whether or not you plan to attend the Annual Meeting. If you are a registered shareholder and attend the meeting, you may vote in person even if you have already sent in your proxy card.

By Order of the Board of Directors,

Tammy P. Frazier
Secretary

[●], 2021

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to Be Held on August 17, 2021

Proxy materials are available at [●]. The materials available include the Notice of the annual meeting of shareholders, the proxy statement/offering circular, and the form of proxy.

i

ii

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND THE REORGANIZATION

Q:	When and where is the annual meeting of shareholders?

A:

The annual meeting (the “Annual Meeting”) of shareholders of Oak View National Bank (the “Bank”) will be held on August 17, 2021 at 6:00 p.m. Eastern Time at the Fauquier Springs Country Club, 9236 Tournament Drive, Warrenton, Virginia 20186.

Q:	What proposals are being considered at the Annual Meeting?

A:

At the Annual Meeting, you will be asked to: (1) approve the reorganization of the Bank into a holding company form of ownership by approving the Reorganization Agreement and Plan of Share Exchange (the “reorganization agreement”), dated as of May 27, 2021, between the Bank and Oak View Bankshares, Inc., a Virginia corporation (the “Holding Company”), pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company and each outstanding share of common stock of the Bank will be automatically exchanged for one share of common stock of the Holding Company (the “reorganization proposal”); (2) approve the provision of the Articles of Incorporation of the Holding Company providing that shareholders will not be entitled to cumulative voting rights in the election of directors (the “elimination of cumulative voting proposal”); (3) approve the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation (the “voting standard proposal”); (4) elect four directors of the Bank to serve until the 2024 annual meeting of shareholders of the Bank; (5) ratify the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditor for 2021; and (6) approve a proposal to adjourn the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the reorganization proposal (the “adjournment proposal”).

Q:	Why is the Bank proposing to reorganize into a holding company structure?

A:

The Board of Directors of the Bank believes that a holding company structure will have strategic benefits including: (1) having the structural flexibility for alternative business investments; (2) when appropriate, being able to repurchase stock from existing shareholders as part of our capital management strategies; (3) having the ability to access the capital markets with alternative structures such as senior or subordinated debt securities to continue the growth of the company without the dilution of the existing shareholders; and (4) being able to better compete against other financial institutions who have all of these capabilities available to them.

The Company does not currently have plans to make any alternative business investments, repurchase its stock, raise capital, enter into new business lines, engage in a business combination or otherwise fundamentally change its products or services.

For more information, please see the section of this proxy statement/offering circular captioned “Proposal 1 – The Reorganization – Reasons for the Reorganization” on page [●].

Q:	What do I need to do now to vote my shares?

A:

After carefully reading and considering the information contained in this proxy statement/offering circular, please vote your shares as soon as possible so that your shares will be represented at the Annual Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Not returning your proxy, not voting by the Internet or telephone, not voting at the Annual Meeting and abstaining from voting have the same effect as voting against the reorganization proposal.

Q:	How do I vote?

A:	By Mail. You may vote before the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By the Internet or Telephone. You may also appoint the proxies to vote your shares for you by the Internet or telephone. Instructions on how to vote by using the Internet or telephone are located on your proxy card.

During the Meeting. You may also cast your vote by attending the Annual Meeting and voting during the meeting. If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to attend and vote during the Annual Meeting will need to obtain a legal proxy from the entity that holds the shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Your broker will vote your shares on the reorganization proposal, the elimination of cumulative voting proposal, the voting standard proposal and for the election of directors only if you provide instructions to your broker on how you want your shares voted by completing the proxy card or voting instruction form you will receive from your broker.

Q:	What will the Bank’s shareholders receive in the reorganization?

A:	In the reorganization, each outstanding share of Bank common stock will be exchanged for one share of Holding Company common stock.

Q:	What are the tax consequences of the proposed reorganization?

A:

The Bank’s shareholders will not recognize any gain or loss as a result of the proposed reorganization, to the extent they exchange shares of Bank common stock solely for shares of Holding Company common stock. For a more complete description of the tax consequences of the reorganization, see “Proposal 1 – The Reorganization – Material U.S. Federal Income Tax Consequences” on page [•].

Q:	Do I need to send in my stock certificates?

A:

No. You will not be required to exchange your Bank certificates for Holding Company certificates after the reorganization takes place, but you do have the option to do so by contacting the Bank’s transfer agent, Computershare, Inc., at 250 Royall Street, Canton, Massachusetts 02021, or by telephone at (800) 368-5948.

Q:	What about future cash dividends on common stock?

A:

After the reorganization, any dividends will be paid on Holding Company stock when and as declared by the Board of Directors of the Holding Company. Presently, the Holding Company expects to continue the current dividend policy of the Bank, which is to assess annually the payment of cash dividends on its common stock. You should note that the Holding Company’s ability to pay dividends to you will depend largely on the amount and frequency of dividends paid to it by the Bank. For more information, please see the sections of this proxy statement/offering circular titled “Proposal 1 – The Reorganization – Dividend Policy” on page [●] and “Supervision and Regulation – Oak View Bankshares, Inc. – Limits on Dividends and Other Payments” on page [●].

Q:	What happens to the Bank if the reorganization takes place?

A:

The Board of Directors, officers and employees of the Bank will not change as a result of the reorganization. Following the reorganization, the Bank will keep its existing name and office locations and will continue to carry on its banking businesses in the same manner as before the reorganization.

Q:	When does the Bank expect the reorganization to take place?

A:

The Bank expects the reorganization to take place in the third quarter of 2021, as soon as practicable after shareholder approval of the reorganization proposal at the Annual Meeting and receipt of applicable regulatory approvals.

Q:	Who can answer my questions?

A:

If you have more questions about the proposed reorganization, you should contact Tammy P. Frazier, Chief Financial Officer and Secretary, at 128 Broadview Avenue, Warrenton, Virginia 20186 or at the following telephone number: (540) 359-7100. You may also contact the Bank’s proxy solicitor, Regan & Associates, Inc., at 505 Eighth Avenue, Suite 800, New York, New York 10018, or at the following telephone number: (800) 737-3426.

SUMMARY

This summary highlights selected information from this proxy statement/offering circular. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/offering circular and the other documents referred to in this proxy statement/offering circular to fully understand the reorganization and the other matters being presented at the Annual Meeting. In particular, you should read the documents attached to this proxy statement/offering circular, including the Reorganization Agreement and Plan of Share Exchange, dated as of May 27, 2021, between the Bank and the Holding Company, which is attached as Appendix A.

In this proxy statement/offering circular, the terms “we”, “our” and “us” refer to Oak View National Bank.

Parties to and Structure of the Reorganization

At the Annual Meeting, shareholders will be asked to approve the reorganization of the Bank into a holding company structure in accordance with the terms and conditions set forth in the reorganization agreement. The Bank is a national banking association. At the direction of the Bank, the Holding Company was incorporated on May 21, 2021 under the laws of Virginia to serve as the holding company for the Bank.

If the reorganization is approved, the Holding Company will acquire all of the outstanding common stock of the Bank through a share exchange of Holding Company common stock for Bank common stock, which share exchange will be effected pursuant to the provisions of the National Bank Act and the Virginia Stock Corporation Act (the “VSCA”). Upon completion of the share exchange, each share of common stock of the Bank will be automatically converted into the right to receive one share of common stock of the Holding Company. As a result, the Bank’s shareholders will become shareholders of the Holding Company, and the Bank will become a wholly-owned subsidiary of the Holding Company. When the reorganization is consummated, the Bank will continue its business as a wholly-owned subsidiary of the Holding Company. See “Proposal 1 – The Reorganization” beginning on page [●].

The principal executive offices of the Bank and the Holding Company are located at 128 Broadview Avenue, Warrenton, Virginia 20186; telephone number: (540) 359-7100.

Effect of the Reorganization

Immediately after the reorganization takes place (i) the Holding Company will have outstanding the same number of shares of common stock that the Bank had issued and outstanding immediately prior to the reorganization (assuming there are no dissenting shareholders), and (ii) unless you perfect and exercise your dissenters’ rights, you will hold the same number of shares of the Holding Company’s common stock that you held in the Bank immediately prior to the reorganization.

The Reorganization Will Likely Be Tax-Free to You

The exchange of the Bank’s common stock for the Holding Company’s common stock is intended to be tax-free to you for United States federal income tax purposes to the extent you exchange shares of Bank common stock solely for shares of Holding Company common stock. Tax matters are very complicated and the tax consequences of the reorganization will depend on your own personal circumstances. You should consult your tax advisor for a full understanding of all of the federal, state, local and foreign income and other tax consequences of the reorganization to you. For more information, see “The Reorganization – Material U.S. Federal Income Tax Consequences” on page [●].

The Reorganization Will Change Your Rights as a Shareholder

As a shareholder of the Bank, your rights are governed by the National Bank Act, the regulations of the Office of the Comptroller of the Currency (the “OCC”), the Bank’s Articles of Association and Bylaws, each as amended, and, by virtue of rules and regulations issued under the National Bank Act, certain provisions of the VSCA. Your rights as a shareholder of the Holding Company will be governed by the VSCA and the Holding Company’s Articles of Incorporation and Bylaws. Your rights as a shareholder will be different as a result of this change of governing law and corporate documents. A vote in favor of the reorganization proposal also includes a vote in favor of the Holding Company’s Articles of Incorporation and Bylaws; provided, however, that shareholders will have the ability to vote specifically on the elimination of cumulative voting proposal and the voting standard proposal. See “Comparison of the Rights of Shareholders,” “Proposal 2 – Elimination of Cumulative Voting” and “Proposal 3 – Voting Standard” for more information.

The Annual Meeting

The Annual Meeting will take place on Tuesday, August 17, 2021 at 6:00 p.m. Eastern Time, at the Fauquier Springs Country Club, 9236 Tournament Drive, Warrenton, Virginia 20186. The meeting is being held to: (1) approve the reorganization of the Bank into a holding company form of ownership by approving the Reorganization Agreement and Plan of Share Exchange, dated as of May 27, 2021, between the Bank and the Holding Company, pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company and each outstanding share of common stock of the Bank will be automatically exchanged for one share of common stock of the Holding Company; (2) approve the provision of the Articles of Incorporation of the Holding Company providing that shareholders will not be entitled to cumulative voting rights in the election of directors; (3) approve the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation; (4) elect four directors of the Bank to serve until the 2024 annual meeting of shareholders of the Bank; (5) ratify the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditor for 2021; and (6) approve a proposal to adjourn the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the reorganization proposal.

The Board of Directors has fixed the close of business on [●], 2021 as the record date for the determination of the holders of shares of the Bank’s common stock entitled to receive notice of and to vote at the Annual Meeting. As of the record date, there were 2,956,157 shares of the Bank’s common stock outstanding held by approximately 328 shareholders of record.

Recommendation of the Bank Board

The Board of Directors of the Bank believes that the reorganization is in your best interest and recommends that you vote “FOR” approval of the reorganization proposal. For a discussion of the Board’s reasons for the reorganization, see “Proposal 1 – The Reorganization – Reasons for the Reorganization” on page [●]. The Board also recommends that you vote “FOR” the approval of the provision of the Articles of Incorporation of the Holding Company providing that shareholders will not be entitled to cumulative voting rights in the election of directors; “FOR” the approval of the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation; “FOR” the election of the director nominees named in this proxy statement/offering circular as directors of the Bank to serve until the Bank’s 2024 Annual Meeting; “FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditors for 2021; and “FOR” the proposal to adjourn the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the reorganization proposal.

Shareholder Vote Required for Approval of Actions at the Meeting

Reorganization Proposal. Approval of the reorganization proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank’s common stock. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares on the reorganization proposal unless they receive instructions from the shareholder whose account they hold. A failure to vote, by not returning the enclosed proxy card or not voting by the Internet or telephone or by checking the “Abstain” box on the proxy card or otherwise, will have the same effect as a vote against approval of the reorganization proposal.

Elimination of Cumulative Voting Proposal. Approval of the elimination of cumulative voting proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Bank’s common stock. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares on the elimination of cumulative voting proposal unless they receive instructions from the shareholder whose account they hold. A failure to vote, by not returning the enclosed proxy card or not voting by the Internet or telephone or by checking the “Abstain” box on the proxy card or otherwise, will have the same effect as a vote against approval of the elimination of cumulative voting proposal.

Voting Standard Proposal. Approval of the voting standard proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Bank’s common stock. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares on the voting standard proposal unless they receive instructions from the shareholder whose account they hold. A failure to vote, by not returning the enclosed proxy card or not voting by the Internet or telephone or by checking the “Abstain” box on the proxy card or otherwise, will have the same effect as a vote against approval of the voting standard proposal.

Election of Directors. Cumulative voting is permitted in the election of directors and each shareholder will have the right to cumulate votes. Cumulative voting entitles every shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock held by such shareholder. A shareholder may cast all of such votes for one director nominee or may distribute such votes among as many nominees as the shareholder thinks fit. Nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares in the election of directors unless they receive instructions from the shareholder whose account they hold. If a properly returned proxy is executed in such manner as not to “withhold authority” for the election of any or all the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the four nominees named below. A properly returned proxy indicating “withhold authority” with respect to the election of one or more nominees will not be voted with respect to the director or directors indicated. Broker non-votes will not be counted as votes cast on the proposal and will have no effect on the election of directors.

Ratification of Appointment of Yount, Hyde & Barbour, P.C. The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditor for 2021 will be approved if the votes cast in favor of proposal exceed votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Adjournment Proposal. The adjournment proposal will be approved if the votes cast in favor of proposal exceed votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

As of the record date for the Annual Meeting, directors and executive officers of the Bank owned in the aggregate approximately 14.59% of the outstanding shares of the Bank’s common stock that may be cast at the meeting. The directors and executive officers of the Bank have indicated they will vote their shares of Bank common stock in favor of all proposals presented at the Annual Meeting and for the four director nominees named below.

Conditions for Consummation of the Reorganization

The completion of the reorganization is contingent on the following:

•	approval of the reorganization by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank’s common stock;

•

approval of the reorganization by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Bureau of Financial Institutions of the Virginia State Corporation Commission (the “Virginia BFI”), the OCC and any other federal or state agency having jurisdiction necessary for the consummation of the reorganization;

•	receipt of either a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel that the reorganization will be treated as a non-taxable transaction for federal income tax purposes;

•	the number of shares whose holders have perfected dissenters’ rights represents less than 1% of the Bank’s outstanding common stock; and

•

qualification of the shares of the Holding Company’s common stock to be issued in the reorganization under the Securities Act of 1933, as amended (the “Securities Act”), and the compliance by the Holding Company with all applicable state securities laws relating to the issuance of the Holding Company’s common stock.

For more information, see “Proposal 1 – The Reorganization – Conditions to the Reorganization” beginning on page [●].

Regulatory Approvals and Anticipated Effective Date of the Reorganization

Applications for approval of the reorganization were filed with the Federal Reserve, the Virginia BFI and the OCC on [●], 2021. The reorganization is expected to be consummated in the third quarter of 2021. Approval of the reorganization by the Federal Reserve, the Virginia BFI, the OCC or any other federal or state regulatory agency does not constitute recommendation or endorsement of the reorganization by the Federal Reserve, the Virginia BFI, the OCC or any other regulatory agency.

Rights of Dissenting Shareholders

Under applicable provisions of the National Bank Act and related regulations of the OCC, as a holder of Bank common stock, you have the right to dissent from the reorganization and obtain the value of your shares of Bank common stock in cash. If the reorganization takes place, you will be entitled to receive payment of the value of your shares if you (i) either (a) vote against the reorganization or (b) do not vote for the reorganization and deliver a written notice to the Bank that you dissent from the reorganization before the vote takes place, and (ii) within thirty days after the date the reorganization takes place, deliver a written notice to the Bank confirming your dissent and surrender your stock certificates. A condition to the consummation of the reorganization is that shareholders perfecting their dissenters’ rights constitute less than 1% of the outstanding shares of the Bank’s common stock, unless such condition is waived by the Boards of Directors of the Bank and the Holding Company. For more information, including the process for valuing your shares, see “Proposal 1 – The Reorganization – Rights of Dissenting Shareholders” beginning on page [●] and the statutes and regulations attached as Appendix E to this proxy statement/offering circular.

Market for the Common Stock

The Bank’s common stock trades on the over-the-counter market and is quoted on the OTC Markets Group’s OTC Pink market under the symbol “OAKV.” We expect that the common stock of Holding Company will trade similarly. See “Proposal 1 – The Reorganization – Market for the Common Stock” on page [●].

Board of Directors and Executive Officers of the Holding Company After the Reorganization

The Board of Directors of the Holding Company presently consists and, upon completion of the reorganization, is expected to continue to consist of all of the present directors and nominees for director of the Bank. The executive officers of the Holding Company are, and upon completion of the reorganization will be, the current Chief Executive Officer, Chief Financial Officer, President and Executive Vice President and Chief Operations Officer of the Bank. See “Proposal 1 – The Reorganization – Management and Operations After the Reorganization” on page [●].

Supervision and Regulation

Following the reorganization, the Holding Company will be subject to regulation by the Federal Reserve and the Virginia BFI with respect to its operations as a bank holding company. The Bank will continue to be subject to regulation by the OCC and the Federal Deposit Insurance Corporation (the “FDIC”). See “Supervision and Regulation” on page [●].

RISK FACTORS

You should carefully consider the following factors, in addition to the other information included elsewhere in this proxy statement/offering circular and the documents that the Holding Company and the Bank have filed with the Federal Reserve, the Virginia BFI and the OCC, in considering what action to take in connection with the reorganization.

There exist material differences in the rights of shareholders of the Bank and the Holding Company.

As a shareholder of the Bank, your rights are governed by the National Bank Act, the regulations of the OCC, the Bank’s Articles of Association and Bylaws and, by virtue of rules and regulations issued under the National Bank Act, certain provisions of the VSCA. If you become a shareholder of the Holding Company as a result of the reorganization, your rights as a shareholder will be governed by the Articles of Incorporation and Bylaws of the Holding Company and the VSCA. The rights of shareholders of the Bank are different in certain material respects from the rights of shareholders of the Holding Company. For a more detailed discussion on the differences in the rights of Holding Company shareholders as compared to Bank shareholders, see “Comparison of the Rights of Shareholders” beginning on page [●].

The Holding Company has the ability to incur debt and pledge its assets, including its stock in the Bank, to secure that debt.

While the Bank can incur debt, its ability to do so is limited and, significantly, it is not legally permitted to pledge its assets to secure its indebtedness except in very limited circumstances. In contrast, the legal limitations on the incurrence of debt by bank holding companies are much less restrictive and there are no regulatory restrictions on the Holding Company’s ability to incur debt and pledge its assets to secure that debt. Absent special and unusual circumstances, a holder of indebtedness for borrowed money has rights that are superior to those of holders of common and preferred stock – interest must be paid to the lender before dividends can be paid to the shareholders, and loans must be paid off before any assets can be distributed to shareholders if the Holding Company were to liquidate. Furthermore, the Holding Company would have to service (make principal and interest payments) its indebtedness which could reduce the profitability of or result in net losses at the Holding Company on a consolidated basis even if the Bank were profitable. See “Proposal 1 – The Reorganization – Reasons for the Reorganization” beginning on page [●].

The Holding Company’s governing documents and Virginia law contain anti-takeover provisions that could negatively affect its shareholders.

The Holding Company’s Articles of Incorporation and Bylaws and the VSCA contain certain provisions designed to enhance the ability of the Holding Company’s Board of Directors to deal with attempts to acquire control of the Holding Company. These provisions, and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of the Holding Company’s common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transactions may be favorable to the interests of shareholders and could potentially adversely affect the market price of the Holding Company’s common stock.

The Holding Company will be subject to regulation which will increase the cost and expense of regulatory compliance and will therefore reduce the Holding Company’s net income and may restrict its ability to engage in certain activities.

As a bank holding company under federal law, the Holding Company will be subject to regulation under the Bank Holding Company Act of 1956 (the “BHC Act”) and the examination and reporting requirements of the Federal Reserve and the Virginia SCA. In addition to supervising and examining the Holding Company, the Federal Reserve, through its adoption of regulations implementing the BHC Act, places certain restrictions on the activities that are deemed permissible for bank holding companies. Changes in the number or scope of permissible activities could have an adverse effect on the Holding Company’s ability to realize its strategic goals.

The Holding Company may be required to contribute capital or assets to the Bank that could otherwise be invested or deployed more profitably elsewhere.

Federal law and regulatory policy impose a number of obligations on bank holding companies that are designed to reduce potential loss exposure to the depositors of insured depository subsidiaries and to the insurance fund of the FDIC. For example, a bank holding company is required to serve as a source of financial strength to its insured depository subsidiaries and to commit financial resources to support such institutions where it might not do so otherwise. The Federal Reserve has the ability to require the Holding Company to contribute capital to the Bank, even if the Holding Company would not ordinarily do so and even if such contribution is to the detriment of the Holding Company or its shareholders.

Applicable laws and regulations restrict both the ability of the Bank to pay dividends to the Holding Company, and the ability of the Holding Company to pay dividends to you.

The principal source of income for the Holding Company initially and for the foreseeable future will consist of dividends, if any, from the Bank. In addition, Virginia law permits dividends to be paid by a Virginia corporation only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation’s articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of shareholders whose preferential rights are superior to those receiving the distribution.

Any payment of dividends in the future will be at the sole discretion of the Holding Company’s Board of Directors and will depend on a variety of factors deemed relevant by the Board, including, but not limited to, earnings, capital requirements and financial condition.

Payment of dividends by the Bank to the Holding Company will be subject to regulatory limitations imposed by the OCC, and the Bank must meet the OCC’s capital requirements before and after the payment of any dividends. In addition, the OCC has discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds. See “Supervision and Regulation” beginning on page [●] for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “would,” “predict,” “potential,” “believe,” “likely,” “expect,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project” and similar expressions. Accordingly, these statements involve estimates, assumptions, and uncertainties, and actual results may differ materially from those expressed in such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause the Bank’s or the Holding Company’s actual results to differ materially from those projected in the forward-looking statements made in this document:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;

•

the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	the impacts of the ongoing COVID-19 pandemic;

•	the effects of future economic, business and market conditions;

•	legislative and regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by our regulators;

•

computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Holding Company and the Bank;

•	risks inherent in making loans, such as repayment risks and fluctuating collateral values;

•	governmental monetary and fiscal policies;

•	changes in accounting policies, rules and practices;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by the Holding Company and the Bank;

•	changing trends in customer profiles and behavior;

•	success of acquisitions and operating initiatives, changes in business strategy or development of plans, and management of growth;

•	reliance on senior management, including the ability to attract and retain key personnel;

•	inadequate design or circumvention of disclosure controls and procedures or internal controls; and

•	the timing of, and regulatory and other conditions associated with, the completion of the proposed reorganization.

These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by the Holding Company or the Bank, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and neither the Holding Company nor the Bank undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Holding Company or the Bank to predict which will arise. In addition, neither the Holding Company nor the Bank can assess the impact of each factor on the Holding Company’s or the Bank’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

THE ANNUAL MEETING

This proxy statement/offering circular is being furnished to you as part of the solicitation of proxies by the Board of Directors of the Bank for use at the Annual Meeting to be held on August 17, 2021, and at any adjournment or postponement of the meeting. This proxy statement/offering circular is dated [●], 2021. This proxy statement/offering circular, the notice of the Annual Meeting and accompanying proxy card are being mailed to you on or about [●], 2021.

Date, Time and Place of the Annual Meeting

The Annual Meeting will take place on Tuesday, August 17, 2021 at 6:00 p.m. Eastern Time, at the Fauquier Springs Country Club, 9236 Tournament Drive, Warrenton, Virginia 20186.

Purposes of the Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals: (1) approve the reorganization of the Bank into a holding company form of ownership by approving the Reorganization Agreement and Plan of Share Exchange, dated as of May 27, 2021, between the Bank and the Holding Company, pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company and each outstanding share of common stock of the Bank will be automatically exchanged for one share of common stock of the Holding Company; (2) approve the provision of the Articles of Incorporation of the Holding Company providing that shareholders will not be entitled to cumulative voting rights in the election of directors; (3) approve the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation; (4) elect four directors of the Bank to serve until the 2024 annual meeting of shareholders of the Bank; (5) ratify the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditor for 2021; and (6) approve a proposal to adjourn the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the reorganization proposal.

The Bank knows of no other matters to be brought before the Annual Meeting. If any matter incident to the conduct of the Annual Meeting should be properly brought before the meeting, the persons named in the proxy card will vote in their discretion on such matter.

Recommendation of the Bank Board

The Board of Directors of the Bank believes that the reorganization is in your best interest and recommends that you vote “FOR” approval of the reorganization proposal. The Board also recommends that you vote “FOR” the approval of the provision of the Articles of Incorporation of the Holding Company providing that shareholders will not be entitled to cumulative voting rights in the election of directors; “FOR” the approval of the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation; “FOR” the election of the director nominees named in this proxy statement/offering circular as directors of the Bank to serve until the Bank’s 2024 Annual Meeting; “FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditors for 2021; and “FOR” the proposal to adjourn the Annual Meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the reorganization proposal.

Record Date; Stock Entitled to Vote; Quorum

You are entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record of the Bank as of the close of business on [●], 2021, the record date fixed for the Annual Meeting. As of the close of business on the record date, 2,956,157 shares of the Bank’s common stock were outstanding and entitled to vote at the Annual Meeting. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Abstentions and shares of Bank common stock held in “street name” which have been designated by brokers on proxies as not voted, which are commonly referred to as “broker non-votes,” will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Proxies designated as abstentions or as broker non-votes, however, will not be counted as votes cast and will, therefore, have the same effect as a vote against approval of the reorganization proposal. Failure to vote will also have the same effect as voting against the reorganization proposal. Accordingly, we urge you to vote your shares.

Voting Rights of Shareholders

Shareholders of the Bank’s common stock may cumulate their votes in the election of directors. Cumulative voting entitles every shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock held by such shareholder. A shareholder may cast all of such votes for one director nominee or may distribute such votes among as many nominees as the shareholder thinks fit.

In voting on the approval of the reorganization, the elimination of cumulative voting proposal, the voting standard proposal, the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditors for 2021, the adjournment proposal, and all other matters properly presented at the Annual Meeting, each shareholder is entitled to one vote for each share of Bank common stock held.

Vote Required

Reorganization Proposal. Approval of the reorganization proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank’s common stock. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares on the reorganization proposal unless they receive instructions from the shareholder whose account they hold. A failure to vote, by not returning the enclosed proxy card or not voting by the Internet or telephone or by checking the “Abstain” box on the proxy card or otherwise, will have the same effect as a vote against approval of the reorganization proposal.

Elimination of Cumulative Voting Proposal. Approval of the elimination of cumulative voting proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Bank’s common stock. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares on the elimination of cumulative voting proposal unless they receive instructions from the shareholder whose account they hold. A failure to vote, by not returning the enclosed proxy card or not voting by the Internet or telephone or by checking the “Abstain” box on the proxy card or otherwise, will have the same effect as a vote against approval of the elimination of cumulative voting proposal.

Voting Standard Proposal. Approval of the voting standard proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Bank’s common stock. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares on the voting standard proposal unless they receive instructions from the shareholder whose account they hold. A failure to vote, by not returning the enclosed proxy card or not voting by the Internet or telephone or by checking the “Abstain” box on the proxy card or otherwise, will have the same effect as a vote against approval of the voting standard proposal.

Election of Directors. Nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares in the election of directors unless they receive instructions from the shareholder whose account they hold. If a properly returned proxy is executed in such manner as not to “withhold authority” for the election of any or all the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the four nominees named below. A properly returned proxy indicating “withhold authority” with respect to the election of one or more nominees will not be voted with respect to the director or directors indicated. Broker non-votes will not be counted as votes cast on the proposal and will have no effect on the election of directors.

Ratification of Appointment of Yount, Hyde & Barbour, P.C. The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditor for 2021 will be approved if the votes cast in favor of proposal exceed votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Adjournment Proposal. The adjournment proposal will be approved if the votes cast in favor of proposal exceed votes cast against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

As of the record date for the Annual Meeting, directors and executive officers of the Bank owned in the aggregate approximately 14.59% of the outstanding shares of the Bank’s common stock that may be cast at the meeting. The directors and executive officers of the Bank have indicated they will vote their shares of Bank common stock in favor of all proposals presented at the Annual Meeting and for the four director nominees named below.

Voting and Revocation of Proxies

If you are the record holder of shares of Bank common stock and you sign and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to change the voting instructions or revoke the authority you gave the proxies, you may do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•

you may complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the Annual Meeting or, if hand delivered, before the voting takes place at the Annual Meeting; or

•	if you appointed the proxies by the Internet or telephone, you may go to the same Internet website or use the same telephone number and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•

you may give the Bank’s Secretary a written notice, before the Annual Meeting or, if hand delivered, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•

you may attend the Annual Meeting and vote during the meeting or notify the Bank’s Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the Annual Meeting alone, without voting during the meeting or notifying the Bank’s Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to the Bank’s Secretary at Oak View National Bank, Attention: Secretary, 128 Broadview Avenue, Warrenton, Virginia 20186, and must be received no later than the beginning of the Annual Meeting or, if the Annual Meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by the Bank’s Secretary before the voting takes place at the Annual Meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	Tammy P. Frazier, Chief Financial Officer and Secretary, at 128 Broadview Avenue, Warrenton, Virginia 20186 or at the following telephone number: (540) 359-7100; or

•	Regan & Associates, Inc., at 505 Eighth Avenue, Suite 800, New York, New York 10018, or at the following telephone number: (800) 737-3426.

Voting Shares Held in Accounts with Brokerage and Other Firms

If your shares are held in an account with a broker, bank or other nominee, then your shares are held in “street name.” The firm that holds your shares, or its nominee, is the registered shareholder for purposes of voting at the Annual Meeting, and you are considered the beneficial owner. As beneficial owner, you have the right to direct the firm how to vote the shares held for you, and you must follow the instructions of that firm in order to vote your shares or to change a previously submitted voting instruction. If the firm does not receive instructions from you on how to vote your shares on a non-routine matter, that firm does not have the authority to vote on that matter with respect to your shares. Since you are not the registered owner, you may not vote the shares in person at the Annual Meeting unless you obtain a legal proxy from the firm that holds your shares giving you the right to vote shares registered in its name at the Annual Meeting. Please note that this legal proxy is different from the proxy card or voting instructions you generally receive in the mail. If you wish to vote your shares in person, please contact the firm holding your shares for a legal proxy.

How Shares will be Voted

Shares represented by proxies will be voted at the Annual Meeting as follows:

•	Properly Completed Proxies – Shares represented by a properly-completed proxy that contains voting instructions will be voted in accordance with the voting instructions specified in the proxy.

•

Proxies Without Voting Instructions – Shares represented by proxies that are properly signed and dated but which do not contain voting instructions will be voted in accordance with the Board’s recommendations set forth above.

•

Abstentions – We will count a properly executed proxy marked “Abstain” for purposes of determining whether there is a quorum present at the Annual Meeting, but the shares represented by that proxy will not be voted at the Annual Meeting.

•

Broker Non-votes – Other than with respect to the ratification of the Bank’s independent auditors, your broker, bank or other nominee may not vote your shares for you unless you provide instructions on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct them to vote your shares. If you do not do this, your broker, bank or other nominee may not vote your shares at all.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Bank, including the cost of reimbursing brokers, banks and other nominees for forwarding proxy materials to shareholders. Solicitation of proxies is being made by mail and may be made in person, by telephone, or by electronic mail by directors, officers and employees of the Bank or its subsidiary, acting without any separate compensation for any such solicitations. The Bank has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $10,000.

PROPOSAL 1 – THE REORGANIZATION

The reorganization will be accomplished pursuant to the reorganization agreement, which is attached to this proxy statement/offering circular as Appendix A and incorporated herein by reference. Although we believe that the description in this section covers the material terms of the reorganization and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire proxy statement/offering circular and the other documents we refer to or incorporate by reference in this proxy statement/offering circular for a more complete understanding of the reorganization.

Summary

The formation of a holding company will be accomplished pursuant to the reorganization agreement, whereby Oak View National Bank will become a wholly-owned subsidiary of Oak View Bankshares, Inc., a Virginia corporation formed for the sole purpose of becoming the holding company for the Bank. Under the terms of the reorganization agreement, each outstanding share of Bank common stock will be exchanged, in a tax-free transaction, for one share of Holding Company common stock, and the former holders of Bank common stock will become the holders of all of the outstanding shares of Holding Company common stock, subject to the complete exercise of dissenters’ rights, if any. The Holding Company was incorporated on May 21, 2021 and has no prior operating history. Following the reorganization, it is intended that the Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the reorganization. A copy of the Articles of Incorporation and the Bylaws of the Holding Company are attached as Appendix B and Appendix C, respectively.

Approval of the Proposal

Approval of the reorganization proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank’s common stock. Brokers or banks who hold shares as nominees, or in “street name,” will not have the authority to vote such shares on the reorganization proposal unless they receive instructions from the shareholder whose account they hold. A failure to vote, by not returning the enclosed proxy card or not voting by the Internet or telephone or by checking the “Abstain” box on the proxy card or otherwise, will have the same effect as a vote against approval of the reorganization proposal.

At a meeting held on May 27, 2021, the Bank’s Board of Directors unanimously concluded that the reorganization was in the best interests of the Bank’s shareholders and approved the reorganization agreement.

The Board of Directors of the Bank unanimously recommends that shareholders vote “FOR” approval of the reorganization proposal.

Reasons for the Reorganization

The Bank’s Board of Directors proposed the reorganization to permit greater flexibility and strategic benefits to the Bank and to provide a vehicle for growth and potential geographic diversification. Some of the strategic benefits of the proposed reorganization considered by the Board of Directors include:

•

structural flexibility for expanding to other markets by acquiring other financial institutions, or certain assets and/or liabilities of other financial institutions, when strategic opportunities become available;

•	ability to repurchase stock from existing shareholders as part of the institution’s capital management strategy, when deemed appropriate;

•	ability to raise capital through alternative structures such as senior or subordinated debt;

•	ability to diversify through alternative business investments at the holding company level; and

•	ability to better compete with financial institutions that already have such capabilities.

Bank holding companies may establish or acquire companies engaged in activities closely related to banking. For examples of the types of activities closely related to banking in which bank holding companies are permitted to engage, see “Supervision and Regulation” beginning on page [●].

The Bank’s Board of Directors also believes that the Holding Company may provide additional funding sources for the Bank, as well as better access to diverse money and capital markets. Any capital raised by the Holding Company could then be invested as capital in the Bank. Additionally, the Bank’s Board of Directors believes that a bank holding company will be in a better position to respond to the competitive environment in which the Bank is operating, characterized in large part by the activities of regional and national bank holding companies. In general, the Board of Directors of the Bank believes that operating as a bank holding company will serve the best interests of the shareholders of the Bank.

The Company does not currently have plans to make any alternative business investments, repurchase its stock, raise capital, enter into new business lines, engage in a business combination or otherwise fundamentally change its products or services.

Description of the Reorganization

At the direction of the Bank, on May 21, 2021, the Holding Company was incorporated under the laws of the Commonwealth of Virginia to serve as the holding company of the Bank upon consummation of the reorganization.

The reorganization will be accomplished pursuant to the reorganization agreement, which provides that, contingent upon regulatory and shareholder approvals and other conditions, the reorganization will be accomplished as follows:

•	The Holding Company will file Articles of Share Exchange (including the reorganization agreement) with the Virginia State Corporation Commission (the “Virginia SCC”) to effect the reorganization.

•

Upon the issuance by the Virginia SCC of a Certificate of Share Exchange, each outstanding share of Bank common stock will be automatically converted into and exchanged for one share of Holding Company common stock, and the common shareholders of the Bank will become the common shareholders of the Holding Company (subject to the exercise of dissenters’ rights as explained below).

•

The shares of Bank common stock will be held by the Holding Company at the effective date of the reorganization and will remain the only issued and outstanding shares of Bank common stock after the reorganization.

•

The shareholders of the Holding Company will be those persons who were common shareholders of the Bank immediately prior to the reorganization (subject to dissenters’ rights). The Bank, as a wholly-owned subsidiary of the Holding Company, will continue to carry on its business and activities as conducted immediately prior to the reorganization.

Anticipated Effective Date of the Reorganization

Subject to the receipt of all requisite shareholder and regulatory approvals and the satisfaction of all other conditions to the reorganization, it is anticipated that the reorganization will become effective during the third quarter of 2021. On the effective date of the reorganization, the required Articles of Share Exchange (including the reorganization agreement) will be filed with the Virginia SCC. The Holding Company’s Articles of Incorporation and Bylaws will be the same on and after the effective date of the reorganization as set forth in Appendix B and Appendix C, respectively, until further amended.

Conditions to the Reorganization

The reorganization agreement sets forth a number of conditions which must be met before the reorganization will be consummated, including, among others:

•	approval of the reorganization by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank’s common stock;

•	approvals of the reorganization by the OCC, the Federal Reserve, the Virginia BFI and any other governmental agencies that may be required for the consummation of the reorganization;

•

receipt of either a ruling from the Internal Revenue Service or an opinion of Williams Mullen, legal counsel to the Bank, that the reorganization will be treated as a non-taxable transaction under the Internal Revenue Code of 1986, as amended (the “Code”);

•	the number of shares whose holders have perfected dissenters’ rights represents less than 1% of the Bank’s outstanding common stock; and

•

qualification of the shares of Holding Company common stock to be issued in the reorganization under the Securities Act and the compliance by the Holding Company with all applicable state securities laws relating to the issuance of Holding Company common stock.

Applications for approval of the reorganization were filed with the Federal Reserve, the Virginia BFI and the OCC on [●], 2021. Although there can be no assurance, management has no reason to believe that the required approvals will not be obtained. Approval of the reorganization by the Federal Reserve, the Virginia BFI, the OCC or any other federal or state regulatory agency does not constitute recommendation or endorsement of the reorganization by the Federal Reserve, the Virginia BFI, the OCC or any other regulatory agency.

Optional Exchange of Stock Certificates

After the reorganization, certificates evidencing shares of Bank common stock will represent, by operation of law, shares of Holding Company common stock on the basis of one share of Holding Company common stock for each share of Bank common stock previously owned. Former holders of Bank common stock will not be required to exchange their Bank common stock certificates for Holding Company common stock certificates, but will have the option to do so, unless such holders exercise dissenters’ rights. If you wish to exchange your certificates after the reorganization, you may do so by contacting the Bank’s transfer agent, Computershare, Inc., at 250 Royall Street, Canton, Massachusetts 02021, or by telephone at (800) 368-5948.

Financial Resources of the Holding Company

The Bank does not currently intend to transfer any material amount of funds as a capital contribution to the Holding Company prior to the effective date of the reorganization. Immediately following the reorganization, the assets of the Holding Company, on an unconsolidated basis, will consist of all of the then outstanding shares of Bank common stock. While the Bank may in the future transfer funds to the Holding Company, the amount of funds that may be transferred to the Holding Company by the Bank is subject to a number of factors, including the Holding Company’s and the Bank’s future financial requirements and applicable regulatory restrictions. For further information on the capital resources of the Bank and the Holding Company, see “Historical and Pro Forma Capitalization” on page [●].

Material U.S. Federal Income Tax Consequences

Subject to the limitations, assumptions and qualifications described here, in the opinion of Williams Mullen, counsel to the Bank, the following discussion addresses the material U.S. federal income tax consequences relating to the reorganization to a shareholder of the Bank receiving Holding Company common stock in the reorganization.

Such opinion of counsel is based on certain representations as to factual matters made by the Bank and the Holding Company. The opinion of Williams Mullen is not binding on the IRS and such agency could disagree with the conclusions reached in such opinion. In the event of such disagreements, there can be no assurance that a shareholder or the Bank would prevail in a judicial proceeding. This discussion and the opinion of Williams Mullen are based on currently existing provisions of the Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Bank’s shareholders as described herein. No ruling has been or will be requested from the IRS with respect to the tax effects of the reorganization.

No information is provided with respect to the tax consequences of the reorganization under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to corporations, partnerships and trusts; dealers in securities; financial institutions; insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities; persons who are subject to alternative minimum tax; persons who acquired shares of Bank common stock by exercising employee stock options, the vesting of restricted stock units or otherwise as compensation; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a straddle, conversion or hedging transaction, synthetic security or other integrated investment or risk reduction transaction.

The reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code.

The Bank’s shareholders will not recognize any gain or loss as a result of the proposed reorganization, to the extent they exchange shares of Bank common stock solely for shares of Holding Company common stock. A shareholder’s aggregate tax basis in the shares of Holding Company common stock will equal his or her aggregate tax basis in the shares of Bank common stock. The holding period for those shares of Holding Company common stock will include the shareholder’s holding period for his or her shares of Bank common stock, if those shares are held as a capital asset at the time of the reorganization.

A holder of Bank common stock who exercises his or her dissenters’ rights, and as a result of which receives only cash, will be treated as having received such cash in redemption of such stock. A Bank shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such shares. The gain or loss will be capital gain provided that the Bank shares were held as capital assets and will be long term capital gain or loss if the Bank shares have been held for more than one year at the time of the reorganization.

Upon consummation of the reorganization, no gain or loss will be recognized by the Holding Company or the Bank.

The above discussion of federal income tax consequences is a summary of general information and does not cover all of the tax considerations that may be relevant to Bank shareholders in light of their particular circumstances. We urge you to consult your own tax advisors with regard to federal, state and local tax consequences that may be applicable to you.

Rights of Dissenting Shareholders

Shareholders who dissent from the reorganization may be entitled to receive the value of their shares of Bank common stock in cash instead of receiving Holding Company common stock. A vote against the reorganization will not, by itself, satisfy all of the requirements for a dissenting shareholder to receive the value of his or her shares. The specific details of the steps a shareholder must follow to exercise his or her dissenters’ right are detailed in Sections 215(a) and 215a-2 of the National Bank Act and 12 C.F.R. Section 5.32 of the OCC regulations, which are attached to this proxy statement/offering circular as Appendix E, and outlined below. The following summary is qualified in its entirety by reference to the full text of the applicable statutes and regulations set forth in Appendix E.

To assert dissenters’ rights, a shareholder must first either (i) vote AGAINST the reorganization proposal at the Annual Meeting, or (ii) deliver a written notice that the shareholder dissents from the reorganization to the Chief Executive Officer of the Bank before the vote on the reorganization is taken. If a shareholder has delivered the written notice of dissent, he or she is not required to vote his or her shares against the reorganization, but must simply refrain from voting his or her shares in favor of the reorganization. In addition, within 30 days after the date of consummation of the reorganization, the dissenting shareholder must confirm in writing his or her dissent to the reorganization and surrender his or her Bank stock certificates (if physical certificates are held) to the Bank. Such notice should be addressed to Tammy P. Frazier, Chief Financial Officer and Secretary, at 128 Broadview Avenue, Warrenton, Virginia 20186 or at the following telephone number: (540) 359-7100.

The value of the shares of any dissenting shareholders who follow all of the steps above will be determined, as of the effective date of the reorganization, by an appraisal committee of three persons. The committee shall be comprised of one representative appointed by the majority of dissenting shareholders entitled to receive payment in cash, one representative appointed by the directors of the Bank, and one representative selected by the two other representatives so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five (5) days after being notified of the appraised value of his or her shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of that shareholder. If, within ninety (90) days from the date of completion of the reorganization, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expense of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the Bank.

The dissenting shareholder(s) may also be entitled to receive additional compensation. The shares of Bank common stock that would have been delivered to the dissenting shareholder must be sold at public auction or by some other method of sale approved by the OCC. If the shares are sold at a price greater than the amount paid to the dissenting shareholder(s), the excess of such sale price will also be paid to the dissenting shareholder(s).

Market for the Common Stock

Bank common stock is quoted on the OTC Markets Group’s OTC Pink market under the symbol “OAKV.” The last reported closing sale price of Bank common stock on the OTC Pink market was $[●] per share on [●], 2021. The table below sets forth the range of high and low bid quotations for Bank common stock for the period indicated as reported by the OTC Pink market. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	2021		2020		2019
Period	High	Low	High	Low	High	Low
First Quarter	$9.45	$7.50	$9.89	$6.51	$8.54	$7.45
Second Quarter (through June 8, 2021)	$9.45	$8.90	$7.20	$5.63	$9.00	$7.52
Third Quarter	—	—	$6.00	$5.37	$9.50	$8.75
Fourth Quarter	—	—	$8.00	$5.70	$10.25	$9.27

Dividend Policy

The Bank’s most recent dividend of $0.04 per share was paid on February 16, 2021. Any future determination as to payment of cash dividend will be at the discretion of the Board of Directors of the Holding Company and will depend on the Bank’s and the Holding Company’s earnings, financial condition, capital requirements and other factors relevant to the Holding Company Board. The Bank’s ability to pay dividends may be restricted by federal banking law and the regulations of the OCC and the FDIC. For more information, please see the sections of this proxy statement/offering circular titled “Comparison of the Rights of Shareholders – Dividend Rights” on page [●] and “Supervision and Regulation – Oak View Bankshares, Inc. – Limits on Dividends and Other Payments” on page [●].

Amendment, Termination or Waiver

The Boards of Directors of the Bank and the Holding Company may cause the reorganization agreement to be amended or terminated if such Boards determine for any reason that an amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the consummation of the reorganization, whether before or after shareholder approval of the reorganization proposal, provided that no such amendment may be made to the reorganization agreement after shareholder approval if such amendment would (i) change the amount or kind of securities to be issued by the Holding Company or received under the reorganization agreement by the shareholders of the Bank and the Holding Company and (ii) be materially adverse to the Bank, the Holding Company or their shareholders. Additionally, any of the terms or conditions of the reorganization agreement may be waived by the party that is entitled to the benefit thereof.

Management and Operations After the Reorganization

On the effective date of the reorganization, the Holding Company will become the parent holding company for the Bank. The Board of Directors of the Holding Company is currently comprised of the same individuals who serve as directors of the Bank. The Holding Company Board is divided into three classes, and directors are elected to serve staggered three-year terms. The classes into which the directors are divided are as follows:

Class I (2023)	Class II (2024)	Class III (2022)

Randolph S. E. Carter	Kevin A. Lee	Earl H. Douple, Jr.
Michael A. Ewing	Norris A. L. Royston, Jr., M.D.	Alvin F. Henry
Mark J. Ohrstrom	Jean L. Taylor	Hanna L. Rodriguez
Sarah J. Yakel	Donald R. Yowell	Randall L. West

The directors in Class I will serve until the 2023 annual meeting of shareholders of the Holding Company, and the Class II and Class III directors will serve until the 2024 and 2022 annual meetings, respectively.

The Board of Directors, officers and employees of the Bank will not change as a result of the reorganization. Following the reorganization, the Bank will keep its existing name and office locations and will continue to carry on its banking businesses in the same manner as before the reorganization.

Earl H. Douple, Jr., the current Chairman of the Board of the Bank, also serves as Chairman of the Board of the Holding Company. Michael A. Ewing, the Chief Executive Officer and Vice Chairman of the Bank, also serves as the Chief Executive Officer and Vice Chairman of the Holding Company. Kevin A. Lee, the President of the Bank, also serves as President of the Holding Company. Tammy P. Frazier, Executive Vice President and Chief Financial Officer of the Bank, also serves as Executive Vice President and Chief Financial Officer of the Holding Company. Colin D. Borgstrom, Executive Vice President and Chief Operations Officer of the Bank, also serves as Executive Vice President and Chief Operations Officer of the Holding Company.

For more information about the directors and executive officers of the Holding Company and the Bank, see “Proposal 4 – Election of Directors” on page [●].

Differences in Shareholder Rights as a Result of the Reorganization

If the proposed reorganization is consummated, shareholders of the Bank will become shareholders of the Holding Company and, accordingly, will be governed by the VSCA and the Holding Company’s Articles of Incorporation and Bylaws. Copies of the Articles of Incorporation and Bylaws of the Holding Company are attached as Appendix B and Appendix C, respectively, to this proxy statement/offering circular. As summary of the material differences in shareholder rights that will arise as a result of the reorganization is set forth in the section titled “Comparison of the Rights of Shareholders” beginning on page [●].

Supervision and Regulation

The Bank currently is subject to regulation and examination by the OCC, and it will continue to be subject to such regulation and examination after the reorganization. In addition, the Holding Company will be subject to regulation by the Federal Reserve and the Virginia BFI. See “Supervision and Regulation” beginning on page [●] for additional information.

Financial Accounting Treatment

The reorganization will be accounted for as a reorganization under common control and the assets, liabilities and shareholders’ equity of the Bank immediately prior to the reorganization will be carried forward on either separate or consolidated financial statements of the Bank and the Holding Company after the reorganization at the amounts carried on their respective books at the effective date of the reorganization. Therefore, the consolidated capitalization, assets, liabilities, income and other financial data of the Holding Company immediately following the reorganization will be substantially the same as those of the Bank immediately prior to the reorganization, and, after the reorganization, will be shown in the Holding Company’s consolidated financial statements at the Bank’s historical recorded values. Because the reorganization will not result in a change in such financial statements, this proxy statement/offering circular does not include financial statements of the Holding Company.

HISTORICAL AND PRO FORMA CAPITALIZATION

The tables below set forth the capitalization of the Bank as of December 31, 2020, and the pro forma capitalization of the Bank and the Holding Company as of such date as adjusted to reflect the consummation of the reorganization.

	Bank	Holding Company
Prior to the Reorganization (1)
Number of Shares of Capital Stock Authorized:
Common Stock	10,000,000	10,000,000
Preferred Stock	2,000,000	2,000,000
Issued and Outstanding:
Common Stock	2,896,502	100
Preferred Stock	—	—
Shareholders’ Equity:
Common Stock	$2,896,502	$
Preferred Stock	—	—
Additional Paid-in Capital	17,538,003	—
Retained Earnings	5,879,143	—
Accumulated Other Comprehensive Income	—	—
Total Equity Capital	$26,313,648	$100

	Bank	Consolidated
After the Reorganization (2)
Number of Shares of Capital Stock Authorized:
Common Stock	10,000,000	10,000,000
Preferred Stock	2,000,000	2,000,000
Issued and Outstanding:
Common Stock	2,896,502	2,896,502
Preferred Stock	—	—
Shareholders’ Equity:
Common Stock	$2,896,502	$2,896,502
Preferred Stock	—	—
Additional Paid-in Capital	17,538,003	17,538,003
Retained Earnings	5,879,143	5,879,143
Accumulated Other Comprehensive Income	—	—
Total Equity Capital	$26,313,648	$26,313,648

(1)	In order to capitalize the Holding Company, the Bank purchased 100 shares of Holding Company common stock at $1.00 per share. These shares will be canceled upon consummation of the reorganization.
(2)

On the effective date of the reorganization, each of the issued and outstanding shares of Bank common stock ($1.00 par value) will be converted into and become one share of Holding Company common stock ($1.00 par value), and the shareholders of the Bank will thereupon become shareholders of the Holding Company (subject to the exercise of dissenters’ rights). The Holding Company will then own all of the outstanding shares of Bank common stock. Expenses of forming the Holding Company have not been included.

OAK VIEW BANKSHARES, INC.

General

Oak View Bankshares, Inc. was incorporated under the laws of Virginia on May 21, 2021 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the outstanding shares of Bank common stock. On [●], 2021, the Holding Company filed an application with the Federal Reserve for prior approval to become a bank holding company and to acquire the outstanding stock of the Bank. The Holding Company has not yet engaged in business activity, and there are no current plans to engage in any activities other than acting as a holding company of the Bank.

The Holding Company owns no properties and therefore, as necessary, will use the Bank’s existing premises, facilities and personnel. The Holding Company’s needs in this regard are expected to be minimal, and the Holding Company will reimburse the Bank for such expenses. The Holding Company’s offices will be located in the Bank’s offices at 128 Broadview Avenue, Warrenton, Virginia 20186, and its telephone number will be the same as that of the Bank: (540) 359-7100. The Holding Company does not, therefore, contemplate any substantial expenditures for equipment, office space, or additional personnel prior to consummation of the reorganization or for the foreseeable future.

Directors and Executive Officers

The directors and executive officers of the Bank also serve as directors and executive officers of the Holding Company. For additional information regarding the directors and executive officers of the Holding Company and the Bank, see “Proposal 1 – The Reorganization – Management and Operations After the Reorganization” on page [●], and “Proposal 4 – Election of Directors” on page [●].

Legal Proceedings

The Holding Company is not a party to any pending legal proceedings before any court, administrative agency or other tribunal. Further, the Holding Company is not aware of any material litigation that is threatened against it or the Bank in any court, administrative agency or other tribunal.

Description of Holding Company Capital Stock

Shareholders of the Holding Company after the reorganization will be entitled to one vote per share on all matters submitted to shareholders. Shareholders will not possess cumulative voting rights with respect to the election of directors nor preemptive rights for the purchase of additional shares. Shareholders of the Holding Company will be entitled to receive such dividends as may be declared by the Board of Directors of the Holding Company and, in the event of liquidation or dissolution, to receive the net assets of the Holding Company in proportion to their respective holdings, subject to the preferences of preferred stock, if applicable.

The Holding Company will be authorized to issue 10,000,000 shares of common stock, par value $1.00 per share. The shares of Holding Company common stock issued upon the consummation of the reorganization will be fully paid and non-assessable when issued.

The Holding Company will also be authorized to issue 2,000,000 shares of preferred stock, par value $5.00 per share. The Board of Directors of the Holding Company is authorized pursuant to the Articles of Incorporation of the Holding Company (see Appendix B attached hereto) to assign preferences, rights and limitations to the shares of preferred stock when they are issued. This authority gives the Holding Company’s Board of Directors flexibility in the structuring and financing of acquisitions and other strategic initiatives. The Holding Company will also be able to use the preferred stock to help deter hostile takeover attempts by assigning certain rights and preferences to the preferred stock that will make it more difficult for a third party to gain control of the Holding Company. There are currently no plans to issue shares of preferred stock of the Holding Company following the reorganization.

See “Comparison of the Rights of Shareholders” on page [●] for a discussion of the material differences between the rights and privileges of the shareholders of the Holding Company and the Bank.

OAK VIEW NATIONAL BANK

General

Oak View National Bank is a national bank organized under the National Bank Act and headquartered in Warrenton, Virginia. The Bank’s core business strategy involves providing superior customer service, with local decision makers facilitating the transactions. The Bank’s experienced senior bank officers focus on the relationship with each customer and strive to bring value to all phases of a customer’s business and personal banking needs. To develop this strategy, the Bank’s focus has been to establish relationships with key customers in the community and centers of influence that can create business opportunities. The Bank’s officers and directors have decades of banking experience and relationships in our market areas.

As of March 31, 2021, the Bank had total assets of approximately $299.6 million, total loans of approximately $240.3 million, total deposits of approximately $254.3 million, and shareholders’ equity of approximately $27.0 million.

The Bank’s principal office is located at 128 Broadview Avenue, Warrenton, Virginia 20186, and the main telephone number is (540) 359-7100. Our website is located at www.oakviewbank.com. Information contained on the Bank’s website does not constitute part of, and is not incorporated into, this proxy statement/offering circular. Oak View’s common stock is quoted on the OTC Markets Group’s OTC Pink market under the symbol “OAKV.”

Market Area

The Bank’s market area principally includes Fauquier County, Culpeper County and neighboring communities, and is located approximately 50 miles southwest of Washington, D.C. The market area served by the Bank is supported by the nearby presence of the federal government and generally includes strong household incomes and high population growth.

Properties

The Bank operates three full-service banking offices located in Culpeper, Marshall and Warrenton, Virginia and one loan production office located in Washington, Virginia.

The Culpeper branch is located 450 James Madison Highway in Culpeper, Virginia in a building owned by the Bank.

The Marshall branch is located 4174-D Old Stockyard Road in Marshall, Virginia in a building owned by the Bank.

The Warrenton branch is located at 128 Broadview Avenue in Warrenton, Virginia in a building owned by the Bank.

Raw land located at 340 Waterloo Street, Warrenton, Virginia was purchased in May 2021 for a future branch location.

The Bank believes all of its properties are in good operating condition and are adequate for its present and anticipated future needs.

Employees

At March 31, 2021, the Bank had 47 full-time equivalent employees and five part-time employees. None of the Bank’s employees are represented by any collective bargaining unit. The Bank considers relations with its employees to be good.

Legal Proceedings

In the ordinary course of its operations, the Bank is a party to various legal proceedings from time to time. Based on the information presently available, management believes that the ultimate outcome of such proceedings, in the aggregate, will not have a material adverse effect on the business or financial condition of the Bank.

Description of Bank Capital Stock

The capital stock of the Bank consists of (i) 10,000,000 shares common stock, par value $1.00 per share, authorized, with 2,956,157 shares issued and outstanding as of [●], 2021, the record date, and (ii) 2,000,000 shares of preferred stock, par value $5.00 per share, authorized, with no shares of preferred stock issued and outstanding as of the record date. The outstanding shares of Bank common stock are fully paid and non-assessable. The Bank’s Board is authorized to assign preferences, rights and limitations to the shares of preferred stock when they are issued. The Bank does not currently have any plans to issue shares of preferred stock.

See “Comparison of the Rights of Shareholders” beginning on page [●] for a discussion of the material differences between the rights and privileges of the shareholders of the Holding Company and the Bank.

SUPERVISION AND REGULATION

Set forth below is a brief description of certain laws and regulations which relate to the regulation of the Holding Company and the Bank in a post-reorganization regulatory environment. The discussion addresses certain laws pertaining to bank holding companies and national banks. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Proposals to change the laws and regulations governing the banking industry are frequently raised in the U.S. Congress, in state legislatures, and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on the Holding Company and the Bank are impossible to determine with any certainty. A change in applicable laws or regulations, or a change in the way such laws or regulations are interpreted by regulatory agencies or courts, may have a material impact on the business, operations, and earnings of the Holding Company and the Bank.

The Holding Company

General. Upon consummation of the reorganization, the Holding Company will be a one-bank holding company registered under the BHC Act, and will be subject to the regulation, examination and supervision of the Federal Reserve. The Holding Company will also be registered under the bank holding company laws of Virginia and will be subject to the supervision, regulation and examination of the Virginia BFI.

The Bank will continue to be a national bank after the reorganization and will be subject to oversight and supervision by the OCC, the Federal Reserve and the FDIC. Depository institutions, including the Bank, are subject to extensive federal and state regulations that significantly affect their business and activities. Regulatory bodies have broad authority to implement standards and initiate proceedings designed to prohibit depository institutions from engaging in unsafe and unsound banking practices. The standards relate generally to operations and management, asset quality, interest rate exposure, and capital. The agencies are authorized to take action against institutions that fail to meet such standards.

Permitted Activities. The permitted activities of a bank holding company are limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be so closely related to banking, or managing or controlling banks, as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition, and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.

Banking Acquisitions; Changes in Control. The BHC Act and related regulations require, among other things, the prior approval of the Federal Reserve in any case where a bank holding company proposes to (i) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless it already owns a majority of such voting shares), (ii) acquire all or substantially all of the assets of another bank or bank holding company, or (iii) merge or consolidate with any other bank holding company. In determining whether to approve a proposed acquisition, the Federal Reserve will consider, among other factors, the following: the effect of the acquisition on competition; the public benefits expected to be received from the acquisition; any outstanding regulatory compliance issues of any institution that is a party to the transaction; the projected capital ratios and levels on a post-acquisition basis; the financial condition of each institution that is a party to the transaction and of the combined institution after the transaction; the parties’ managerial resources, as well as risk management and governance processes and systems; the parties’ compliance with the Bank Secrecy Act and anti-money laundering requirements; and the acquiring institution’s performance under the Community Reinvestment Act of 1977 (“CRA”) and its compliance with fair housing and other consumer protection laws.

Subject to certain exceptions, the BHC Act and the Change in Bank Control Act, together with applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company’s acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. Under the Change in Bank Control Act, a rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either (i) the institution has registered its securities with the Securities and Exchange Commission (the “SEC”) under Section 12 of the Exchange Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the acquisition.

In addition, Virginia law requires the prior approval of the Virginia BFI for (i) the acquisition by a Virginia bank holding company of more than 5% of the voting shares of a Virginia bank or a Virginia bank holding company, or (ii) the acquisition by any other person of control of a Virginia bank holding company or a Virginia bank.

Source of Strength. Federal Reserve policy has historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) codified this policy as a statutory requirement. Under this requirement, the Holding Company will be expected to commit resources to support the Bank, including at times when the Holding Company may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Safety and Soundness. There are a number of obligations and restrictions imposed on bank holding companies and their subsidiary banks by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance fund in the event of a depository institution insolvency, receivership, or default. For example, under the Federal Deposit Insurance Company Improvement Act of 1991, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any subsidiary bank that may become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal bank regulatory agency up to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

Under the Federal Deposit Insurance Act (“FDIA”), the federal bank regulatory agencies have adopted guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to capital management, internal controls and information systems, internal audit systems, information systems, data security, loan documentation, credit underwriting, interest rate exposure and risk management, vendor management, corporate governance, and asset growth, as well as compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines.

Capital Requirements. The Federal Reserve imposes certain capital requirements on bank holding companies under the BHC Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “– The Bank – Capital Requirements.” Subject to its capital requirements and certain other restrictions, the Holding Company will be able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid by the Bank to the Holding Company.

Limits on Dividends and Other Payments. The Holding Company is a legal entity, separate and distinct from the Bank. A significant portion of the revenues of the Holding Company will be derived from dividends paid to it by the Bank. There are various legal limitations that will be applicable to the payment of dividends by the Bank to the Holding Company and to the payment of dividends by the Holding Company to its shareholders. The Bank will be subject to various statutory and regulatory restrictions on its ability to pay dividends to the Holding Company. The OCC has advised that a national bank should generally pay dividends only out of current operating earnings. Under current regulations, prior regulatory approval is required if cash dividends declared by the Bank in any given year exceed net income for that year, plus retained net profits of the two preceding years. The payment of dividends by the Bank or the Holding Company may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have the authority to prohibit the Bank or the Holding Company from engaging in an unsafe or unsound practice in conducting its respective business. The payment of dividends, depending on the financial condition of the Bank or the Holding Company, could be deemed to constitute such an unsafe or unsound practice.

Under the FDIA, insured depository institutions, such as the Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distributions, the institution would become “undercapitalized” (as such term is used in the statute). Based on the Bank’s current financial condition, it is not expected that this provision will have any impact on the Holding Company’s ability to receive dividends from the Bank.

In addition, the Holding Company’s ability to pay dividends is limited by restrictions imposed by the VSCA on Virginia corporations. In general, dividends paid by a Virginia corporation may be paid only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation’s articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of shareholders whose preferential rights are superior to those receiving the distribution.

The Bank

General. The Bank is supervised and regularly examined by the OCC. The various laws and regulations administered by the OCC and the other bank regulatory agencies affect corporate practices, such as the payment of dividends, incurrence of debt, and acquisition of financial institutions and other companies; they also affect business practices, such as the payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices. Certain of these laws and regulations are referenced above under “– The Holding Company.”

Capital Requirements. The OCC and the other federal bank regulatory agencies have issued risk-based and leverage capital guidelines applicable to U.S. banking organizations. Those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth.

The federal banking agencies have adopted final rules regarding capital requirements and calculations of risk-weighted assets to implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act (the “Basel III Capital Rules”).

The Basel III Capital Rules require banks and bank holding companies to comply with the following minimum capital ratios: (i) a ratio of common equity Tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7%); (ii) a ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (effectively resulting in a minimum Tier 1 capital ratio of 8.5%); (iii) a ratio of total capital to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (effectively resulting in a minimum total capital ratio of 10.5%); and (iv) a leverage ratio of 4%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

To be “well capitalized” under the “prompt corrective action” regulations, a bank must have the following minimum capital ratios: (i) a common equity Tier 1 capital ratio of at least 6.5%; (ii) a Tier 1 capital to risk-weighted assets ratio of at least 8.0%; (iii) a total capital to risk-weighted assets ratio of at least 10.0%; and (iv) a leverage ratio of at least 5.0%.

On August 28, 2018, the Federal Reserve issued an interim final rule required by the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018, which was signed into law on May 24, 2018 (the “EGRRCPA”), that expands the applicability of the Federal Reserve’s small bank holding company policy statement (the “SBHC Policy Statement”) to bank holding companies with total consolidated assets of less than $3 billion (up from the prior $1 billion threshold). Under the SBHC Policy Statement, qualifying bank holding companies have additional flexibility in the amount of debt they can issue and are also exempt from the Basel III Capital Rules (subsidiary depository institutions of qualifying bank holding companies are still subject to capital requirements). After the reorganization, the Holding Company will have less than $3 billion in total consolidated assets and will qualify under the revised SBHC Policy Statement. However, the Holding Company does not currently intend to issue a material amount of debt or take any other action that would cause its capital ratios to fall below the minimum ratios required by the Basel III Capital Rules.

On September 17, 2019 the FDIC finalized a rule that introduced an optional simplified measure of capital adequacy for qualifying community banking organizations, referred to as, the community bank leverage ratio (“CBLR”) framework, as required by the EGRRCPA. The CBLR framework is designed to reduce burden by removing the requirements for calculating and reporting risk-based capital ratios for qualifying community banking organizations that opt into the framework.

In order to qualify for the CBLR framework, a community banking organization must have a tier 1 leverage ratio of greater than 9%, less than $10 billion in total consolidated assets, and limited amounts of off-balance-sheet exposures and trading assets and liabilities. A qualifying community banking organization that opts into the CBLR framework and meets all requirements under the framework will be considered to have met the well-capitalized ratio requirements under the Prompt Corrective Action regulations and will not be required to report or calculate risk-based capital. The CBLR framework was made available for community banking organizations to use in their March 31, 2020 Call Report. These CBLR rules were modified in response to the COVID-19 pandemic. See “– Coronavirus Aid, Relief, and Economic Security Act and Consolidated Appropriations Act, 2021” below. The Bank opted into the CBLR framework effective March 31, 2020 and its CBLR was 9.22% as of such date.

Prompt Corrective Action. Federal banking regulators are authorized and, under certain circumstances, required to take certain actions against banks that fail to meet their capital requirements. The federal bank regulatory agencies have additional enforcement authority with respect to undercapitalized depository institutions. “Well capitalized” institutions may generally operate without additional supervisory restriction. With respect to “adequately capitalized” institutions, such banks (i) cannot normally pay dividends or make any capital contributions that would leave it undercapitalized, (ii) cannot pay a management fee to a controlling person if, after paying the fee, it would be undercapitalized, and (iii) cannot accept, renew, or roll over any brokered deposit unless the bank has applied for and been granted a waiver by the FDIC.

Immediately upon becoming “undercapitalized,” a depository institution becomes subject to the provisions of Section 38 of the FDIA, which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the DIF, subject in certain cases to specified procedures. These discretionary supervisory actions include: (a) requiring the institution to raise additional capital; (b) restricting transactions with affiliates; (c) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (d) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions. The Bank met the definition of being “well capitalized” as of March 31, 2021.

Deposit Insurance. The deposits of the Bank are insured up to applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC and are subject to deposit insurance assessments based on average total assets minus average tangible equity to maintain the DIF. The basic limit on FDIC deposit insurance coverage is $250,000 per depositor. Under the FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations as an insured depository institution, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC, subject to administrative and potential judicial hearing and review processes. As required by the Dodd-Frank Act, the FDIC has adopted a large-bank pricing assessment structure, set a target “designated reserve ratio” of 2 percent for the DIF, in lieu of dividends, provides for a lower assessment rate schedule, when the reserve ratio reaches 2 percent and 2.5 percent. An institution’s assessment rate is based on a statistical analysis of financial ratios that estimates the likelihood of failure over a three-year period, which considers the institution’s weighted average CAMELS component rating. The CAMELS component is a supervisory rating system designed to reflect financial and operational risks that a bank may face, including capital adequacy, asset quality, management capability, earnings, liquidity and sensitivity to market risk (“CAMELS”).

Transactions with Affiliates. Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of the Bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an affiliate generally must be collateralized and certain transactions between the Bank and its affiliates, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable nonaffiliated transactions. In addition, the Bank generally may not purchase securities issued or underwritten by affiliates.

Loans to executive officers, directors, or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of a bank, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and their corresponding regulations (Regulation O) and Section 13(k) of the Exchange Act relating to the prohibition on personal loans to executives (which exempts financial institutions in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act). Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the Board of Directors. Section 22(h) of the Federal Reserve Act prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the Bank’s unimpaired capital and unimpaired surplus. Section 22(g) of the Federal Reserve Act identifies limited circumstances in which the Bank is permitted to extend credit to executive officers.

Community Reinvestment Act. The Bank is subject to the requirements of the CRA. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of the local communities, including low- and moderate-income neighborhoods. The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting such credit needs. In addition, in order for a bank holding company, like the Holding Company, to commence any new activity permitted by the BHC Act, or to acquire any company engaged in any new activity permitted by the BHC Act, each insured depository institution subsidiary of the bank holding company must have received a rating of at least “satisfactory” in its most recent examination under the CRA. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” The Bank received a “satisfactory” CRA rating in its most recent examination.

On June 5, 2020, the OCC published a final rule, effective October 1, 2020, to modernize the agency’s regulations under the CRA. The rule (i) clarifies which activities qualify for CRA credit and (ii) requires banks to identify an additional assessment area based on where they receive a significant portion of their domestic retail products, thus creating two assessment areas: a deposit-based assessment area and a facility-based assessment area. Further, on November 24, 2020, the OCC issued a proposed rule to establish the agency’s proposed approach to determine the CRA evaluation measure benchmarks, retail lending distribution test thresholds, and community development minimums under the general performance standards set forth in the June 2020 final rule. The Bank is evaluating what impact this new rule will have on its operations.

LIBOR and Other Benchmark Rates. Following the announcement by the U.K.’s Financial Conduct Authority in July 2017 that it will no longer persuade or require banks to submit rates for the London InterBank Offered Rate (“LIBOR”) after 2021, central banks and regulators around the world have commissioned working groups to find suitable replacements for Interbank Offered Rates and other benchmark rates and to implement financial benchmark reforms more generally. These actions have resulted in uncertainty regarding the use of alternative reference rates and could cause disruptions in a variety of markets, as well as adversely impact the Holding Company’s and Bank’s business, operations and financial results.

In November 2020, the administrator of LIBOR announced it will consult on its intention to extend the retirement date of certain offered rates whereby the publication of the one week and two month LIBOR offered rates will cease after December 31, 2021; but, the publication of the remaining LIBOR offered rates will continue until June 30, 2023. Given consumer protection, litigation, and reputation risks, federal bank regulators have indicated that entering into new contracts that use LIBOR as a reference rate after December 31, 2021, would create safety and soundness risks and that they will examine bank practices accordingly. Therefore, the agencies encouraged banks to cease entering into new contracts that use LIBOR as a reference rate as soon as practicable and in any event by December 31, 2021.

Confidentiality of Customer Information. The Holding Company and the Bank are subject to various laws and regulations that address the privacy of nonpublic personal financial information of customers. A financial institution must provide to its customers information regarding its policies and procedures with respect to the handling of customers’ personal information. Each institution must conduct an internal risk assessment of its ability to protect customer information. These privacy laws and regulations generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated parties without prior notice and approval from the customer.

Anti-Money Laundering Laws and Regulations. The Holding Company and the Bank are subject to several federal laws that are designed to combat money laundering, terrorist financing, and transactions with persons, companies or foreign governments designated by U.S. authorities (“AML laws”). This category of laws includes the Bank Secrecy Act of 1970, the Money Laundering Control Act of 1986, the USA PATRIOT Act of 2001, and the Anti-Money Laundering Act of 2020.

The AML laws and their implementing regulations require insured depository institutions, broker-dealers, and certain other financial institutions to have policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing. The AML laws and their regulations also provide for information sharing, subject to conditions, between federal law enforcement agencies and financial institutions, as well as among financial institutions, for counter-terrorism purposes. Federal banking regulators are required, when reviewing bank holding company acquisition and bank merger applications, to take into account the effectiveness of the anti-money laundering activities of the applicants. To comply with these obligations, the Bank has implemented appropriate internal practices, procedures, and controls.

Office of Foreign Assets Control. The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Treasury, is responsible for helping to ensure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. If the Bank finds a name of an “enemy” of the United States on any transaction, account, or wire transfer that is on an OFAC list, it must freeze such account or place transferred funds into a blocked account, and report it to OFAC. Failure to comply with OFAC requirements could have serious legal, financial and reputational consequences for the Holding Company and the Bank.

Consumer Financial Protection. The Bank is subject to a number of other federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Servicemembers’ Civil Relief Act, Secure and Fair Enforcement for Mortgage Licensing Act, laws governing flood insurance, federal and state laws prohibiting unfair and deceptive business practices, foreclosure laws, and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans, and providing other services. If the Bank fails to comply with these laws and regulations, it may be subject to various penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required bank regulatory approval for merger or acquisition transactions the Bank may wish to pursue or being prohibited from engaging in such transactions even if approval is not required.

The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau (“CFPB”), and giving it responsibility for implementing, examining, and enforcing compliance with federal consumer protection laws. The CFPB focuses on (i) risks to consumers and compliance with the federal consumer financial laws; (ii) the markets in which firms operate and risks to consumers posed by activities in those markets; (iii) depository institutions that offer a wide variety of consumer financial products and services; and (iv) non-depository companies that offer one or more consumer financial products or services. The CFPB is responsible for implementing, examining and enforcing compliance with federal consumer financial laws for institutions with more than $10 billion of assets. While the Bank, like all banks, is subject to federal consumer protection rules enacted by the CFPB, because the Bank has total assets of less than $10 billion, the OCC oversees the application to the Bank of most consumer protection aspects of the Dodd-Frank Act and other laws and regulations.

The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive, or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB may also institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or injunction. Further, regulatory positions taken by the CFPB with respect to financial institutions with more than $10 billion in assets may influence how other regulatory agencies apply the subject consumer financial protection laws and regulations.

Mortgage Banking Regulation. In connection with making mortgage loans, the Bank is subject to rules and regulations that, among other things, establish standards for loan origination, prohibit discrimination, provide for inspections and appraisals of property, require credit reports on prospective borrowers, in some cases restrict certain loan features and fix maximum interest rates and fees, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered, and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution and income level. The Bank is also subject to rules and regulations that require the collection and reporting of significant amounts of information with respect to mortgage loans and borrowers.

The Bank’s mortgage origination activities are subject to Regulation Z, which implements the Truth in Lending Act. Certain provisions of Regulation Z require creditors to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Creditors are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the creditor to consider the following eight underwriting factors when making the credit decision: (i) current or reasonably expected income or assets; (ii) current employment status; (iii) the monthly payment on the covered transaction; (iv) the monthly payment on any simultaneous loan; (v) the monthly payment for mortgage-related obligations; (vi) current debt obligations, alimony, and child support; (vii) the monthly debt-to-income ratio or residual income; and (viii) credit history. Alternatively, the creditor can originate “qualified mortgages,” which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years. In addition, to be a qualified mortgage, the points and fees paid by a consumer cannot exceed 3% of the total loan amount, and the consumer’s debt-to-income ratio (“DTI”) must be below the prescribed threshold. Qualified mortgages that are “higher-priced” (e.g. subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not “higher-priced” (e.g. prime loans) are given a safe harbor of compliance. Small creditors, as described below, may originate qualified mortgages that are not restricted by the specific DTI threshold (however, the DTI must still be considered). Small creditors are those financial institutions that meet the following requirements: (i) have assets below $2 billion (adjustable annually by CFPB); (ii) originated no more than 2,000 first-lien, closed-end residential mortgages subject to the ability-to-repay requirements in the preceding calendar year; and (iii) hold the qualified mortgage loan in its portfolio after origination. The Bank, as a small creditor, does comply with the “qualified mortgage rules” and the other applicable Truth in Lending requirements.

Incentive Compensation. In 2010, the federal bank regulatory agencies issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of financial institutions do not undermine the safety and soundness of such institutions by encouraging excessive risk-taking. The Interagency Guidance on Sound Incentive Compensation Policies, which covers all employees that have the ability to materially affect the risk profile of financial institutions, either individually or as part of a group, is based upon the key principles that a financial institution’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the institution’s ability to effectively identify and manage risks; (ii) be compatible with effective internal controls and risk management; and (iii) be supported by strong corporate governance, including active and effective oversight by the financial institution’s Board of Directors.

The Federal Reserve and the OCC will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of financial institutions, such as the Holding Company and the Bank, that are not “large, complex banking organizations.” These reviews will be tailored to each financial institution based on the scope and complexity of the institution’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the institution’s supervisory ratings, which can affect the institution’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a financial institution if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the institution’s safety and soundness and the financial institution is not taking prompt and effective measures to correct the deficiencies.

In 2016, the SEC and the federal banking agencies proposed rules that prohibit covered financial institutions (including bank holding companies and banks) from establishing or maintaining incentive-based compensation arrangements that encourage inappropriate risk taking by providing covered persons (consisting of senior executive officers and significant risk takers, as defined in the rules) with excessive compensation, fees, or benefits that could lead to material financial loss to the financial institution. The proposed rules (i) outline factors to be considered when analyzing whether compensation is excessive and whether an incentive-based compensation arrangement encourages inappropriate risks that could lead to material loss to the covered financial institution and (ii) establishes minimum requirements that incentive-based compensation arrangements must meet to be considered to not encourage inappropriate risks and to appropriately balance risk and reward. The proposed rules also impose additional corporate governance requirements on the boards of directors of covered financial institutions and impose additional record-keeping requirements. The comment period for these proposed rules has closed, and final rules have not yet been published.

Cybersecurity. The federal bank regulatory agencies have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards under the supervision of a financial institution’s board of directors. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial products and services. The federal bank regulatory agencies expect financial institutions to establish lines of defense and to ensure that their risk management processes address the risk posed by compromised customer credentials, and also expect financial institutions to maintain sufficient business continuity planning processes to ensure rapid recovery, resumption and maintenance of the institution’s operations after a cyberattack. If the Holding Company or the Bank fails to meet the expectations set forth in this regulatory guidance, the Holding Company or the Bank could be subject to various regulatory actions, including financial penalties. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats and the expanding use of technology-based products and services. The Bank is, however, taking measures to combat these types of threats and manage risk to the Bank and its customers.

In October 2016, the federal bank regulatory agencies issued proposed rules on enhanced cybersecurity risk-management and resilience standards that would apply to very large financial institutions and to services provided by third parties to these institutions. The comment period for these proposed rules has closed; however, the final rules have not been published. Although the proposed rules would apply only to bank holding companies and banks with $50 billion or more in total consolidated assets, these rules could influence the federal bank regulatory agencies’ expectations and supervisory requirements for information security standards and cybersecurity programs of financial institutions with less than $50 billion in total consolidated assets such as the Holding Company and the Bank.

In December 2020, the federal banking agencies issued a notice of proposed rulemaking that would require banking organizations to notify their primary regulator within 36 hours of becoming aware of a “computer-security incident” or a “notification incident.” The proposed rule also would require specific and immediate notifications by bank service providers that become aware of similar incidents.

Coronavirus Aid, Relief, and Economic Security Act and Consolidated Appropriations Act, 2021. In response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020 and the Consolidated Appropriations Act, 2021 (“Appropriations Act”) was signed into law on December 27, 2020. Among other things, the CARES Act and Appropriations Act include the following provisions impacting financial institutions:

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Community Bank Leverage Ratio. The CARES Act directed federal banking agencies to adopt interim final rules to lower the threshold under the CBLR from 9% to 8% and to provide a reasonable grace period for a community bank that falls below the threshold to regain compliance, in each case until the earlier of the termination date of the national emergency or December 31, 2020. In April 2020, the federal bank regulatory agencies issued two interim final rules implementing this directive. One interim final rule provides that, as of the second quarter 2020, banking organizations with leverage ratios of 8% or greater (and that meet the other existing qualifying criteria) may elect to use the CBLR framework. It also establishes a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall below the 8% CBLR requirement, so long as the banking organization maintains a leverage ratio of 7% or greater. The second interim final rule provides a transition from the temporary 8% CBLR requirement to a 9% CBLR requirement. It establishes a minimum CBLR of 8% for the second through fourth quarters of 2020, 8.5% for 2021, and 9% thereafter, and maintains a two-quarter grace period for qualifying community banking organizations whose leverage ratios fall no more than 100 basis points below the applicable CBLR requirement.

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Temporary Troubled Debt Restructurings Relief. The CARES Act allowed banks to elect to suspend requirements under U.S. generally accepted accounting principles (“GAAP”) for loan modifications related to the COVID-19 pandemic (for loans that were not more than 30 days past due as of December 31, 2019) that would otherwise be categorized as a troubled debt restructuring, including impairment for accounting purposes, until the earlier of 60 days after the termination date of the national emergency or December 31, 2020. Federal banking agencies are required to defer to the determination of the banks making such suspension. The Appropriations Act extended this temporary relief until the earlier of 60 days after the termination date of the national emergency or January 1, 2022.

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U.S. Small Business Administration’s Paycheck Protection Program. The CARES Act created the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”) and it was extended by the Appropriations

Act. Under the PPP, money was authorized for small business loans to pay payroll and group health costs, salaries and commissions, mortgage and rent payments, utilities, and interest on other debt. The loans are provided through participating financial institutions, such as the Bank, that process loan applications and service the loans.

Future Regulation

From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of bank holding companies and depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking statutes and the operating environment of the Holding Company and the Bank in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The Holding Company and the Bank cannot predict whether any such legislation will be enacted, and, if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of the Holding Company or the Bank.

Effect of Governmental Monetary Policies

The Holding Company’s and the Bank’s operations are affected not only by general economic conditions but also by the policies of various regulatory authorities. In particular, the Federal Reserve uses monetary policy tools to impact money market and credit market conditions and interest rates to influence general economic conditions. These policies have a significant impact on overall growth and distribution of loans, investments, and deposits; they affect market interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of financial institutions, including the Holding Company and the Bank, in the past and are expected to do so in the future.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

If the proposed reorganization is consummated, Bank shareholders will become shareholders of the Holding Company (except for shares held by Bank shareholders who “dissent”). The Holding Company is a Virginia corporation subject to the provisions of the VSCA. The Bank is a national bank subject to the provisions of the National Bank Act. This change of governing law, as well as distinctions between the Bank’s Articles of Association and Bylaws, and the Holding Company’s Articles of Incorporation and Bylaws, will produce some differences in your shareholder rights.

The following discussion summarizes the material differences in shareholder rights that will arise as a result of the reorganization. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Holding Company, the Articles of Association and Bylaws of the Bank, and the provisions of the VSCA and the National Bank Act. The Articles of Incorporation and Bylaws of the Holding Company are attached as Appendix B and Appendix C, respectively, to this proxy statement/offering circular. We urge all shareholders to read these documents. You may request copies of the Bank’s Articles of Association and Bylaws by contacting the Secretary of the Bank at 128 Broadview Avenue, Warrenton, Virginia 20186.

Authorized Capital Stock

The Holding Company and the Bank are each authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $5.00 per share. As of the record date for the Annual Meeting, the Holding Company had 100 issued and outstanding shares of common stock and the Bank had 2,956,157 issued and outstanding shares of common stock. After consummation of the reorganization, the 100 shares of Holding Company stock will be cancelled, and the issued and outstanding shares of the Bank will become issued and outstanding shares of the Holding Company. Neither the Holding Company nor the Bank had any shares of preferred stock outstanding as of the record date.

The Boards of Directors of the Holding Company and the Bank are each authorized, without shareholder approval, to fix the preferences, limitations and relative rights of its institution’s preferred stock, to establish series of such preferred stock and determine the variations between each series. There are no preemptive rights to purchase additional shares of capital stock of the Holding Company or the Bank. See “Oak View Bankshares, Inc. – Description of Holding Company Capital Stock” beginning on page [•] and “Oak View National Bank – Description of Bank Capital Stock” beginning on page [•] for additional information.

Dividend Rights

The ability of the Bank to pay dividends on its capital stock is restricted by various banking laws and regulations. Although the Holding Company is not subject to these restrictions as a Virginia corporation, such restrictions will indirectly affect the Holding Company in the same manner because dividends received from the Bank will be the Holding Company’s primary source of funds for the payment of dividends to its shareholders.

The Holding Company’s ability to pay dividends also will be limited by restrictions imposed by the VSCA on Virginia corporations. In general, dividends paid by a Virginia corporation may be paid only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation’s Articles of Incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of shareholders whose preferential rights are superior to those receiving the distribution.

The Holding Company’s Articles of Incorporation and the Bank’s Articles of Association permit their Boards to issue preferred stock with terms set by their Boards, which terms may include the right to receive dividends ahead of the holders of their common stock.

Voting Rights

Holding Company. Holders of Holding Company common stock after consummation of the reorganization will have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. Holding Company shareholders will not be entitled to cumulative voting in the election of directors.

Bank. Holders of Bank common stock generally have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. Bank shareholders are entitled to cumulative voting in the election of directors. In cumulative voting, the number of votes cast by each shareholder is determined by multiplying the number of shares he or she owns by the number of directors to be elected. These votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. If, after the first ballot, subsequent ballots are necessary to elect directors, a shareholder may not vote shares that he or she has already fully cumulated and voted in favor of a successful candidate.

Directors

Holding Company. The Holding Company Board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The Holding Company’s Bylaws state that there shall be at least five and no more than 25 individuals serving on the Board of Directors, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board. Any director may be removed only with cause and only with the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote on the matter.

Bank. The Bank Board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The Bank’s Bylaws state that there shall be at least five and no more than 25 individuals serving on the Board of Directors, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board or a majority of the shareholders. Any director may be removed from office at any time by a vote of the shareholders if there is a failure to fulfill one of the affirmative requirements for qualification as a director or for cause, provided that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

Shareholder Nominations

Holding Company. The Bylaws of the Holding Company provide that for any nomination of a director by a shareholder, such shareholder must provide written notice to the Holding Company at least 60 but not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. The shareholder’s notice must set forth certain information regarding the proposed nominee and the nominating shareholder as described in the Holding Company’s Bylaws. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Bylaws.

Bank. The Bylaws of the Bank provide that for any nomination of a director by a shareholder, such shareholder must provide written notice to the Bank at least 14 but not more than 50 days prior to the annual meeting. The shareholder’s notice must set forth certain information regarding the proposed nominee and the nominating shareholder as described in the Bank’s Bylaws. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Bylaws.

Shareholder Proposals

Holding Company. The Bylaws of the Holding Company provide that a Holding Company shareholder can submit proposals for inclusion in the Holding Company’s proxy materials for an annual meeting by delivering written notice to the Secretary of the Holding Company not later than 120 days prior to the date of the first anniversary date of the initial notice given to shareholders for the immediately preceding annual meeting. The proposing shareholder must have held the shares for at least one year and must hold at least the number of shares required for proponents submitting shareholder proposals under Rule 14a-8 of the Exchange Act.

Bank. The Bylaws of the Bank provide that a Bank shareholder can submit proposals for inclusion in the Bank’s proxy materials for an annual meeting by delivering written notice to the Secretary of the Bank not later than 120 days prior to the date of the first anniversary date of the initial notice given to shareholders for the immediately preceding annual meeting. The proposing shareholder must have held the shares for at least one year and must hold at least 1% or $1,000 in market value of shares entitled to be voted at the meeting.

Anti-takeover Provisions

Certain provisions of the VSCA, the Articles of Incorporation and Bylaws of the Holding Company, and the Articles of Association and Bylaws of the Bank may discourage an attempt to acquire control of the Holding Company or the Bank, respectively, that a majority of either company’s shareholders may determine is in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the Holding Company Board or the Bank Board did not approve.

Authorized Preferred Stock. The Articles of Incorporation of the Holding Company and the Articles of Association of the Bank authorize the issuance of preferred stock. The Holding Company Board or the Bank Board may, subject to the VSCA and the National Bank Act, respectively, and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either Board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of the Holding Company or the Bank by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions for Certain Actions.

Holding Company. The Articles of Incorporation of the Holding Company provide that a merger, statutory share exchange, sale or other disposition of all or substantially all of the Holding Company’s assets otherwise than in the ordinary course of business, dissolution, or any amendment or restatement of the Articles of Incorporation that requires a vote of Holding Company shareholders, must be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, provided that the transaction, amendment or restatement has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction, amendment or restatement is not approved and recommended by at least two-thirds of the directors, then it must be approved by the vote of at least two-thirds of all shares entitled to vote on the matter.

Bank. The National Bank Act provides that a merger or statutory share exchange must be approved by the affirmative vote of the holders of at least two-thirds of each class of capital stock of the Bank. The Articles of Association of the Bank provide that an amendment or restatement of the Bank’s Articles of Association must be approved by a majority of all shares entitled to vote on the matter.

Anti-takeover Statutes. Virginia has two anti-takeover statutes in force that apply to the Holding Company: the Affiliated Transactions Statute and the Control Share Acquisitions Statute. Copies of these statutes are attached to this proxy statement/offering circular as Appendix D.

Affiliated Transactions Statute. Under the Affiliated Transactions Statute, an affiliated transaction generally is defined as any of the following transactions:

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a merger, a share exchange, material dispositions of corporate assets not in the ordinary course of business to or with an interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares), or any material guarantee of any indebtedness of any interested shareholder;

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certain sales or other dispositions of the corporation’s voting shares or any of the corporation’s subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;

•	any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

•	any reclassification, including reverse stock splits, or recapitalization that increases the percentage of outstanding voting shares owned beneficially by any interested shareholder by more than 5%.

In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with an interested shareholder for a period of three years following the date that such person became an interested shareholder unless:

•

the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must be at a “fair price,” as statutorily defined, or must be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder.

The shareholders of a Virginia corporation may adopt an amendment to the corporation’s Articles of Incorporation or Bylaws opting out of the Affiliated Transactions Statute. Neither the Holding Company’s Articles of Incorporation nor its Bylaws contain a provision opting out of the Affiliated Transactions Statute.

Control Share Acquisitions Statute. Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

Under Virginia law, a corporation’s Articles of Incorporation or Bylaws may contain a provision opting out of the Control Share Acquisitions Statute. Neither the Holding Company’s Articles of Incorporation nor its Bylaws contain a provision opting out of the Control Share Acquisitions Statute.

Amendments to Organizational Documents

Holding Company. The Holding Company’s Articles of Incorporation provide that any amendment or restatement of the Articles of Incorporation that requires a vote of Holding Company shareholders must be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, provided that the amendment or restatement has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment or restatement is not so approved and recommended, then it must be approved by the vote of at least two-thirds of all the votes entitled to be cast on such matter by each voting group entitled to vote.

The Holding Company’s Bylaws have a provision that states that the Bylaws may be amended, altered or repealed by the Holding Company Board.

Bank. The Bank’s Articles of Association provide that the Articles of Association may be amended by the affirmative vote of holders of a majority of the stock of the Bank.

The Bank’s Bylaws have a provision that states that the Bylaws may be amended, altered or repealed by the Bank Board.

Dissenters’ and Appraisal Rights

Holding Company. The VSCA provides that appraisal rights are generally available to holders of common or preferred stock of a Virginia corporation in the event of a merger, statutory share exchange, sale or other disposition of all or substantially all of the corporation’s assets otherwise than in the ordinary course of business, or an amendment of the corporation’s articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by a shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created. However, the VSCA provides that appraisal rights are not available to holders of common or preferred stock of a Virginia corporation when the stock is either listed on a national securities exchange or held by at least 2,000 shareholders.

Bank. The National Bank Act provides that dissenters’ rights are available to holders of common or preferred stock of a national bank in the event of a merger, statutory share exchange or sale or other disposition of all or substantially all of the corporation’s assets otherwise than in the ordinary course of business. Therefore, holders of shares of Bank common stock are entitled to dissenters’ rights in connection with the proposed reorganization. See “Proposal 1 – The Reorganization – Rights of Dissenting Shareholders” beginning on page 15.

Limitation of Liability of Directors and Officers

Holding Company. The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the corporation’s Articles of Incorporation or, if approved by the shareholders, in the corporation’s Bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation’s Articles of Incorporation and Bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Articles of Incorporation of the Holding Company provide that a director or officer of the Holding Company is not liable to the Holding Company or its shareholders for monetary damages except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Bank. The Articles of Association of the Bank provide that, subject to the limitations and other provisions of the National Bank Act and the regulations promulgated thereunder by the OCC, to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of the Bank shall not be liable to the Bank or its shareholders for monetary damages.

Indemnification

Holding Company. The Articles of Incorporation of the Holding Company provide that the Holding Company shall indemnify a director or officer of the Holding Company who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of or on behalf of the Holding Company as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. The Holding Company Board is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

Bank. The Articles of Association of the Bank provide that the Bank shall indemnify a director or officer against liabilities incurred by him or her by reason of having been a director or officer in connection therewith arising from any administrative proceeding or civil action initiated by any federal banking agency, to the full extent such indemnification is reasonable and consistent with the requirements of 12 U.S.C. 1828(k) and the implementing regulations thereunder. In all other matters, the Bank shall indemnify each director or officer of the Bank to the full extent permitted and in the manner prescribed by the VSCA. The Bank Board is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

PROPOSAL 2 – ELIMINATION OF CUMULATIVE VOTING

Background

As described above under “Comparison of the Rights of Shareholders,” the Bank’s Articles of Association provide that holders of common stock have cumulative voting rights in the election of directors. However, the Holding Company’s Articles of Incorporation provide that holders of common stock do not have cumulative voting rights in the election of directors. Therefore, if the reorganization proposal is approved and shareholders of the Bank become shareholders of the Holding Company, the shareholders will no longer have cumulative voting rights.

Cumulative voting enables a shareholder to concentrate his or her voting power by allocating to one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or to distribute those votes among two or more candidates. Consequently, a shareholder or group of shareholders holding a relatively small number of shares may be able to elect one or more directors by cumulating votes. The National Bank Act, which governs the Bank, requires national banks to have cumulative voting in the election of directors. The VSCA, which governs the Holding Company, does not require Virginia corporations to have cumulative voting in the election of directors.

The Board of Directors of the Bank has determined that it is appropriate to allow shareholders to vote separately to approve the elimination of cumulative voting rights that will occur as a result of the reorganization.

Reasons for the Proposal

The Board of Directors of the Bank believes that it is in the best interests of shareholders to not have cumulative voting in the election of directors for the following reasons:

•

Community Focus. The Bank and Holding Company rely on their directors to provide expertise regarding the Bank’s local markets and customers. Unlike directors of many large corporations, directors of the Bank and Holding Company are expected to have strong ties to the communities in which the Bank operates in order to support the Bank’s service to the individuals and businesses in those markets. Cumulative voting increases the chances that local directors pivotal to the Bank’s profitability and growth will be replaced with directors without local connections.

•

Avoid Special Interests. Cumulative voting allows relatively small shareholders to elect directors who have special interests and goals inconsistent with those of the majority of shareholders. The Board of Directors of the Bank believes that each director should represent the interests of all shareholders rather than the interests of a minority shareholder or a special constituency and that cumulative voting could lead to directors having improper incentives.

•

Continuity of the Board. Cumulative voting increases the chances that a minority shareholder could take actions that would cause disruptive turnover on the Board. Minority shareholders could use cumulative voting to elect a director whose interests are in accord with the minority group responsible for his or her election, rather than with the Bank, Holding Company and all shareholders. The election of such directors could result in partisanship and discord on the Board of Directors and may impair the ability of the Board to act in the best interests of the Bank, Holding Company and all shareholders.

•

Prevailing Practice. A system of one vote per share for each nominee is the prevailing election standard among large U.S. public companies, including a substantial majority of the companies in the S&P 500 and the Fortune 500. It is also the prevailing election standard among Virginia bank holding companies.

Approval of the Proposal

Approval of the elimination of cumulative voting proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Bank’s common stock.

If the reorganization proposal is approved but the elimination of cumulative voting proposal is not approved, the Holding Company will amend its Articles of Incorporation to provide for cumulative voting rights prior to effecting the reorganization.

The Board of Directors of the Bank unanimously recommends that shareholders vote “FOR” the provision of the Articles of Incorporation of the Holding Company providing that shareholders will not be entitled to cumulative voting rights in the election of directors.

PROPOSAL 3 – VOTING STANDARD

Background

As described above under “Comparison of the Rights of Shareholders,” the National Bank Act provides that a merger or statutory share exchange must be approved by the affirmative vote of the holders of at least two-thirds of each class of capital stock of the Bank. The Articles of Association of the Bank provide that an amendment or restatement of the Bank’s Articles of Association must be approved by a majority of all shares entitled to vote on the matter.

The Articles of Incorporation of the Holding Company provide that a merger, statutory share exchange, sale or other disposition of all or substantially all of the Holding Company’s assets otherwise than in the ordinary course of business, dissolution, or any amendment or restatement of the Articles of Incorporation that requires a vote of Holding Company shareholders, must be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, provided that the transaction, amendment or restatement has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction, amendment or restatement is not approved and recommended by at least two-thirds of the directors, then it must be approved by the vote of at least two-thirds of all shares entitled to vote on the matter.

Therefore, if the reorganization proposal is approved and shareholders of the Bank become shareholders of the Holding Company, (i) the voting standard for approval of a merger, statutory share exchange, sale or other disposition of all or substantially all of the Holding Company’s assets otherwise than in the ordinary course of business will be the same standard as it is currently for shareholders of the Bank (at least two-thirds of each class of capital stock entitled to vote), unless the transaction is approved by at least two-thirds of directors, in which case the voting standard will be lowered to a majority of the outstanding shares entitled to vote, and (ii) the voting standard for approval of an amendment or restatement of the Articles of Incorporation will be increased to at least two-thirds of all shares entitled to vote on the matter, unless the amendment or restatement is approved by at least two-thirds of directors, in which case the voting standard will be the same standard as it is currently for shareholders of the Bank (at least a majority of shares entitled to vote on the matter).

The Board of Directors of the Bank has determined that it is appropriate to allow shareholders to vote separately to approve this change in voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation.

Reasons for the Proposal

The Board of Directors of the Bank believes that it is in the best interests of shareholders to approve the change in voting standard for the following reasons:

•

Increased Efficiency. The Bank is currently governed by the National Bank Act, which requires the affirmative vote of the holders of at least two-thirds of each class of capital stock of the Bank to approve a merger or statutory share exchange. The VSCA, which governs the Holding Company, allows Virginia corporations to provide for a lower vote standard for approval of a merger or statutory share exchange. The Board of Directors of the Bank believes that taking advantage of the flexibility under Virginia law will allow the Holding Company to more efficiently obtain shareholder approval in cases where the Board of Directors is supportive of a transaction. For example, the Holding Company may not need as long of a solicitation period to obtain the required vote and may not need to hire a proxy solicitation firm for assistance. In cases where a transaction is not supported by the Board of Directors, shareholders will have the ability to approve a transaction, provided that at least two-thirds of shares entitled to vote are voted in favor of the transaction, which is the same voting standard currently applicable to shareholders of the Bank.

•

Consistency in Voting Standards. The Board of Directors of the Bank believes that amendments to the Articles of Incorporation, which can impact voting standards and other important shareholder rights, should be approved by the same voting standard as significant transactions. This prevents the Articles of Incorporation from being amended by a simple majority to alter or nullify the supermajority vote standard applicable to significant transactions.

•

Board Oversight. The Board of Directors of the Bank believes that having a higher voting standard for proposals that are not supported by at least two-thirds of the Board will generally help provide for continuity in the affairs and business strategy of the Holding Company, and provide the Board with sufficient time to review any proposal and consider possible alternatives, so that there is a maximum opportunity to ensure that the interests of the Holding Company’s shareholders are protected to the maximum extent possible.

Approval of the Proposal

Approval of the voting standard proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Bank’s common stock.

If the reorganization proposal is approved but the voting standard proposal is not approved, the Holding Company will amend its Articles of Incorporation prior to effecting the reorganization to provide for voting standards for certain significant transactions and amendments to the Articles of Incorporation that are identical to the voting standards applicable to the Bank’s shareholders under the National Bank Act and the Bank’s Articles of Association.

The Board of Directors of the Bank unanimously recommends that shareholders vote “FOR” the provision of the Articles of Incorporation of the Holding Company regarding the voting standard for approval of certain significant transactions and amendments to the Articles of Incorporation.

PROPOSAL 4 – ELECTION OF DIRECTORS

General

Four directors will be elected at the Annual Meeting to serve until the 2024 annual meeting of shareholders of the Bank and until their successors are elected and qualified. Nominations for election to the Board of Directors may be made by the Board or by any shareholder eligible to vote for the election of directors as set forth below. Shareholders may cumulate their votes in the election of directors. In cumulative voting, the number of votes a shareholder may cast is determined by multiplying the number of shares the shareholder owns by the number of directors to be elected. A shareholder may give one candidate all of such shareholder’s votes, or distribute votes among as many of the nominees as the shareholder deems appropriate. Directors will be elected by a plurality of the votes cast by shares entitled to vote in the election of directors at a meeting at which a quorum is present, which means the four directors receiving the highest number of votes will be elected even though such individuals may not receive “for” votes of the majority of the outstanding shares or from a majority of the votes cast.

Nominations for Directors

The Board of Directors has nominated the four individuals named below for election to the Board at the Annual Meeting. Each person nominated has consented to being named as a nominee in this proxy statement/offering circular and has indicated that he or she is willing to serve as a director if elected. The persons named in the proxy will vote for the election of the nominees named below unless otherwise indicated. If at the time of the Annual Meeting, any nominee is unable or unwilling to serve, shares represented by proxies will be voted at the discretion of the named proxies for such other person as the Board of Directors may nominate.

Nominations by shareholders shall be made in writing to the Chief Executive Officer of the Bank at 128 Broadview Avenue, Warrenton, Virginia 20186 no less than 14 days nor more than 50 days prior to the Annual Meeting. Any notification of such nomination shall contain the following information to the extent known to the notifying shareholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of Bank common stock that will be voted for each proposed nominee; (iv) the name and residence address of the notifying shareholder; (v) the number of shares of Bank common stock owned by the notifying shareholder; and (vi) such other information required by the Bank’s Bylaws. Nominations not made in accordance with these requirements will be disregarded by the chairman of the meeting and the vote tabulators will disregard all votes cast for each such nominee.

At the Annual Meeting, only four persons will be elected directors and, if any additional nominations are made by any shareholders in accordance with the procedures above, the four persons receiving the greatest number of votes will be elected.

The following table sets forth certain information concerning the persons who have been nominated for election as directors by the Board of Directors.

The Board of Directors of the Bank recommends that shareholders vote “FOR” the election of the nominees set forth below as the Bank’s directors. Unless otherwise indicated on the proxy, the persons named therein will vote “FOR” the election of the following nominees.

Class II Nominees for Election to Serve Until the 2024 Annual Meeting

Kevin A. Lee (age 52), has been a director of the Bank since 2009. Mr. Lee serves as President and Chief Credit Officer of the Bank and is a seasoned bank executive with considerable expertise in the lending area of the Bank. From 1993 to 1999, Mr. Lee was Commercial Loan Officer of Marshall National Bank and Trust Company (“Marshall National Bank”), which was acquired by Mercantile Bankshares, Inc. and later by PNC Financial Services Group, Inc. In 1999, he was named Senior Vice President and Senior Credit Officer, and was promoted to Executive Vice President and Senior Credit Officer thereafter. When Marshall National Bank merged with PNC Bank, Mr. Lee became an Executive Vice President of Business Banking of PNC Bank where he served until he joined the Bank in 2009.

Norris A. L. Royston, Jr., M.D. (age 74), has been a director of the Bank since 2009. Dr. Royston founded Countryside Family Practice in the village of Marshall, Virginia and has served in continuous full time practice as its Senior Physician since 1976. He served on the former Marshall National Bank Board of Directors from 2000 to July 2007.

Jean L. Taylor (age 63), has been a director of the Bank since 2020. Ms. Taylor is the co-owner of Paradigm Solutions, a business and management consulting firm that she co-founded in 2002. Ms. Taylor has also served as a senior consultant for federal services in cyber defense with Coalfire, an independent cyber management company, since 2015. She has extensive experience in project management, information technology, cybersecurity, compliance, security assessments, and certification and accreditation processes.

Donald R. Yowell (age 78), has been a director of the Bank since 2009. Mr. Yowell spent his entire 42 year career at Marshall National Bank, where he served as President and Chief Executive Officer from 1991 to his retirement in 2002. He served as a member of the Board of Directors of Marshall National Bank beginning in 1982 and as its Chairman starting in 2005. He resigned both positions in July 2007. Mr. Yowell is a past president of the Virginia Association of Community Banks, a former trustee of the Virginia Bankers Association (“VBA”) Benefits Corporation, and he has served on many committees of the VBA.

Class III Directors Serving Until the 2022 Annual Meeting

Earl H. Douple, Jr. (age 71), has been a director of the Bank since 2009. Mr. Douple has served as the business manager and Secretary-Treasurer, of Canopy, Inc., a personal services firm, and The Plains Redevelopment Corp., a real estate holding company, both located in The Plains, Virginia, since 1985. Mr. Douple is a co-founder of The Plains Park Authority and a member of the board of Turn The Mill Around Campaign, a non-profit organization dedicated to stabilizing and interpreting the ruins of Chapman’s Mill, a historic landmark located on the outskirts of Haymarket, VA. He is also a former member of the Fauquier County Water & Sanitation Authority, a local public utility, and The Plains Board of Zoning Appeals. His professional experience includes tax, estate and financial planning, asset management, and allocation of financial holdings among various asset classes.

Alvin F. Henry (age 63), has been a director of the Bank since 2009. Mr. Henry was a loan officer/appraiser with the Farm Credit System from 1980 to 1986 in the Fauquier County area. Since 1986, Mr. Henry has been the owner of Alvin F. Henry Appraisals. His primary appraisals are residential, vacant land and farms. He served on the former Marshall National Bank Board of Directors from 2003 to July 2007. He is a past Supervisor for the Rappahannock County Board of Supervisors and serves now on the Planning Commission for Rappahannock County. He is a member of the Rappahannock County Farmland Preservation Committee.

Hanna L. Rodriguez (age 43), has been a director of the Bank since 2019. Ms. Rodriguez is a partner at the law firm Walker Jones, P.C. where she has practiced since 2003. Her practice is focused on estate planning, probate and trust administration. Ms. Rodriguez serves as Vice President of the Mental Health Association of Fauquier County and as a member of PATH Foundation Grants Committee. She is a past Players Committee Representative of the Piedmont Symphony Orchestra, a past president of the Fauquier County Bar Association and a past secretary of the Fauquier Free Clinic. She is an active member of the Trusts & Estates Section of the Virginia State Bar, National Academy of Elder Law Attorneys, and the Virginia Academy of Elder Law Attorneys.

Randall L. West (age 74), has been a director of the Bank since 2009. Gen. West joined Robison International, Inc., a Washington, D.C.-based defense and public relations consulting firm, in 2001 as Vice President. He became President in 2006. Prior to joining Robison International, Inc., Gen. West served as Deputy Assistant Secretary of Defense for Legislative Affairs and as a Major General in the U.S. Marine Corps. During that time, he also served as Legislative Assistant to the Commandant of the Marine Corps, as Special Advisor to the Deputy Secretary of Defense, as a Legislative Fellow in the Office of Representative Bill Young, and as a Marine Aviator.

Class I Directors Serving Until the 2023 Annual Meeting

Randolph S. E. Carter (age 79), has been a director of the Bank since 2009. Mr. Carter was employed at Clark Brothers Company, in Warrenton, Virginia, as manager and buyer for 47 years until his retirement in 2016. Clark Brothers Company is a sporting goods business serving northern Virginia hunters and fishermen. Mr. Carter served on the Board of Directors of Marshall National Bank from 1995 until 2007. He is a former member and chairman of the Warrenton Board of Zoning Appeals and past Chairman of the Rappahannock Scenic River Advisory Board.

Michael A. Ewing (age 62), has been a director of the Bank since 2009. Mr. Ewing has served as Chief Executive Officer of the Bank since 2009. Mr. Ewing was Senior Credit Officer of Marshall National Bank in Marshall, Virginia from 1991 to 1999. In 1999, he was recruited by F&M National Corporation as President and Chief Executive Officer to re-engineer one of its affiliate banks, F&M Bank-West Virginia. Mr. Ewing returned to Marshall National Bank in 2002 as President and Chief Executive Officer and served in that position until 2007.

Mark J. Ohrstrom (age 58), has been a director of the Bank since 2010. Mr. Ohrstrom has been the President and Chief Investment Officer of Larkspur Management, the Ohrstrom family investment office, in The Plains, Virginia since 1997. He also serves on the Boards of Directors of Rockwood Services Corporation, Advanced Systems Technologies, Inc., British Movietone News Ltd. and Larkspur Investment Holdings. He is currently Deputy Chairman and board member of the Piedmont Environmental Council; Treasurer and board member of Earth University Foundation (Costa Rican University); and the John S. Mosby Museum Foundation. He is also a Trustee and active member of various committees at Shenandoah University.

Sarah J. Yakel (age 43), has been a director of the Bank since 2020. Ms. Yakel is a partner with Meridian Financial Partners, a financial planning firm that she co-founded in 2015. Prior to founding Meridian Financial Partners, Ms. Yakel was a Certified Financial Planner with TFB Wealth Management and, prior to that, worked in the trust department at Peoples National Bank, which ultimately became BB&T Wealth Management. Active in the community, Ms. Yakel is a founding member of Leadership Fauquier, a leadership development organization, and enjoys volunteering with local nonprofits. She is currently serving as Treasurer on the Executive Committee of the Board of Directors for the Fauquier Chamber of Commerce.

Executive Officers Who Are Not Directors

Colin D. Borgstrom (age 49), was appointed Executive Vice President and Chief Operations Officer of the Bank in 2021 and was Executive Vice President of Operations from 2018 to 2021, having started with the bank in 2009. Prior to joining the Bank, he held several officer positions with Marshall National Bank from 2001 to 2008 and through its merger into PNC Bank NA. He began his banking career with George Mason Bank NA in 1996 and became a bank officer through successor United Bank NA in 1998.

Tammy P. Frazier (age 51), was appointed Executive Vice President and Chief Financial Officer of the Bank in 2021. Prior to joining the Bank, she was Senior Vice President and Controller of The Fauquier Bank from 2019 to 2021 and Vice President and Controller of The Fauquier Bank from 2017 to 2019. Prior to that, Ms. Frazier served as Chief Accounting Officer and Controller of Middleburg Bank from 2013 to 2017 and Vice President of Enterprise Risk Management from 2011 to 2013, and as a manager at the accounting firm of Yount, Hyde & Barbour, P.C. from 1995 to 2011.

Director Independence

The Board of Directors of the Bank currently consists of 12 members, 10 of whom are “independent” as defined under applicable rules of the SEC, as adopted by the OCC, and The Nasdaq Stock Market LLC. The 10 independent members of the Board of Directors are Randolph S. E. Carter, Earl H. Douple, Jr., Alvin F. Henry, Mark J. Ohrstrom, Hanna L. Rodriguez, Norris A. L. Royston, Jr., M.D., Jean L. Taylor, Randall L. West, Sarah J. Yakel and Donald R. Yowell. In addition, the Board has determined that each current member of the Audit and Compliance Committee and the Personnel Committee is independent.

Meetings of the Board of Directors and Director Attendance

The Board of Directors of the Bank generally meets monthly. In addition, special meetings may be called whenever necessary. During 2020, the Board of Directors met 12 times. Each incumbent director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which he or she served during 2020. Board members are encouraged to attend the annual meeting of shareholders, and all directors serving during 2020 attended the 2020 annual meeting of shareholders.

Committees of the Board

The Board of Directors of the Bank has an Audit and Compliance Committee, a Personnel Committee, an Executive Committee, a Loan Committee, a Risk Management Committee, a Corporate Governance and Nominating Committee, an Asset and Liability Committee, and an IT Committee.

Audit and Compliance Committee. The primary function of the Audit and Compliance Committee is to direct and monitor the internal audit and control functions and to make recommendations regarding the selection of the Bank’s independent auditor. The Board of Directors has determined that Earl H. Douple, Jr. is an “audit committee financial expert” under SEC rules, as adopted by the OCC. The Audit and Compliance Committee is composed of Randolph S. E. Carter (Chair), Earl H. Douple, Jr., Alvin F. Henry, Hanna L. Rodriguez and Randall L. West. The Audit and Compliance Committee met four times in 2020.

Personnel Committee. The primary function of the Personnel Committee is to review and make recommendations to the Board of Directors with respect to the Bank’s executive compensation policies and compensation for Bank personnel The Personnel Committee is composed of Earl H. Douple,Jr. (Chair), Mark J. Ohrstrom, Randolph S. E. Carter, Hanna L. Rodriguez, Norris A. L. Royston, Jr., Randall L. West and Donald R. Yowell. The Personnel Committee met one time in 2020.

Executive Committee. When the Board of Directors is not in session, the Executive Committee is authorized to exercise all of the Board of Director’s power except for certain matters reserved to the Board by law, such as approval of an amendment of the Articles of Association, a plan of merger or consolidation or the issuance of stock. The Executive Committee is composed of Earl H. Douple, Jr., (Chair), Michael A. Ewing, Alvin F. Henry, Norris A. L. Royston, Jr. and Donald R. Yowell. The Executive Committee met one time in 2020.

Loan Committee. The Loan Committee assists the Board in its oversight of the Bank’s asset quality and loan portfolio management by (i) monitoring the credit risk of the Bank; (ii) monitoring the quality, trends and management of the Bank’s loan portfolio; (iii) monitoring loan growth and concentrations; (iv) approving loan policies; and (v) ensuring processes and controls are in place to ensure compliance with policies and all lending laws and regulations. The Loan Committee also oversees the Bank’s actions to address credit, loan management or asset quality issues cited by regulatory authorities. The Loan Committee is comprised of Alvin F. Henry (Chair), Randolph A. E. Carter, Earl H. Douple, Jr., Michael A. Ewing, Sarah J. Yakel and Donald R. Yowell. The Loan Committee met 21 times in 2020.

Risk Management Committee. The Bank’s Risk Management Committee is responsible for providing fiduciary oversight to achieve the Bank’s enterprise risk management vision and mission, as described in “– Board Leadership Structure and Role in Risk Oversight” below. The Risk Management Committee is composed of Donald R. Yowell (Chair), Norris A. L. Royston, Jr., Earl H. Douple, Jr., Michael A. Ewing, Alvin F. Henry, Mark J. Ohtrstrom, Randall L. West and Kevin A. Lee. The Risk Management Committee met a total of one time in 2020.

Corporate Governance and Nominating Committee. The responsibilities of the Corporate Governance and Nominating Committee include the evaluation of the Board’s structure, personnel and processes; and the maintaining of a current and viable set of corporate governance principles applicable to the Bank. The committee is composed of a majority of directors who satisfy the independence requirements. The Corporate Governance and Nominating Committee is composed of Earl H. Douple, Jr. (Chair), Michael A. Ewing, Hanna L. Rodriguez, Norris A. L. Royston, Jr. and Donald R. Yowell. The Corporate Governance and Nominating Committee did not meet in 2020. See “– Nominating Procedures” below.

Asset and Liability Committee. The primary function of the Asset and Liability Committee is to plan and monitor the process for matching the mix and maturities of assets and liabilities in ways that are intended to provide a favorable and even flow of net interest income while assuming reasonable business risks. The Asset and Liability Committee is composed of Donald R. Yowell (Chair), Norris A. L. Royston, Jr., Earl H. Douple, Jr., Michael A. Ewing, Alvin F. Henry, Kevin A. Lee, Mark J. Ohrstrom, Randall L. West and Sarah J. Yakel. The Asset and Liability Committee met a total of four times in 2020.

IT Committee. The IT Committee has the responsibility to ensure the Bank’s technology plans are consistent and aligned with the Bank’s business plan. The IT Committee is composed of Mark J. Ohrstrom (Chair), Michael A. Ewing, Earl H. Douple, Jr., Jean Taylor, Randall L. West and Sarah J. Yakel. The IT Committee met a total of four times in 2020.

Nominating Procedures

Nominations of candidates for election to the Board are generally recommended by the Corporate Governance and Nominating Committee and approved by the full Board. In identifying and approving potential nominees, the Corporate Governance and Nominating Committee and the Board take into account such factors as they deem appropriate, including the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. The Corporate Governance and Nominating Committee and the Board consider candidates suggested by Board members, management and shareholders of the Bank.

In the consideration of director nominees, including any nominee that a shareholder may submit, the Corporate Governance and Nominating Committee and the Board consider, at a minimum, the following factors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Bank;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•

The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors and to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics; and

•	The prospective nominee’s involvement within the communities the Bank serves.

Shareholders entitled to vote for the election of directors may recommend candidates for the Board to consider formally in connection with an annual meeting as long as the recommendation is made on or before the deadline set forth in the Bank’s Articles of Association.

Under the process used by the Bank for selecting new Board candidates, the Board identifies the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Corporate Governance and Nominating Committee will initiate a search, working with staff support and seeking input from Board members and management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. The Corporate Governance and Nominating Committee interviews prospective candidates and meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval to the Board.

Board Leadership Structure and Role in Risk Oversight

The positions of Chief Executive Officer and Chairman of the Board have been separated since the Bank was formed in 2009. This leadership structure, which allows the Chairman to maintain a more objective role in management of Board functions and oversight of management, is deemed appropriate and effective by the Board at this time. While the Bank’s management has responsibility for direct, day-to-day management of the Bank, the Board has a significant role in oversight of risk. The Board approves all significant policies, which guide the Bank’s officers and other employees in the discharge of their duties. Policies approved by the Board include policies related to loan underwriting and administration, investments, liquidity, asset and liability management, audit, Bank operations and controls, cybersecurity and regulatory compliance. Programs are established to monitor compliance with the policies, and compliance reviews are reported to the Audit and Compliance Committee. While the Board committees outlined above generally perform a more direct role in overseeing specific areas of risk, each committee provides full reports to the Board on any significant or material findings.

Compensation of Directors and Executive Officers

The annual compensation of the three highest paid persons who were executive officers or directors of the Bank during the year ended December 31, 2020 is set forth in the table below.

Name and Title	Cash Compensation ($)(2)	Other Compensation ($)(3)	Total Compensation
Michael A. Ewing, Chief Executive Officer	$286,427	$28,195	$314,622
Kevin A. Lee President	$266,862	$31,012	$297,874
Robert E. Albrecht, Jr. (1), Chief Financial Officer	$212,967	$16,925	$229,892

(1)	Mr. Albrecht retired from his position as Chief Financial Officer of the Bank on June 4, 2021.
(2)	Consists of salary, incentive and bonus payments.
(3)

Consists of stock and option awards, matching contributions made by the Bank to 401(k) plan accounts, automobile allowances, term life benefits, health, and dental and disability benefits paid on behalf of the officers.

During 2020, each non-employee director of the Bank was paid $6,150.00. The aggregate annual compensation of the Bank’s 12 directors as a group, excluding the Chief Executive Officer and President of the Bank, who are included in the table above, for the year ended December 31, 2020 was $61,500.00.

Future Compensation Pursuant to Ongoing Plans or Arrangements

The Bank has entered into employment agreements with Messrs. Ewing and Lee. The current term of each of these agreements will expire on December 31, 2022, provided that on December 31, 2021 and on each December 31st thereafter, the agreement will automatically be extended for an additional 12-month period unless either party gives notice of nonrenewal prior to the applicable renewal date. Under these agreements, the executives are entitled to receive an annual base salary and to participate in any incentive compensation and deferred compensation programs available to other executives of the Bank. Each executive is entitled to a Bank-provided automobile or automobile allowance and to reimbursement of reasonable country club membership dues. Each executive is also entitled to participate in any other plans and arrangements that provide for sick leave, paid holidays, group medical, disability and life insurance, and retirement plans provided to employees of the Bank from time to time.

In the event the Bank terminates the executive’s employment without “cause” or he terminates his employment with the Bank for “good reason” (as such terms are defined in his employment agreement), he will be entitled to receive, for a period of two years following the date of termination, continued payment of his base salary in effect at the date of termination, plus the target bonus for the year in which his termination occurs. He will also be entitled to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act for a period of up to 18 months after termination.

If, following a “change in control” of the Bank, the Bank terminates the executive’s employment without “cause,” he terminates his employment with the Bank for “good reason” (as such terms are defined in his employment agreement), or the Bank fails to renew the his agreement, he will be entitled to receive a lump sum cash payment equal to two times the sum of his base salary in effect at the date of termination, plus the target bonus for the year in which his termination occurs. He will also be entitled to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act for a period of up to 18 months after termination.

The Bank does not have an equity incentive plan and currently has no options outstanding.

OWNERSHIP OF OAK VIEW NATIONAL BANK COMMON STOCK

The following table provides, as of May 27, 2021, certain information with respect to the beneficial ownership of the Bank’s common stock for (i) the directors of the Bank, and (ii) the directors and executive officers of the Bank as a group.

Name (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Randolph S. E. Carter	10,700	*
Earl H. Douple, Jr. (3)	33,016	1.12%
Michael A. Ewing (4)	64,008	2.17%
Alvin F. Henry (5)	66,325	2.24%
Kevin A. Lee (6)	30,444	1.03%
Mark J. Ohrstrom (7)	120,870	4.09%
Hanna L. Rodriguez	130	*
Norris A. L. Royston, Jr., M.D.	33,750	1.14%
Jean L. Taylor (8)	278	*
Sarah J. Yakel	125	*
Donald R. Yowell	37,643	1.27%
Randall L. West (9)	28,375	*

All directors and executive officers as a group (13 persons)	431,325	14.59%

*	Represents less than 1% of the Bank’s common stock.
(1)	The business address of each director and executive officer is Oak View National Bank, 128 Broadview Avenue, Warrenton, Virginia 20186.
(2)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days.

(3)	Includes (i) 11,750 shares held jointly with spouse, over which Mr. Douple shares voting and investment power; and (ii) 13,163 shares held solely by spouse.
(4)	Includes 3,905 shares held solely by spouse.
(5)	Includes (i) 43,650 shares held jointly with spouse, over which Mr. Henry shares voting and investment power; and (ii) 17,675 shares held solely by spouse.
(6)	Includes 5,100 shares held jointly with spouse, over which Mr. Lee shares voting and investment power.
(7)

Includes 80,000 shares of common stock held by the Ohrstrom Foundation, of which Mr. Ohrstrom is a trustee. Also includes 30,000 shares of common stock held by Larkspur Foundation, of which Mr. Ohrstrom is a Director of Larkspur Investment Holding, Inc.

(8)	Includes 100 shares held jointly with spouse, over which Ms. Taylor shares voting and investment power.
(9)	Includes (i) 13,000 shares held jointly with spouse, over which Mr. West shares voting and investment power; and (ii) 375 shares held in custody with child.

The following table sets forth, as of May 27, 2021, the number and percentage of shares of the Bank’s common stock beneficially held by persons known by the Bank to be beneficial owners of more than 5% of the Bank’s common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Avalon Trust Company 125 Lincoln Ave Ste 31 Santa Fe, NM 87501-0000	288,325	9.75%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Executive officers and directors of the Bank, and certain immediate family members or entities in which such persons are associated, are customers of the Bank and have had transactions in the ordinary course of business with the Bank, including loan transactions. All such transactions have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collection or present any unfavorable features for the Bank. All credit transactions involving officers and directors are reviewed and approved pursuant to the Bank’s established underwriting procedures, and all credit transactions involving executive officers and directors, and/or entities in which such persons are associated, are reported to the Board of Directors of the Bank.

Since January 1, 2019, the Bank has made the following loans to directors and executive officers of the Bank, their family members or their associated entities:

Name of Director or Executive Officer	Highest Aggregate Principal Amount of the Loans Since January 1, 2019	Aggregate Principal Amount of the Loans as of March 31, 2021
Norris A. Royston, Jr.	$50,000	—
Norris A. Royston, Jr.	$489,000	$475,228
Mark J. Ohrstrom	$36,099	$20,565
Mark J. Ohrstrom	$35,099	$26,369
Mark J. Ohrstrom	$40,099	$30,637
Mark J. Ohrstrom	$200,099	$183,975
Mark J. Ohrstrom	$1,200,000	$1,054,166

Since January 1, 2019, there have been no other transactions between the Bank and its executive officers and directors, their immediate family members, or entities in which such persons are associated that are required to be disclosed in this proxy statement/offering circular.

PROPOSAL 5 – RATIFICATION OF INDEPENDENT AUDITOR

Background

The Audit and Compliance Committee of the Board of Directors has the authority to appoint or replace the Bank’s independent auditor. The Audit and Compliance Committee has appointed Yount, Hyde & Barbour, P.C. as the independent auditor to audit the Bank’s financial statements for the year ending December 31, 2021. The Audit and Compliance Committee seeks shareholder ratification of this appointment. A representative from Yount, Hyde & Barbour, P.C. is expected to attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit and Other Fees

The following table reflects the aggregate fees for audit and other professional services billed to, and paid by, the Bank during the years ended December 31, 2020 and December 31, 2019 by Yount, Hyde & Barbour, P.C.

	2020	2019
Audit Fees (1)	$47,900	$46,500
Audit-related Fees	—	—
Tax Fees (2)	6,325	6,145
All Other Fees	—	—

Total Fees	$54,225	$52,645

(1)	Audit fees consist of audit services for the Bank’s financial statements.
(2)	Tax fees consist of the preparation of federal income tax returns.

Pre-Approval Policies and Procedures

All audit services and permissible non-audit services to be provided by Yount, Hyde & Barbour, P.C. are pre-approved by the Bank’s Audit and Compliance Committee. The Audit and Compliance Committee is responsible for the appointment, compensation, retention and oversight of Yount, Hyde & Barbour, P.C., and the firm reports directly to the Audit and Compliance Committee.

Yount, Hyde & Barbour, P.C. has advised the Bank that neither it nor any of its members has any direct financial interest or material indirect financial interest in the securities of the Bank, or any connection with the Bank in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Approval of the Proposal

The affirmative vote of a majority of the votes cast is required for the ratification of the appointment of the independent auditor.

Should the shareholders not ratify the selection of Yount, Hyde & Barbour, P.C., it is contemplated that the appointment of Yount, Hyde & Barbour, P.C. will be permitted to stand unless the Audit and Compliance Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be taken into consideration for the selection of the independent auditor for the coming year.

The Board of Directors of the Bank unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Bank’s independent auditor for the year ending December 31, 2021.

PROPOSAL 6 – ADJOURNMENT OF THE ANNUAL MEETING

If the Bank does not receive a sufficient number of votes to constitute a quorum of the Bank’s common stock or to approve the reorganization proposal, it may propose to adjourn the Annual Meeting for the purpose of soliciting additional proxies to establish such quorum or approve the reorganization proposal. The Bank does not currently intend to propose adjournment of the Annual Meeting if there are sufficient votes to approve such proposal. If the adjournment proposal is submitted to the Bank’s shareholders, the affirmative vote of a majority of the votes cast is required for approval, whether or not a quorum is present.

The Board of Directors of the Bank unanimously recommends that shareholders vote “FOR” the adjournment proposal.

FINANCIAL STATEMENTS

The Bank’s audited financial statements for the year ended December 31, 2020 and 2019 are included in this proxy statement/offering circular beginning on page F-i. In accordance with the rules of the SEC, no other financial statement disclosure is included herein because (i) there are no anticipated changes in shareholders’ relative equity ownership interest in the Bank’s assets as a result of the reorganization, except for redemption of a nominal number of shares of unaffiliated persons who dissent; (ii) no borrowings are to be incurred in connection with the reorganization; (iii) there are no new classes of stock authorized at the Holding Company other than those corresponding to the stock of the Bank immediately prior to the reorganization; (iv) there are no plans or arrangements to issue any additional shares to acquire any business other than the Bank; and (v) there has been no material adverse change in the financial condition of the Bank since December 31, 2020.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to the Secretary of Oak View National Bank, 128 Broadview Avenue, Warrenton, Virginia 20186. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in the case of correspondence addressed to the “Board of Directors”) or to any named individual director.

OTHER MATTERS

The Bank is not aware of any other matters to come before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the persons named in the enclosed proxy form will vote the proxy in their discretion. The Bank is furnishing with this proxy statement/offering circular, without charge to any shareholder.

SHAREHOLDER PROPOSALS

The Bylaws of the Bank provide that a shareholder must submit written notice to the President of the Bank of nominations for election as director at an annual meeting of shareholders at least 14 but not more than 50 days prior to the date of the meeting. The notification must contain certain information as provided in the Bank’s Bylaws. The Bylaws of the Bank provide that a Bank shareholder can submit proposals for inclusion in the Bank’s proxy materials for an annual meeting by delivering written notice to the Secretary of the Bank not later than 120 days prior to the date of the first anniversary date of the initial notice given to shareholders for the immediately preceding annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such annual meeting. The proposing shareholder must have held the shares for at least one year and must hold at least 1% or $1,000 in market value of shares entitled to be voted at the meeting. We urge you to send all nominations and proposals for the Bank by certified mail, return receipt requested, to the attention of the President or Secretary, as applicable, of Oak View National Bank, 128 Broadview Avenue, Warrenton, Virginia 20186.

If the reorganization is completed, you will no longer be a shareholder of the Bank, but you will be a shareholder of the Holding Company. The Bylaws of the Holding Company provide that for any nomination of a director by a shareholder, such shareholder must provide written notice to the Secretary of the Holding Company at least 60 but not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Bylaws of the Holding Company provide that a Holding Company shareholder can submit proposals for inclusion in the Holding Company’s proxy materials for an annual meeting by delivering written notice to the Secretary of the Holding Company not later than 120 days prior to the date of the first anniversary date of the initial notice given to shareholders for the immediately preceding annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such annual meeting. The proposing shareholder must have held the shares for at least one year and must hold at least the number of shares required for proponents submitting shareholder proposals under Rule 14a-8 of the Exchange Act. We urge you to send all nominations and proposals for the Holding Company by certified mail, return receipt requested, to the attention of the Secretary, Oak View Bankshares, Inc., 128 Broadview Avenue, Warrenton, Virginia 20186.

LEGAL MATTERS

The validity of Oak View Bankshares, Inc. common stock to be issued pursuant to the reorganization will be passed upon for Oak View Bankshares, Inc. by the law firm of Williams Mullen, Richmond, Virginia, which has acted as special counsel to the Bank and to Oak View Bankshares, Inc. in connection with the reorganization. In addition, certain United States federal tax matters have been passed upon by Williams Mullen.

EXPERTS

The audited financial statements of Oak View National Bank as of and for the years ended December 31, 2020 and 2019 included in this proxy statement/offering circular beginning on page F-i, have been included in reliance upon the report of Yount, Hyde & Barbour, P.C. and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Oak View Bankshares, Inc. has filed an offering statement on Form 1-A with the SEC that qualifies the Oak View Bankshares, Inc. common stock to be issued in the reorganization. This document is a part of such offering statement and constitutes an offering circular of Oak View Bankshares, Inc. and a proxy statement of Oak View National Bank for the Annual Meeting.

As allowed by SEC rules, this document does not contain all the information that you can find in the offering statement on Form 1-A filed by Oak View Bankshares, Inc. or the exhibits to such offering statement. Please refer to the offering statement for further information about Oak View Bankshares, Inc. and the Oak View Bankshares, Inc. common stock to be issued in the reorganization. Statements contained in this proxy statement/offering circular concerning the provisions of certain documents included in the offering statement are not necessarily complete. Complete copies of certain of these documents are filed as exhibits to the offering statement. You may obtain copies of all or any part of the offering statement, including exhibits thereto, free of charge by directing a request to Tammy P. Frazier, Chief Financial Officer and Secretary, 128 Broadview Avenue, Warrenton, Virginia 20186 or at the following telephone number: (540) 359-7100. In order to receive timely delivery of the documents in advance of the meeting, you must request the information no later than August 10, 2021.

You may also obtain copies of the documents that Oak View Bankshares, Inc. files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. The SEC filings made by Oak View Bankshares, Inc. are also available to the public from commercial document retrieval services and at the SEC’s Internet website at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/offering circular.

Oak View National Bank files quarterly Consolidated Reports of Condition and Income (“Call Reports”). All Call Reports are publicly available, free of charge, on the FDIC’s website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about Oak View National Bank. Nevertheless, the reports provide important information concerning Oak View National Bank’s financial condition and results of operations.

You should rely only on the information contained in this proxy statement/offering circular and the attached appendices or information referenced in this proxy statement/offering circular. We have not authorized anyone to provide you with information that is different.

The information contained in this proxy statement/offering circular speaks only as of its date unless the information specifically indicates that another date applies. You should not assume that the information in this proxy statement/offering circular is accurate as of any date other than the date on the front of this proxy statement/offering circular or the date of any agreement or document included as an appendix to this proxy statement/offering circular.

FINANCIAL STATEMENTS OF OAK VIEW NATIONAL BANK

F-i

OAK VIEW NATIONAL BANK

Warrenton, Virginia

FINANCIAL REPORT

DECEMBER 31, 2020

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and Board of Directors

Oak View National Bank

Warrenton, Virginia

Report on the Financial Statements

We have audited the accompanying financial statements of Oak View National Bank, which comprise the balance sheets as of December 31, 2020 and 2019, the related statements of income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oak View National Bank as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Roanoke, Virginia

April 14, 2021

OAK VIEW NATIONAL BANK

Balance Sheets

December 31, 2020 and 2019

	2020	2019
Assets
Cash and due from banks	$3,640,065	$2,756,799
Federal funds sold	7,261,000	26,964,000
Interest-bearing deposits in other banks	12,579,174	16,312,202
Securities held to maturity, at cost (fair value of $3,168,844 and $2,666,690 for 2020 and 2019)	3,149,392	2,649,352
Restricted stock, at cost	1,725,605	2,209,219
Loans, net of allowance for loan losses of $2,173,910 and $1,704,545 for 2020 and 2019, respectively	243,585,780	200,196,821
Premises and equipment, net	5,470,408	5,636,635
Bank owned life insurance	5,204,850	5,095,143
Accrued interest receivable	889,704	599,818
Deferred tax asset	660,299	483,249
Other real estate owned	—	253,875
Other assets	505,926	578,132

Total assets	$284,672,203	$263,735,245

Liabilities and Shareholders’ Equity

Liabilities
Deposits:
Noninterest bearing	$66,056,128	$44,830,841
Savings, interest-bearing checking and money market accounts	97,972,610	79,990,910
Time, $250,000 and over	10,847,544	12,479,557
Other time	65,009,409	71,115,222

Total deposits	$239,885,691	$208,416,530
Federal Home Loan Bank advances	16,900,000	29,800,000
Accrued expenses and other liabilities	1,572,864	1,355,682

Total liabilities	$258,358,555	$239,572,212

Commitments and Contingent Liabilities	—	—

Shareholders’ Equity
Preferred stock
$ 5 par value, authorized 2,000,000 shares, none issued and outstanding	$—	$—
Common stock
$ 1 par value, authorized 10,000,000 shares, 2,896,502 shares issued and outstanding as of December 31, 2020; 2,873,456 shares issued and outstanding as of December 31, 2019	$2,896,502	2,873,456
Additional paid-in capital	17,538,003	17,427,382
Retained earnings	5,879,143	3,862,195

Total shareholders’ equity	$26,313,648	$24,163,033

Total liabilities and shareholders’ equity	$284,672,203	$263,735,245

See Notes to Financial Statements.

OAK VIEW NATIONAL BANK

Statements of Income

For the Years Ended December 31, 2020 and 2019

	2020	2019
Interest and Dividend Income
Interest and fees on loans	$9,971,797	$10,013,813
Interest on held to maturity securities	123,114	121,329
Dividends on restricted stock	110,300	126,838
Interest on interest-bearing deposits in other banks	318,781	370,531
Interest on federal funds sold	76,670	153,506

Total interest and dividend income	$10,600,662	$10,786,017

Interest Expense
Interest on deposits	$1,684,708	$1,957,024
Interest on Federal Home Loan Bank advances	346,410	500,539
Interest on federal funds purchased	1,114	1,712

Total interest expense	$2,032,232	$2,459,275

Net Interest Income	$8,568,430	$8,326,741

Provision for (Recovery of) Loan Losses	469,052	(97,843)

Net interest income after provision for (recovery of) loan losses	$8,099,378	$8,424,585

Noninterest Income
Service charges on deposit accounts	$80,433	$110,970
Card fee income	345,269	308,051
Income on bank owned life insurance	109,707	115,347
Other income	656,592	416,582

Total noninterest income	$1,192,001	$950,950

Noninterest Expenses
Salaries and employee benefits	$3,804,430	$4,057,990
Occupancy and equipment expense	577,536	561,704
Professional services	381,576	319,734
Data processing	1,180,529	1,020,559
Promotional and marketing	147,740	168,901
Other operating expenses	660,669	695,935

Total noninterest expenses	$6,752,480	$6,824,823

Net income before income tax expense	$2,538,899	$2,550,712
Income tax expense	$521,951	505,963

Net income	$2,016,948	$2,044,749

Earnings per common share, basic	$0.70	$0.71

Earnings per common share, diluted	$0.69	$0.70

Weighted Average Common Shares Outstanding, basic	2,891,519	2,873,456

Weighted Average Common Shares Outstanding, assuming dilution	2,915,300	2,929,137

See Notes to Financial Statements.

OAK VIEW NATIONAL BANK

Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2020 and 2019

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total
Balance at December 31, 2018	$2,873,456	$17,427,382	$1,817,446	$22,118,284
Net income	—	—	2,044,749	2,044,749

Balance at December 31, 2019	$2,873,456	$17,427,382	$3,862,195	$24,163,033

Stock options exercised	23,046	110,621	—	133,667
Net income	—	—	2,016,948	2,016,948

Balance at December 31, 2020	$2,896,502	$17,538,002	$5,879,143	$26,313,648

See Notes to Financial Statements.

OAK VIEW NATIONAL BANK

Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019
Cash Flows from Operating Activities
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,016,948	$2,044,749
Net amortization and accretion of securities	(648)	464
Depreciation and amortization	210,202	210,953
Provision for (recovery of) loan losses	469,052	(97,843)
Deferred tax expense (benefit)	(177,048)	64,339
Income on bank owned life insurance	(109,707)	(115,347)
Changes in assets and liabilities:
(Increase) decrease in accrued interest and other assets	36,193	(258,908)
Increase in accrued expenses and other liabilities	217,182	280,567

Net cash provided by operating activities	$2,662,174	$2,128,974

Cash Flows from Investing Activities
(Increase) decrease in interest-bearing deposits in other banks	$3,733,028	$(70,358)
(Increase) decrease in federal funds sold	19,703,000	(23,838,000)
(Purchases) of securities	(1,249,392)	—
Maturity of securities	750,000	—
Net (purchases) redemptions of restricted stock	483,614	(221,769)
Net (increase) in loans	(43,858,011)	(1,637,015)
(Purchases) of premises and equipment	(43,975)	(144,919)

Net cash (used in) investing activities	$(20,481,736)	$(25,912,061)

Cash Flows from Financing Activities
Net increase in demand, savings, interest-bearing checking and money market deposits	$39,206,987	$12,313,954
Net increase (decrease) in time deposits	(7,737,826)	4,909,773
Net increase (decrease) in FHLB advances	(12,900,000)	6,000,000
Proceeds from exercise of stock options	133,667	—

Net cash provided by financing activities	$18,702,828	$23,223,727

Net increase (decrease) in cash and cash equivalents	$883,266	$(559,360)
Cash and cash equivalents, beginning	2,756,799	3,316,159

Cash and cash equivalents, ending	$3,640,065	$2,756,799

Supplemental Disclosures of Cash Flow Information:
Cash payments for interest	$2,119,170	$2,396,903

Cash payments for taxes	$229,880	$545,860

See Notes to Financial Statements.

Notes to Financial Statements

OAK VIEW NATIONAL BANK

Notes to Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

Oak View National Bank (the Bank) was organized under federal law as a national banking association to engage in a general banking business serving the communities in and around Marshall, Warrenton, and Culpeper, Virginia.

The Bank commenced regular operations on June 8, 2009 and is a member of the Federal Deposit Insurance Corporation. It is subject to the regulations of the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency.

In the Bank’s initial common stock offering in 2009, the Bank sold 1,402,606 shares of its common stock par value $1 per share, at $10 per share. Of the proceeds, $1,402,606 was credited to common stock and $12,623,454 was credited to additional paid-in capital.

Significant Accounting Policies

The following is a description of the significant accounting policies and practices followed by the Bank, which conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Possible Impact of COVID-19 on Significant Estimates

The outbreak of COVID-19 has adversely impacted a broad range of industries in which the Bank’s clients operate and could impair their ability to fulfill their financial obligations to the Bank. The World Health Organization declared COVID-19 to be a global pandemic and almost all public commerce and related business activities have been, to varying degrees, curtailed in order to reduce the rate of new infections. The pandemic and efforts to reduce its spread have caused significant uncertainty, volatility, and disruptions in the U.S. economy and negatively impacted financial activity in the Bank’s market. If the global response to contain COVID-19 escalates further or is unsuccessful, the Bank could experience a material adverse effect on its significant estimates, particularly the allowance for loan loss.

Notes to Financial Statements

The Bank is working with borrowers directly affected by COVID-19, providing short-term assistance in accordance with regulatory guidance. The Bank recognizes that further economic decline may affect its borrowers’ ability to repay in further periods triggering increases in the Bank’s required allowance for loan loss and related loan loss expense. It is possible that the Bank’s asset quality measures could worsen at future measurement periods if effects of the COVID-19 pandemic are prolonged. Continued economic disruption may also result in credit deterioration and require additional services.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and amounts due from banks. The Bank is a member of the Federal Reserve System and is required to maintain certain levels of its cash and cash equivalents as reserves based on regulatory requirements. This reserve requirement was $0 at December 31, 2020 and $1,084,000 at December 31, 2019. The Bank maintains cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 2020 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $3,243,233.

Interest-Bearing Deposits in Banks

Interest-bearing deposits in banks have various maturities with a maximum of 53 months and are carried at cost.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Bank intends to sell the security of (ii) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more-than-likely that the Bank will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income.

Notes to Financial Statements

Restricted Stock

As a requirement for membership, the Bank invests in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve Bank, Community Bankers Bank and Banker’s Title. These investments are carried at cost.

Loans

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by residential and commercial loans throughout the Fauquier County area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

The Bank segments its loan portfolio into real estate mortgage loans, commercial loans and consumer loans. Real estate mortgage loans are further divided into the following classes: construction and land development, residential real estate, nonresidential real estate and home equity loans. Risk factors evaluated include the economic environment’s impact on each portfolio segment and the following specific risk factors:

•	Construction and land development real estate loans carry risk associated with the completion of the project, the value of the collateral, and the continued credit- worthiness of the borrower.

•

Residential real estate mortgage loans include loans for consumer purposes and loans for investment purposes. Single family residential (1-4 units) loans for consumer purposes carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral. Single family residential (1-4 units) loans for investment purposes carry risks associated with the continued credit-worthiness of the borrower, the value of the collateral, and either the net operating income generated from the lease of the real estate collateral or income generated from the sale of the collateral.

•

Nonresidential real estate loans include owner-occupied commercial real estate loans and non-owner occupied commercial loans. Owner-occupied commercial real estate loans carry risk associated with the operations of the business that occupies the property and the value of the collateral. Non owner-occupied commercial real estate loans carry risk associated with either the net operating income generated from the lease of the real estate collateral or income generated from the sale of the collateral. Other risk factors include the credit-worthiness of the sponsor and the value of the collateral.

•	Home equity lines of credit carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

•	Commercial non-real estate loans carry risk associated with the operations of the business and the value of the collateral, if any.

•	Consumer loans represent a small portion of the portfolio and carry risk associated with the credit-worthiness of the borrower and the value of the collateral, if any.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances

Notes to Financial Statements

adjusted for the allowance for loan losses and any unamortized deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan becomes 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

With the passage of the Paycheck Protection Program (“PPP”), administered by the Small Business Administration (“SBA”), the Bank is actively participating in assisting its customers through the program. Most of the PPP loans the Bank made have a two-year term and earn interest at 1%. Guidance issued by the SBA during the second wave of funding provided terms of up to five years. If borrowers request a change from 2 years to 5 years, the Bank will likely grant the request. The Bank believes that the majority of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program. As of December 31, 2020, the Bank holds $26,281,296 in PPP loans. It is the Bank’s understanding that loans funded through the PPP program are fully guaranteed by the U.S. government. Should those circumstances change, the Bank could be required to establish additional allowance for loan loss through the provision for loan losses charged to earnings.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience of peer banks, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value, less costs to sell, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

Notes to Financial Statements

Characteristics of the Bank’s risk classification grades are as follows:

•

Pass rated loans include all loans which are considered to be either high quality, good quality or acceptable quality. Borrowers in this category have acceptable financial condition with demonstrated repayment ability.

•

Special mention loans have potential developing weaknesses that deserve extra attention. If the developing weakness is not corrected or mitigated, there may be deterioration in the ability of the borrower to repay.

•	Substandard loans are considered to have a well-defined weakness and a possibility that some future loss will be sustained if such weakness is not corrected.

•

Doubtful loans have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values highly questionable and improbable.

•	Loss represents a classification for loans which are considered uncollectable and are in the process of being charged-off.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral, less costs to sell, if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

In accordance with regulatory guidance and provisions in the CARES Act to provide relief during the COVID-19 pandemic, the Bank provided short-term concessions to borrowers who

Notes to Financial Statements

requested assistance. Through December 31, 2020, the Bank provided principal and/or interest extensions on 94 loans with balances totaling $24,272,376 for COVID-19 related hardship. As of December 31, 2020, $2,560,922 in loans remain on deferral under CARES Act provisions. Loans that qualified for COVID-19 related modifications were not more than 30 days past due as of December 31, 2019. As such, they were not considered TDRs based on the relief provisions of the CARES Act and recent interagency regulatory guidance. On December 27, 2020, the Consolidated Appropriations Act, 2021, amended the CARES Act. This extended the period in which a COVID-19 related modification could be provided and not be considered a TDR through the earlier of January 1, 2022, or 60 days after the national emergency concerning COVID-19 declared by the president terminates.

The Company is monitoring loans with COVID-19 related modifications. If loans within this population require subsequent modifications, including payment extensions beyond six months, the Company will consider the borrower’s financial status at the time of the request and the effect of all modifications, past and requested, on the loan. If the borrower is deemed to be in financial difficulty that is not short-term and the impact of all modifications is considered to amount to a concession under U.S. GAAP, the loan will be designated a TDR. The Company is also monitoring the population of such loans to determine whether other credit-related actions should be taken, possibly including downgrading credit risk ratings, designating as nonaccrual or charge-off.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank – put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Premises and Equipment

Land is carried at cost. Furniture, equipment, and software are carried at cost less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets, which range from 3 to 39 years, or the expected terms of the leases, if shorter.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.

Notes to Financial Statements

The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Bank did not recognize any uncertain tax positions at December 31, 2020 and 2019.

Bank Owned Life Insurance

The Bank purchased life insurance policies during 2015 on certain key executives. These policies are recorded at their cash surrender values. Increases in the cash surrender value of the life insurance contracts are included in noninterest income.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated costs to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Changes in the valuation allowance are included in the income statement in the line “Other operating expenses”. As of December 31, 2020 the Bank had no properties classified as other real estate owned and one property classified as other real estate owned totaling $253,875 as of December 31, 2019. There were no consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process as of December 31, 2020 or 2019.

Advertising Costs

The Bank follows the policy of charging the costs of advertising to expense as incurred. Advertising expenses were $80,050 and $61,010 in 2020 and 2019, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Bank had no elements of other comprehensive income for the years ended December 31, 2020 and 2019.

Earnings Per Common Share

Basic earnings per common share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares of 23,781 at December 31, 2020 and 55,681 at December 31, 2019 that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed

Notes to Financial Statements

issuance. Potential common shares that may be issued by the Bank related solely to outstanding stock options and are determined using the treasury stock method. At December 31, 2020 stock options to purchase 64,334 were outstanding and included in the calculation of dilutive weighted average shares and at December 31, 2019 stock options to purchase 147,905 were outstanding and included in the calculation of dilutive weighted average shares.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current year presentation. None were of a material nature.

Adoption of New Accounting Standards

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” The amendments modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. Certain disclosure requirements in Topic 820 are also removed or modified. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain of the amendments are to be applied prospectively while others are to be applied retrospectively. Early adoption was permitted. The adoption of ASU 2018-13 did not have a material impact on the Bank’s financial statements.

In March 2020 (Revised in April 2020), various regulatory agencies, including the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, (“the agencies”) issued an interagency statement on loan modifications and reporting for financial institutions working with customers affected by the Coronavirus. The interagency statement was effective immediately and impacted accounting for loan modifications. Under Accounting Standards Codification 310-40, “Receivables – Troubled Debt Restructurings by Creditors,” (“ASC 310-40”), a restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. The agencies confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief, are not to be considered TDRs. This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented. In August 2020, a joint statement on additional loan modifications was issued. Among other things, the Interagency Statement addresses accounting and regulatory reporting considerations for loan modifications, including those accounted for under Section 4013 of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The CARES Act was signed into law on March 27, 2020 to help support individuals and businesses through loans, grants, tax changes and other types of relief. The most significant impacts of the Act related to accounting for loan modifications and establishment of the Paycheck Protection Program (“PPP”). On December 21, 2020, the Consolidated Appropriates Act of 2021 (“CAA”) was passed. The CAA extends or modifies many of the relief programs first created by the CARES Act, including the PPP and treatment of certain loan modifications related to the COVID-19 pandemic. Although the Bank expects this interagency guidance to have a material impact on its financial statements the impact cannot be quantified at this time. The number and balance of loans on which the Bank approved payment deferrals are detailed in Note 3 and elsewhere in this note.

Notes to Financial Statements

Recent Accounting Pronouncements

During February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, “Leases (Topic 842).” Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. The ASU was initially effective for non-public business entities’ financial statements issued for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. In June 2020, the FASB issued ASU 2020-05. Under ASU 2020-05, private companies may apply the new leases standard for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022. Earlier application is permitted. The Bank is currently assessing the impact that ASU 2016-02 will have on its financial statements.

In During June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The FASB has issued multiple updates to ASU 2016-13 as codified in Topic 326, including ASU’s 2019-04, 2019-05, 2019-10, 2019-11, 2020-02, and 2020-03. The ASU is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application is permitted. The Bank is currently assessing the impact that ASU 2016-13 will have on its financial statements and is in the process of collecting data and evaluating models.

In May 2019, the FASB issued ASU 2019-05, “Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief.” The amendments in this ASU provide entities that have certain instruments within the scope of Subtopic 326-20 with an option to irrevocably elect the fair value option in Subtopic 825-10, applied on an instrument-by-instrument basis for eligible instruments, upon the adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. An entity that elects the fair value option should subsequently measure those instruments at fair value with changes in fair value flowing through earnings. The effective date and transition methodology for the amendments in ASU 2019-05 are the same as in ASU 2016-13. The Bank is currently assessing the impact that ASU 2019-05 will have on its financial statements.

Notes to Financial Statements

During November 2019, the FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) – Effective Dates.” This ASU finalizes various effective date delays for standards on current expected credit losses (CECL), leases, and hedging for private companies, not-for-profit organizations, and certain smaller reporting companies. The effective dates for each of the standards for non-public business entities are now as follows:

•	CECL (ASU No. 2016-13): Fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Earlier application is permitted.

•

Leases (ASU No. 2016-02): Fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Earlier application is permitted. In June 2020, the FASB issued ASU 2020-05. Under ASU 2020-05, private companies may apply the new leases standard for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022.

•

Derivatives and Hedging (ASU No. 2017-12): Fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption, including adoption in an interim period, is permitted.

During November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” This ASU addresses issues raised by stakeholders during the implementation of ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” Among other narrow-scope improvements, the new ASU clarifies guidance around how to report expected recoveries. “Expected recoveries” describes a situation in which an organization recognizes a full or partial write-off of the amortized cost basis of a financial asset, but then later determines that the amount written off, or a portion of that amount, will in fact be recovered. While applying the credit losses standard, stakeholders questioned whether expected recoveries were permitted on assets that had already shown credit deterioration at the time of purchase (also known as PCD assets). In response to this question, the ASU permits organizations to record expected recoveries on PCD assets. In addition to other narrow technical improvements, the ASU also reinforces existing guidance that prohibits organizations from recording negative allowances for available-for-sale debt securities. The effective date and transition methodology for the amendments in ASU 2019-11 are the same as in ASU 2016-13.The Bank is currently assessing the impact that ASU 2019-11 will have on its financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes.” The ASU is expected to reduce cost and complexity related to the accounting for income taxes by removing specific exceptions to general principles in Topic 740 (eliminating the need for an organization to analyze whether certain exceptions apply in a given period) and improving financial statement preparers’ application of certain income tax-related guidance. This ASU is part of the FASB’s simplification initiative to make narrow-scope simplifications and improvements to accounting standards through a series of short-term projects. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Bank is currently assessing the impact that ASU 2019-12 will have on its financial statements.

Notes to Financial Statements

Note 2.	Securities

Amortized cost and fair values of securities held to maturity as of December 31, 2020 and 2019, are as follows:

	2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$1,249,392	$4,346	$(10)	$1,253,728
Corporate Debt Securities	1,900,000	15,116	—	1,915,116

Total	$3,149,392	$19,462	$(10)	$3,168,844

	2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$999,352	$4,094	$(1,497)	$1,001,949
Corporate Debt Securities	1,650,000	17,084	(2,343)	1,664,741

Total	$2,649,352	$21,178	$(3,840)	$2,666,690

The amortized cost and fair value of securities held to maturity as of December 31, 2020 and 2019, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

	2020		2019
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than one year	$1,249,392	$1,253,728	$250,218	$250,410
One to three years	—	—	749,134	751,539
Three to five years	650,000	650,000	—	—
Five to ten years	1,250,000	1,265,116	1,650,000	1,664,741

	$3,149,392	$3,168,844	$2,649,352	$2,666,690

Notes to Financial Statements

The held to maturity investments in an unrealized loss position at December 31, 2020 and 2019 that were temporarily impaired are as follows:

	2020
	Less than 12 months		12 Months of More		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities of U.S. government and Federal agencies	$499,576	$(10)	$—	$—	$499,576	$(10)
Corporate Debt Securities	—	—	—	—	—	—

Total	$499,576	$(10)	$—	$—	$499,576	$(10)

	2019
	Less than 12 months		12 Months of More		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities of U.S. government and Federal agencies	$—	$—	$247,945	$(1,497)	$247,945	$(1,497)
Corporate Debt Securities	—	—	247,658	(2,343)	247,658	(2,343)

Total	$—	$—	$495,603	$(3,840)	$495,603	$(3,840)

The Bank had one security in an unrealized loss position as of December 31, 2020. It is expected that the security will not be settled at a price less than the amortized cost of the Bank’s investment. The Bank has the ability and intent to hold this security until such time as the fair market value recovers or the security mature. Further, the Bank believes the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer. The Bank does not consider this investment to be other-than temporarily impaired at December 31, 2020.

There were no trading securities or available for sale securities at December 31, 2020 or 2019.

At December 31, 2020, $1,250,000 of investment securities with a carrying value of $1,249,392 were pledged to the Virginia Treasury Board as security for public deposits and $1,000,000 of investment securities with a carrying value of $999,352 were pledged as of December 31, 2019.

Notes to Financial Statements

Note 3.	Loans

A summary of the balances of loans follows:

	2020	2019
Real Estate Mortgage:
Construction and land development	$5,312,827	$5,312,412
Residential real estate	98,855,161	93,592,920
Nonresidential	66,530,602	55,791,758
Home equity loans	15,942,015	15,874,366
Consumer	3,049,971	2,668,145
Commercial	56,349,673	28,397,268

Loans, gross	$246,040,249	$201,636,869
Less:
Allowance for loan losses	2,173,910	1,704,545
Unearned income (deferred costs), net	280,559	(264,497)

Loans, net	$243,585,780	$200,196,821

Overdrafts totaling $3,465 and $13,738 at December 31, 2020 and 2019 were reclassified from deposits to loans.

Notes to Financial Statements

A summary of transactions in the allowance for loan losses is as follows for the years ended December 31, 2020 and 2019:

	December 31, 2020
	Real Estate Mortgage	Consumer	Commercial	Total
Allowance for Loan Losses:
Balance, December 31, 2019	$1,528,017	$16,718	$159,810	$1,704,545
Loans charged off	—	(1,176)	—	(1,176)
Recoveries	—	1,490	—	1,490

Net loans charged off	$—	$314	$—	$314

Provision for loan losses	453,935	8,970	6,147	469,052

Balance, December 31, 2020	$1,981,952	$26,002	$165,957	$2,173,910

Ending balan.ce: individually evaluated for impairment	$—	$—	$3,724	$3,724

Ending balance: collectively evaluated for impairment	$1,981,952	$26,002	$162,233	$2,170,186

Loans Receivable:
Balance, December 31, 2020	$186,640,605	$3,049,971	$56,349,673	$246,040,249

Ending balance: individually evaluated for impairment	$—	$—	$24,825	$24,825

Ending balance: collectively evaluated for impairment	$186,640,605	$3,049,971	$56,324,848	$246,015,425

	December 31, 2019
	Real Estate Mortgage	Consumer	Commercial	Total
Allowance for Loan Losses:
Balance, December 31, 2018	$1,606,842	$19,297	$184,311	$1,810,450
Loans charged off	—	(10,228)	—	(10,228)
Recoveries	—	2,166	—	2,166

Net loans charged off	$—	$(8,062)	$—	$(8,062)
Provision for (recovery of) loan losses	(78,825)	5,483	(24,501)	(97,843)

Balance, December 31, 2019	$1,528,017	$16,718	$159,810	$1,704,545

Ending balance: individually evaluated for impairment	$—	$—	$4,414	$4,414

Ending balance: collectively evaluated for impairment	$1,528,017	$16,718	$155,396	$1,700,131

Loans Receivable:
Balance, December 31, 2019	$170,571,456	$2,668,145	$28,397,268	$201,636,869

Ending balance: individually evaluated for impairment	$—	$—	$29,425	$29,425

Ending balance: collectively evaluated for impairment	$170,571,456	$2,668,145	$28,367,843	$201,607,444

Notes to Financial Statements

The following table represents the credit quality of loan by class as December 31, 2020 and 2019:

	December 31, 2020
	Pass	Special Mention	Substandard	Doubtful	Loss
Real estate mortgage	$180,589,668	$2,782,085	$3,268,852	$—	$—
Consumer	3,049,971	—	—	—	—
Commercial	55,829,091	290,079	230,503	—	—

Total	$239r,468,730	$3,072,164	$3,499,355	$—	$—

	December 31, 2019
	Pass	Special Mention	Substandard	Doubtful	Loss
Real estate mortgage	$169,196,365	$1,090,626	$284,465	$—	$—
Consumer	2,668,145	—	—	—	—
Commercial	28,076,840	—	320,428	—	—

Total	$199,941,350	$1,090,626	$604,893	$—	$—

Impaired loans as of December 31, 2020 and 2019 were $24,825 and $29,425, respectively. Specific reserves related to impaired loans were $3,724 and $4,414 as of December 31, 2020 and 2019, respectively. Recorded investment approximated unpaid principal balance on these loans as of December 31, 2020 and 2019. Nonaccrual loans at December 31, 2020 and 2019 were $24,825 and $29,425, respectively.

During the year ended December 31, 2020, the Bank granted payment deferrals on 94 loans with an outstanding principal balance of $24,272,346. As of December 31, 2020, all but 6 of these loans with a principal balance of $2,560,922 have resumed payments. Under the provisions of the CARES Act and subsequently the CAA act none of these payment deferrals were considered to be troubled debt restructurings. There were no loans considered to be troubled debt restructurings at December 31, 2020 or December 31, 2019.

There were no loans greater than 30 days past due at December 31, 2020 and 2 loans with a principal balance of $173,434 greater than 30 days past due at December 31, 2019.

Note 4.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	2020	2019
Land	$3,090,851	$3,090,851
Building and improvements	2,862,562	2,860,100
Furniture, fixtures and equipment	1,604,041	1,562,528
Software	88,625	88,625

	$7,646,079	$7,602,104
Less accumulated depreciation	2,175,671	1,965,469

	$5,470,408	$5,636,635

For the years ended December 31, 2020 and 2019, depreciation expense was $210,202 and $210,953, respectively.

Total rent expense on leases for the year ended December 31, 2020 and 2019 amounted to $28,607 and $17,946, respectively.

Notes to Financial Statements

Note 5.	Related Party Transactions

Executive officers, directors and their affiliates had loans outstanding of $5,913,475 and $6,752,575 at December 31, 2020 and 2019, respectively. Unfunded commitments were $645,642 at December 31, 2020. During the year ended December 31, 2020 total principal additions were $1,720,619 and total principal repayments were $2,559,719.

Deposits from related parties held by the Bank amounted to $4,192,908 and $6,196,377 at December 31, 2020 and 2019, respectively.

In management’s opinion, these transactions occurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

Note 6.	Time Deposits

Remaining maturities on certificates of deposit are as follows:

Certificates of Deposit
2021	57,920,221
2022	10,314,529
2023	6,329,220
2024	795,469
2025	497,514

$75,856,953

There were no brokered deposits at December 31, 2020 and 2019.

Note 7.	Borrowings

The Bank has a credit line available with the Federal Home Loan Bank totaling $88.5 million at December 31, 2020. As of December 31, 2020 and 2019 the Bank had advances outstanding of $16.9 million and $29.8 million, respectively. These advances are secured by a blanket floating lien on real estate mortgage loans secured by 1 to 4 family residential properties. Total collateral under the blanket lien amounted to approximately $86.1 million and $83.3 million as of December 31, 2020 and 2019, respectively.

The contractual maturities of Federal Home Loan Bank advances are as follows:

	Balance	Rate

2021	2,000,000	1.51%
2023	4,900,000	3.06%
2029	10,000,000	0.69%

Total	$16,900,000	1.48%

The Bank established a credit facility with the Federal Reserve Bank in 2015. This facility is secured by a blanket floating lien on real estate mortgage loans secured by commercial properties and commercial loans. No amounts were outstanding at December 31, 2020 and December 31, 2019. The collateral under the blanket lien amounted to approximately $75.7 and $64.2 million as of December 31, 2020 and 2019, respectively. Availability on the facility was $49.9 million and $42.8 million at December 31, 2020 and December 31, 2019.

Notes to Financial Statements

The Bank has unsecured federal fund lines available with correspondent banks totaling $15.5 million available for overnight borrowing. No amounts were outstanding at December 31, 2020 and 2019.

Note 8.	Income Taxes

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 are presented below:

	2020	2019
Deferred Tax Assets:
Allowance for loan losses	$446,563	$348,062
Organizational and start-up expenses	76,020	98,270
Accrued vacation	59,739	53,364
OREO writedown	—	6,344
Depreciation	16,140	—
Nonaccrual interest	2,920	2,595
Deferred loan fees	58,917
Stock based compensation	—	32,132

	$660,299	$540,767

Deferred Tax Liabilities:
Depreciation	—	1,971
Deferred loan fees	$—	$55,545

Net deferred tax assets	$660,299	$483,251

The provision for income taxes charged to operations for the years ended December 31, 2020 and 2019, consists of the following:

	2020	2019

Current tax expense	$698,999	$441,624
Deferred tax expense (benefit)	(177,048)	64,339

	$521,951	$505,963

	2020	2019

Tax at statutory federal rate	$533,169	$535,650
Tax exempt interest income	(10,574)	(11,166)
Cash surrender value of life insurance	(23,038)	(24,223)
Other	22,394	5,702

Income tax expense	$521,951	$505,963

The Bank is no longer subject to examination for federal purposes for the tax years prior to 2017.

Notes to Financial Statements

Note 9.	Financial Instruments With Off-Balance-Sheet Risk

The Bank is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2020 and 2019, the following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,
	2020	2019
Commitments to extend credit	$8,790,462	$8,435,794
Unfunded commitments under lines of credit	42,543,927	31,067,263
Commercial and standby letters of credit	1,257,432	679,782

	$52,591,821	$40,182,839

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

Note 10.	Minimum Regulatory Capital Requirements

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital

Notes to Financial Statements

requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in January 1, 2019. As part of the requirements, the Common Equity Tier 1 Capital is calculated and utilized in the assessment of capital for all institutions.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are not conditions or events since that notification that management believes have changed the institutions category.

The Basel III rules introduced the requirement of a 2.5% capital conservation buffer, to be phased in beginning on January 1, 2016 and ending on January 1, 2019. Banking organizations without other supervisory issues that wish to distribute capital freely, such as in the payment of dividends for example, must maintain the new capital conservation buffer. The final capital rules required the Bank to comply with the following minimum capital ratios (including the conservation buffer) effective January 1, 2020 and 2019 respectively (1) a common equity Tier 1 capital ratio of 7.0% and 6.350% of risk-weighted-assets; (2) a Tier 1 capital ratio of 8.5% and 7.875% of risk-weighted-assets; (3) a total capital ratio of 10.5% and 9.875% of risk-weighted-assets; and (4) a leverage ratio of 5.0% of total assets.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 common equity, and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets, as all those terms are defined in the applicable regulations.

In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community banking leverage ratio framework (CBLR framework), for qualifying community banking organizations, consistent with section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020 and was elected by the Bank as of March 31, 2020. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to section 4012 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and a second interim final rule that provides a graduated increase in the community banking leverage ratio requirement after the expiration of the temporary changes implemented pursuant to section 4012 of the CARES Act.

The community banking leverage ratio removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires Tier1 to average assets (leverage) ratio. Qualifying banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules (generally applicable rule) and if applicable, will be considered to have met the well capitalized ratio requirements for purposes of section 38 of the Federal Deposit Insurance Act. Under the interim final rules the community bank leverage ratio minimum requirement is 8% as of December 31, 2020, 8.5% for calendar year 2021, and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace ratio of 7% as of December 31, 2020, 7.5% for calendar year 2021, and 8% for calendar year 2022 and beyond.

Notes to Financial Statements

Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2020, the Bank was a qualifying community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.

Management believes as of December 31, 2020, the Bank met all capital adequacy requirements to which it was subject.

The Bank’s required and actual capital amounts and ratios are set forth in the following table:

			Actual		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
			Amount	Ratio	Amount	Ratio
			(Amounts in Thousands)
As of December 31, 2020:
Tier 1 Capital (to Average Assets)			$26,314	9.14%	$23,022	8.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Amounts in Thousands)
As of December 31, 2019:
Total Capital (to Risk Weighted Assets)	$25,868	14.86%	$18,278	10.500%	$17,408	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$24,163	13.88%	$14,797	8.500%	$13,926	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$24,163	13.88%	$12,185	7.00%	$11,315	6.50%
Tier 1 Capital (to Average Assets)	$24,163	9.36%	$12,914	5.00%	$12,914	5.00%

Notes to Financial Statements

Note 11.	Fair Value Measurements

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants in the principal or most advantageous market for the asset or liability at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 -	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2 -	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3 -	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by the Bank to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Other Real Estate Owned (OREO): The carrying amount of real estate owned by the Bank resulting from foreclosures is estimated at the lesser of cost or fair value of the real estate based on an observable market price or a current appraised value less selling costs. If carried at market price based on appraised value using observable market data, it is recorded as nonrecurring Level 2. When an appraised value is not available or is not current, or management determines the fair value of the real estate is further impaired below the appraised value or there is no observable market price, the Bank records the real estate as nonrecurring Level 3.

Notes to Financial Statements

As of December 31, 2020 the Bank held no OREO. OREO with a Level 2 fair value of $253,875, based on an observable market price less selling costs, was held as of December 31, 2019.

The estimated fair values and related carrying amounts of the Bank’s financial instruments as of December 31, 2020 and 2019 are as follows:

	Fair Value Measurements at December 31, 2020 using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
			(In thousands)
Financial assets:
Cash and cash equivalents	$3,640	$3,640	$—	$—	$3,640
Interest-bearing deposits in banks	12,579	—	12,579	—	12,579
Federal funds sold	7,261	7,261	—	—	7,261
Securities held to maturity	3,149	—	1,254	1,915	3,169
Restricted stock	1,726	—	1,726	—	1,726
Loans, net	243,586	—	—	245,815	245,815
Bank owned life insurance	5,205	—	5,205	—	5,205
Accrued interest receivable	890	—	890	—	890

Total financial assets	$278,036	$10,901	$21,654	$247,730	$280,285

Financial liabilities:
Deposits	$239,886	$—	$240,612	$—	240,612
Federal Home Loan Bank advances	16,900	—	17,817	—	17,817
Accrued interest payable	155	—	155	—	155

Total financial liabilities	$256,941	$—	$258,584	$—	$258,584

	Fair Value Measurements at December 31, 2020 using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
			(In thousands)
Financial assets:
Cash and cash equivalents	$2,757	$2,757	$—	$—	$2,757
Interest-bearing deposits in banks	16,312	—	16,312	—	16,312
Federal funds sold	26,964	26,964	—	—	26,964
Securities held to maturity	2,649	—	1,002	1,665	2,667
Restricted stock	2,209	—	2,209	—	2,209
Loans, net	200,197	—	—	198,476	198,476
Bank owned life insurance	5,095	—	5,095	—	5,095
Accrued interest receivable	600	—	600	—	600

Total financial assets	$256,783	$29,721	$25,218	$200,141	$255,080

Financial liabilities:
Deposits	$208,417	$—	$208,757	$—	208,757
Federal Home Loan Bank advances	29,800	—	30,665	—	30,665
Accrued interest payable	242	—	242	—	242

Total financial liabilities	$238,459	$—	$239,664	$—	$239,664

Notes to Financial Statements

Note 12.	401(k) Plan

The Bank has adopted a contributory 401(k) profit sharing plan which covers substantially all employees. Participating employees may elect to contribute up to the maximum percentage allowed by the Internal Revenue Service, as defined in the plan. The Bank contributes 3% of the employees’ pay regardless of whether the employees contribute. The Bank also matches 100% of the employees’ contribution, up to 4%. Therefore, in combination, the maximum that the Bank contributes is 7%. The amount charged to expense for this plan for the years ended December 31, 2020 and 2019 was $243,442 and $242,857, respectively.

Note 13.	Stock Compensation Plan

The shareholders approved a Stock Compensation Plan on May 24, 2010. Incentive stock options, nonqualified stock options and restricted stock may be granted under the Plan. The exercise price of each option equals the market price of the Bank’s stock on the date of grant and an option’s maximum term is ten years. For the years ended December 31, 2020 and 2019, the Bank did not recognize any stock based compensation expense as all prior grants have been fully expensed.

The Plan provides for stock options to be granted to the Bank’s directors, officers and employees for up to 210,000 shares of Common Stock. A summary of the status of the Bank’s stock incentive plan is presented below:

	2020
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (1)
Outstanding at beginning of year	147,905	$5.45	0.98
Granted	—	—	—
Exercised	23,046	5.80	—
Forfeited	60,525	5.80	—

Outstanding and exercisable at end of year	64,334	$5.00	0.41	$151,185

(1)

The aggregate intrinsic value of the stock options in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders (where the options had intrinsic value) exercised their options on December 31, 2020.

No options were granted during 2020 or 2019.

As of December 31, 2020, there was no unrecognized compensation cost related to share-based compensation arrangements granted under the Plan.

Notes to Financial Statements

Note 14.	Other Noninterest Income

Other income in the noninterest income section of the statements of income include the following components:

	Years Ended December 31,
	2020	2019

Mortgage loan fee income	$518,853	$290,767
Wire fees	36,003	25,096
Safe deposit box rental	14,763	12,875
Rental income	65,987	61,682
Other non-interest income	20,986	26,162

Total other non-interest income	$656,592	$416,582

Note 15.	Other Operating Expenses

Other operating expenses in the statements of income include the following components:

	Years Ended December 31,
	2020	2019

Printing and office supplies	$93,800	$77,869
Telephone expense	62,234	61,568
Employee training expense	18,942	39,382
Other loan expense	29,192	42,166
Postage	22,545	21,907
Insurance expense	58,138	55,295
Dues and memberships	39,849	37,451
Directors fees	68,084	44,696
State franchise tax	209,858	203,528
Other operating expense	58,027	112,073

Total other operating expenses	$660,669	$695,935

Note 16.	Revenue Recognition

On January 1, 2018, the Bank adopted ASU No. 2016-10 “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. As stated in Note 1 Summary of Significant Accounting Policies, the implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary.

Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange

Notes to Financial Statements

fees, merchant income, and annuity and insurance commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Bank’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.

Service Charges on Deposit Accounts

Service charges and fees on deposit accounts consist of account analysis fees (i.e., net fees earned on analyzed business and public checking accounts), monthly service fees, check orders, and other deposit account related fees. The Bank’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Bank’s performance obligation is satisfied and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Card Fee Income

Debit and credit card fees are primarily comprised of debit and credit card income, merchant services income, and other service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Bank’s debit and credit cards are processed through card payment networks such as Visa. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. The Bank’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Other Income

Other fees consist of safe deposit rents, wire fees, check cashing fees, and other miscellaneous income. These fees are largely transaction-based; therefore, the Bank’s performance obligation is satisfied and the resultant revenue is recognized at the point in time the service is rendered. Payments for transaction-based fees are generally received immediately or in the following month by a direct charge to the customer’s account.

Note 17.	Subsequent Events

In accordance with ASC 855-10, the Bank evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

The Bank evaluated subsequent events through April 14, 2021, the date the financial statements were available to be issued.

Appendix A

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

A-i

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

This REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), dated as of May 27, 2021, is entered into between Oak View National Bank (the “Bank”), a national bank organized under the laws of the United States, and Oak View Bankshares, Inc. (the “Holding Company”), a corporation organized under the laws of the Commonwealth of Virginia.

RECITALS:

1. The Bank is a national bank duly organized under the laws of the United States with its main office in Warrenton, Virginia. The Bank is authorized by its Articles of Association to issue up to ten million (10,000,000) shares of common stock, par value $1.00 per share (“Bank Common Stock”), and two million (2,000,000) shares of preferred stock, par value $5.00 per share. As of the date of this Agreement, there are 2,956,157 shares of Bank Common Stock issued and outstanding. There are no shares of preferred stock issued and outstanding.

2. The Holding Company is a corporation duly organized under the laws of the Commonwealth of Virginia, having its principal executive offices in Warrenton, Virginia. Immediately prior to the Effective Time of the Share Exchange (as such terms are defined below), the Holding Company will have authorized and unissued ten million (10,0000,000) shares of common stock, par value $1.00 per share (“Holding Company Common Stock”), and two million (2,000,000) shares of preferred stock, par value $5.00 per share. In connection with the formation of the Holding Company, one hundred (100) shares of Holding Company Common Stock have been issued at a price of $1.00 per share to the Bank.

3. The boards of directors of each of the Bank and the Holding Company desire to establish a holding company structure pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company.

4. The boards of directors of each of the Bank and the Holding Company have deemed advisable a share exchange transaction between the Bank and the Holding Company (the “Share Exchange”) in order to establish the holding company structure and have approved this Agreement and authorized its execution and delivery.

5. The parties intend that the Share Exchange shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

In consideration of the mutual agreements and premises set forth herein, the Bank and the Holding Company hereby enter into this Agreement and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

ARTICLE I

TERMS OF THE SHARE EXCHANGE

1.1 Share Exchange. At the Effective Time, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for, without any action on the part of the holder, one share of Holding Company Common Stock, pursuant to a statutory share exchange under Virginia law and with the effect set forth under Section 13.1-721 of the Virginia Stock Corporation Act (the “Share Exchange”). At the Effective Time, each holder of Bank Common Stock will cease to be a shareholder of the Bank and the ownership of all shares of Bank Common Stock shall automatically vest in the Holding Company. As a result of the Share Exchange, the Holding Company shall become the sole shareholder of the Bank, and the Bank will continue in existence as a wholly-owned subsidiary of the Holding Company. The respective articles of association, articles of incorporation, bylaws, names, offices, corporate identity, and officers and directors of the Bank and the Holding Company will not be changed as a result of the Share Exchange. In addition, the one hundred (100) shares of Holding Company Common Stock issued to the Bank in connection with the formation of the Holding Company will automatically be redeemed by the Holding Company at the Effective Time at $1.00 per share. Consequently, as a result of the Share Exchange, the existing shareholders of the Bank will become the only shareholders of the Holding Company, and the Holding Company will have 2,956,157 shares of common stock issued and outstanding, assuming there are no exercises of dissenters rights, no exercises of options and no issuances of common stock prior to the Effective Time.

1.2 Exchange of Bank Common Stock Certificates. From and after the Effective Time, each holder of an outstanding certificate or certificates that, prior thereto, represented whole shares of Bank Common Stock shall, upon surrender of such certificate(s) to the transfer agent of the Bank and the Holding Company, be entitled to receive, in exchange therefore, a certificate or certificates representing the same number of shares of Holding Company Common Stock. Until so surrendered, each such outstanding certificate that, prior to the Effective Time, represented shares of Bank Common Stock shall be deemed for all corporate purposes to evidence the ownership of the same number of Holding Company Common Stock into which such shares of Bank Common Stock shall have been so converted. Former holders of shares of Bank Common Stock will not be required to exchange their Bank Common Stock certificates for new certificates evidencing the same number of shares of Holding Company Common Stock. If, in the future, the Holding Company decides to effect an exchange of stock certificates, instructions for such exchange will be sent to all holders of record of Holding Company Common Stock.

1.3 Transfer of Shares Held in Book Entry. From and after the Effective Time, any whole and fractional shares of Bank Common Stock held for shareholders in book entry form shall automatically be converted by the transfer agent of the Bank and the Holding Company to the same number of whole and/or fractional shares of Holding Company Common Stock, and are to be held for the accounts of the former holders of Bank Common Stock.

1.4 Sole Rights, Etc. At the Effective Time, the holders of certificates or owners of book entry accounts formerly representing shares of Bank Common Stock outstanding at the Effective Time shall cease to have any rights with respect to the stock of the Bank, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Bank Common Stock shall have been converted by the Share Exchange.

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ARTICLE II

CONDITIONS TO THE SHARE EXCHANGE; TERMINATION

2.1 Conditions to the Share Exchange. The consummation of the Share Exchange is subject to satisfaction of the following conditions:

(a) Shareholder Approvals. This Agreement must be approved by a vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock at a meeting of shareholders and by the written approval in lieu of a meeting by the Bank as the sole shareholder of the Holding Company. None of such approvals shall have been revoked on or prior to the Effective Time.

(b) Securities Qualification. The shares of Holding Company Common Stock to be issued to the holders of Bank Common Stock pursuant to the Share Exchange shall have been qualified under the Securities Act of 1933, as amended, and the Holding Company shall have complied with all applicable state securities or “blue sky” laws relating to the issuance of Holding Company Common Stock.

(c) Regulatory Approvals; Consents. Any and all approvals from the Office of the Comptroller of the Currency, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Virginia State Corporation Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Share Exchange and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

(d) Tax Status. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its special legal counsel, Williams Mullen, to the effect that the Share Exchange will be treated as a tax-free reorganization under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of the Bank Common Stock held by them solely for Holding Company Common Stock.

(e) Dissenting Shares. The number of shares whose holders have perfected dissenters’ rights under the National Bank Act and the related regulations of the Office of the Comptroller of the Currency shall not represent one percent (1%) or more of the outstanding shares of Bank Common Stock.

2.2 Termination. This Agreement may be terminated at any time prior to the Effective Time at the election of either of the parties hereto if any one or more of the conditions to the obligations of either of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Time by the mutual consent of the respective boards of directors of the parties.

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2.3 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or shareholders.

2.4 Costs and Expenses. The Bank shall pay all costs and expenses incurred by it and the Holding Company in connection with this Agreement and the transactions contemplated hereunder.

ARTICLE III

EFFECTIVE TIME OF SHARE EXCHANGE

Upon satisfaction of the requirements of law and the conditions contained in this Agreement, the Share Exchange shall become effective on the date and time shown on the Certificate of Share Exchange issued by the Virginia State Corporation Commission (the “Effective Time”). The rights of each shareholder of the Bank to participate in the Share Exchange shall be determined as of the Effective Time.

ARTICLE IV

RIGHTS OF DISSENTING SHAREHOLDERS

If this Agreement has been approved by the shareholders of the Bank and the Holding Company, any shareholder of the Bank who votes against this Agreement at the shareholder meeting called for shareholders of the Bank to vote on the Agreement or who gives notice of his or her dissent in writing to the presiding officer at or prior to such meeting, shall have the rights of a “dissenting shareholder” and the right to receive the value of his or her shares, pursuant to 12 U.S.C. Section 215a, by providing a written request to the Bank within thirty (30) days after the Effective Time.

ARTICLE V

MISCELLANEOUS

5.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived at any time by any party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

5.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules and regulations, by an amendment in writing, provided that any such amendment or modification (i) does not change the amount or kind of securities to be issued by the Holding Company or to be received under this Agreement by the shareholders of the parties hereto, and (ii) is not materially

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adverse to the Bank, the Holding Company or their shareholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of special legal counsel to the Bank such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the shareholders of the Bank by an instrument in writing, provided that the effect of such amendment would not (i) change the amount or kind of securities to be issued by the Holding Company or to be received under this Agreement by the shareholders of the parties hereto, and (ii) be materially adverse to the Bank, the Holding Company or their shareholders.

5.3 Effect on Business Plan of Bank. No changes to the Bank’s business plan are planned or expected in connection with the transaction contemplated under this Agreement. The main office and branches of the Bank immediately prior to the Share Exchange shall remain as such after the Effective Time.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except insofar as the federal law of the United States is deemed to apply.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

OAK VIEW BANKSHARES, INC.

By:	/s/ Michael A. Ewing
Michael A. Ewing Chief Executive Officer

OAK VIEW NATIONAL BANK

By:	/s/ Kevin A. Lee
Kevin A. Lee President

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Appendix B

ARTICLES OF INCORPORATION OF OAK VIEW BANKSHARES, INC.

B-i

ARTICLES OF INCORPORATION

OF

OAK VIEW BANKSHARES, INC.

I. NAME

The name of the corporation is Oak View Bankshares, Inc. (the “Corporation”).

II. PURPOSE

The purpose for which the Corporation is formed is to act as a holding company and to transact any or all lawful business not required to be stated in the Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

III. CAPITAL STOCK

1. Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 12,000,000, of which 10,000,000 shares shall be shares of common stock, par value $1.00 per share (“Common Stock”), and 2,000,000 shares shall be shares of preferred stock, par value $5.00 per share (“Preferred Stock”).

2. Common Stock.

(a) Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

(b) Subject to the rights of holders of Preferred Stock and subject to any other provisions of these Articles of Incorporation or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board of Directors from time to time.

3. Preferred Stock. Shares of Preferred Stock may be issued in one or more series as determined by the Board of Directors without shareholder approval. Subject to applicable laws, and only by adoption of an amendment to these Articles of Incorporation, the Board of Directors of the Corporation may determine the preferences, limitations and relative rights of any series of Preferred Stock before the issuance of any shares of that series. Such determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, exchangeability, convertibility, distribution and preference on dissolution or otherwise. Each series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

4. Required Vote. Except as otherwise required in these Articles of Incorporation as they may hereafter be amended:

(a) Any corporate action, except (i) the election or removal of directors, (ii) an amendment or restatement of these Articles of Incorporation, (iii) a merger, (iv) a statutory share exchange, (v) the sale or other disposition of all or substantially all of the Corporation’s assets otherwise than in the usual and regular course of business, or (vi) dissolution, shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action;

(b) Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present; and

(c) A merger, statutory share exchange, sale or other disposition of all or substantially all of the Corporation’s assets otherwise than in the usual and regular course of business, dissolution, or any amendment or restatement of the Articles of Incorporation that requires a vote of the Corporation’s shareholders, shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, provided that the transaction, amendment or restatement has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction, amendment or restatement is not so approved and recommended, then it shall be approved by the vote of at least two-thirds of those shares entitled to vote on the matter.

IV. NO PREEMPTIVE RIGHTS

No holder of any class of capital stock of the Corporation shall have any preemptive or preferential right to subscribe for, purchase or acquire (a) any shares of any class of capital stock of the Corporation, whether now or hereafter authorized, (b) any options, warrants or rights to subscribe for, purchase or acquire any of such shares, or (c) any securities or obligations convertible into, or exchangeable for, any such shares or warrants, rights or options to purchase any such shares, unless otherwise determined by the Board of Directors in its discretion.

V. DIRECTORS

1. Number. The Board of Directors shall consist of not less than five nor more than 25 persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. The Board of Directors may not increase the number of Directors between meetings of shareholders to a number which: (i) exceeds by more than two the number of Directors last elected by the shareholders where such number was 15 or less; or (ii) exceeds by more than four the number of Directors last elected by the shareholders where such number was 16 or more.

2. Staggered Terms. The Board of Directors shall be divided into three classes (Class I, Class II and Class III) as nearly equal in number as possible and elected for terms of three years and until their successors are elected and qualified; provided, however, that at the first annual meeting of shareholders of the Corporation to be held in 2022, directors of the first class (Class I) shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2023; directors of the second class (Class II) shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2024, and directors of the third class (Class III) shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2025. At each annual meeting of shareholders at which terms of a class of directors expire, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors so as to make all classes as nearly equal in number as possible.

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3. Vacancies. Any vacancy in the Board of Directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The terms of directors selected to fill vacancies shall expire at the next regular meeting of shareholders at which directors are elected.

4. Removal. Directors may be removed only with cause and only with the vote of a majority of the shares outstanding and entitled to vote on the matter.

VI. INDEMNIFICATION

1. In this Article VI:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3. The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

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5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article.

6. Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 3.

The determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b) If a quorum cannot be obtained under subsection (a) of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c) By special legal counsel (which may include outside counsel regularly used by the Corporation so long as such counsel is not involved in the proceedings in question):

(i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section; or

(ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section and a committee cannot be designated under subsection (b) of this Section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

(d) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this Section 6 to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7. (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 6 of this Article if the applicant furnishes the Corporation: (i)

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a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section 3 of this Article; and (ii) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(b) The undertaking required by paragraph (ii) of subsection (a) of this Section 7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c) Authorizations of payments under this Section shall be made by the persons specified in Section 6 of this Article.

8. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section 2 or 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 3. The provisions of Sections 4 through 7 of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section 8.

9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

10. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

11. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

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VII. REGISTERED OFFICE AND AGENT

The initial registered office of the Corporation is Williams Mullen, 200 South 10th Street, Suite 1600, Richmond, Virginia 23219, in the City of Richmond, Virginia, and the initial registered agent is Scott H. Richter, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the Corporation’s initial registered office.

Dated: May 20, 2021	/s/ Scott H. Richter
Scott H. Richter
Incorporator

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Appendix C

BYLAWS OF OAK VIEW BANKSHARES, INC.

C-i

OAK VIEW BANKSHARES, INC.

BYLAWS

ARTICLE I

Meetings of Shareholders

Section 1.1. Annual Meeting. The regular annual meeting of the shareholders of Oak View Bankshares, Inc. (the “Company”) for the election of Directors and the transaction of whatever other business may properly come before the meeting shall be held at such place or, in the case of virtual-only meetings, at no physical place but solely by means of remote communication, in each case, as the Board of Directors (the “Board”) may in its discretion determine. If no determination is made, the meeting will be at the Main Office of Oak View National Bank or at such other place as the Board or the shareholders may designate, on the Tuesday in May each year corresponding to the week containing the third Thursday, or on such other date as the Board may designate (and if such day is a legal holiday, on the next business day). Notice of the meeting shall be mailed at least 10 days and no more than 60 days prior to the date thereof, addressed to each shareholder at his or her address appearing on the books of the Company. If, for any cause, an election of Directors is not made on that date, the Board or the shareholders shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of law; and notice thereof shall be given in the manner herein provided for the annual meeting.

Section 1.2. Special Meetings. Except as otherwise specifically provided by law, special meetings of the shareholders may be called for any purpose at any time by the Board or by any one or more shareholders owning, in the aggregate, not less than 25 percent of the stock of the Company. Every such special meeting, unless otherwise provided by law, shall be called by mailing not less than 10 days nor more than 60 days prior to the date fixed for such meeting, to each shareholder at his or her address appearing on the books of the Company, a notice stating the purpose of the meeting.

Section 1.3. Nominations for Director. The Board may nominate Directors by resolution at any time prior to solicitation of proxies for the annual meeting of shareholders. Any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting, but only if written notice of such shareholder’s intent to make such nomination(s) has been given, either by personal delivery or by United States mail to the Secretary of the Company not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Company owned by the notifying shareholder; (f) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”) had the nominee been nominated, or intended to be nominated, by the Board; and (g) the written consent of each nominee to serve as a Director of the Company if so elected. The presiding officer at any meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing sentence.

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Section 1.4. Shareholder Proposals. (a) Eligible shareholders shall submit proposals for inclusion in the proxy materials for consideration at annual meetings of the Company in accordance with the rules and regulations of the SEC. A proponent may submit no more than one proposal that, with a supporting statement, shall not exceed in the aggregate 500 words. At the time of submitting any such proposal, the proponent shall set forth his name and address and shall be a record or beneficial owner of at least the number of shares required for proponents submitting shareholder proposals under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. The proponent shall have held such securities for at least one year, and he shall continue to own such securities through the date on which the meeting is held. At the time of submission of the proposal, the Company shall receive from the proponent documentary evidence which supports such beneficial ownership in the form prescribed under SEC rules and regulations.

(b) Such proposal must be by written notice, either by personal delivery or by United States mail to the Secretary of the Company not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting by or at the direction of the Board, provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such annual meeting of shareholders.

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(c) The Company shall not be required to include the proposal in its proxy statement or form of proxy unless the proponent has complied with the requirements of the SEC and this section. In addition, the Chairman at the meeting may refuse to acknowledge the proposal by any person that is not made in compliance with the foregoing.

Section 1.5. Proxies. Shareholders may vote at any meeting by proxies duly authorized in writing. Proxies with facsimile or electronic signatures may be used. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted.

Section 1.6. Quorum. A quorum at any meeting of shareholders shall be a majority of the votes entitled to be cast, represented in person or by proxy. If a quorum exists, action on a matter is approved by a majority of the votes cast within the voting group, unless a greater vote is required by law or the Articles of Incorporation (except that in elections of Directors those receiving the greatest number of votes shall be elected even though less than a majority).

Section 1.7. Adjournments. The persons holding shares representing the majority of the votes present and entitled to be cast at any meeting, represented in person or by proxy, even though less than a quorum, may adjourn the meeting to a fixed time and place. If a meeting of the shareholders is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting shall be given as in the case of the original meeting. If a meeting is adjourned for less than 120 days, no notice of the date, time or place of the adjourned meeting or, in the case of a special meeting, the purpose or purposes for which the meeting is called, need be given other than by announcement at the meeting at which the adjournment is taken, prior to such adjournment. If a quorum shall be present at any adjourned meeting, any business may be transacted which might have been transacted if a quorum had been present at the meeting as originally called.

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ARTICLE II

Directors

Section 2.1. Board of Directors. The Board shall have power to manage and administer the business and affairs of the Company. Except as expressly limited by law, all corporate powers of the Company shall be vested in and may be exercised by the Board.

Section 2.2. Number. The Board shall consist of no less than five nor more than 25 persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the shareholders at any meeting thereof. The Board may not increase the number of Directors between meetings of shareholders to a number which: (i) exceeds by more than two the number of Directors last elected by the shareholders where such number was 15 or less; or (ii) exceeds by more than four the number of Directors last elected by the shareholders where such number was 16 or more.

Section 2.3. Regular Meetings. The regular meetings of the Board shall be held, without notice, at the Main Office of Oak View National Bank, or at any other convenient place duly authorized by the Board, on the third Thursday of each calendar month, or on such other date as may be established by the Board. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day unless the Board shall designate some other day.

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Section 2.4. Special Meetings. Special meetings of the Board may be called by the President or at the request of three or more Directors. Each member of the Board shall be notified of the time and place of each such special meeting by mail, in person, or any other means that communicates the time and place of such special meeting to such Directors. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.

Section 2.5. Participation in Meetings by Remote Communication. The Board may permit any or all Directors to participate in a meeting of the Directors by, or conduct the meeting through the use of, conference telephone or any other means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present at the meeting.

Section 2.6. Quorum. A majority of the Directors shall constitute a quorum at any meeting, except when otherwise provided by law, or these Bylaws, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of Directors present at the meeting is reduced below the number that would constitute a quorum, no business may be conducted other than adjourning the meeting and selecting an alternative date for the meeting by a vote of the majority of the Directors present.

Section 2.7. Chairman of the Board. The Board shall appoint one of its members to be Chairman of the Board. He shall preside at all meetings of the Board and at all meetings of shareholders of the Company. The Chairman of the Board shall: (1) supervise the carrying out of the policies adopted or approved by the Board; (2) have general executive powers, as well as the specific powers conferred by these Bylaws; and (3) have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board.

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Section 2.8. Vacancies. When any vacancy occurs among the Directors, a majority of the remaining members of the Board, in accordance with Virginia law, may appoint a Director to fill such vacancy at any regular meeting of the Board, or at a special meeting of the Board called for that purpose, in conformance with Section 2.2 of this Article II. A vacancy that will occur at a later date (for example, by reason of a resignation letter effective at a later date) may be filled before the vacancy occurs, but the new Director will not take office until the vacancy occurs.

Section 2.9. Term of Directors. Directors shall be elected for terms of three years and until their successors are elected and qualified, except as provided for in the Articles of Incorporation. Directors shall be divided into three classes pursuant to the Articles of Incorporation, and election of approximately one-third of the Board shall occur each year.

Section 2.10. Confidentiality. Each Director shall hold all Confidential Information in the strictest confidence and shall take all appropriate measures to ensure that no other person shall have access to the Confidential Information. No Director shall disclose any Confidential Information to any person outside the Company, either during or after his or her service as a Director, except as provided with written authorization of the Board or as may be required by law. For the avoidance of doubt, the foregoing shall also apply to any Director who serves on the Board as the designee of a shareholder of the Company, and such Director shall not disclose any Confidential Information to such shareholder or any of its officers, directors, managers, members, partners, employees, attorneys, accountants, advisors, agents, consultants or other representatives. The term “Confidential Information” shall mean all non-public information (whether or not material to the Company) entrusted to or obtained by a Director by reason of his or her position as a Director of the Company, in any manner or form. If a Director is unable, on his or her own, to determine whether certain information is Confidential Information, such Director shall bring such fact to the attention of the Board at the next meeting of the Board, and a determination shall be made at such meeting.

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ARTICLE III

Committees of the Board

Section 3.1 Committees. The Board has power over and is solely responsible for the management, supervision, and administration of the Company. The Board may delegate its power, but none of its responsibilities, to such persons or committees as the Board may determine.

The Board must formally ratify written policies authorized by committees of the Board before they become effective. Each committee must have one or more member(s), who serve at the pleasure of the Board. Provisions of the Articles of Incorporation and Bylaws governing place of meetings, notice of meeting, quorum, and voting requirements of the Board, apply to committees and their members as well.

The creation of a committee and appointment of members to it must be approved by the Board.

Section 3.2. Executive Committee. The Board shall appoint each year an Executive Committee in accordance with the terms of the Executive Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

Section 3.3. Risk Management Committee. The Board shall appoint each year a Risk Management Committee in accordance with the terms of the Risk Management Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

Section 3.4. Audit and Compliance Committee. The Board shall appoint each year an Audit and Compliance Committee in accordance with the terms of the Audit and Compliance Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

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Section 3.5. Compensation Committee. The Board shall appoint each year a Compensation Committee in accordance with the terms of the Compensation Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

Section 3.6. Other Committees. The Board may create one or more other committees and appoint two or more members of the Board and/or officers of the Company to serve on such committees, for such purposes and with such powers as the Board may determine. However, the Board may not delegate to a committee the following authority, which is reserved for the full Board (or shareholders before implementation):

1.	Adopt, amend or repeal the Articles of Incorporation and Bylaws;

2.	Authorize/approve the issuance or sale, or contract for sale, of shares of stock or determine the designation and relative rights preferences and limitations of a class or series of shares;

3.	Declare dividends;

4.	Authorize distribution of material assets;

5.	Increase the number of Directors or appoint new Board members;

6.

Create/disband any Committee, appoint/discharge members and appoint the chairperson and vice chairperson; the Board may, in its sole discretion revise Committee charters, create new Committees, and may disband Committees and re-establish those activities at the full Board level.

7.	Execute extraordinary contracts such as mergers and acquisitions;

8.	Approve any written policy;

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9.	Approve any actions requiring shareholder approval; and,

10.	All other powers which may not lawfully be delegated.

ARTICLE IV

Officers and Employees

Section 4.1. President. The Board shall appoint one of its members to be President of the Company. If the Chairman is absent, the President shall preside at any meeting of the Board or at any meeting of shareholders of the Company. The President shall have general executive powers, and shall have and may exercise any and other powers and duties pertaining by law, regulation, or practice, to the office of President, or conferred by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to, the President by the Board.

Section 4.2. Vice President. The Board may appoint one or more Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to the Vice President by the Board or the President. The Board shall designate one Vice President, in the absence of the President, to perform all the duties of the President.

Section 4.3. Secretary. The Board shall appoint a Secretary or other designated officer who shall be Secretary of the Board and of the Company, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws to be given. The Secretary shall be custodian of the corporate seal, records, documents and papers of the Company. The Secretary shall provide for the keeping of proper records of all transactions of the Company. The Secretary shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Secretary, or conferred by these Bylaws.

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The Secretary shall also perform such other duties as may be assigned, from time to time, by the Board.

Section 4.4. Other Officers. The Board or the President may appoint such other officers as from time to time may appear to the Board or the President to be required or desirable to transact the business of the Company. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board or the President. The Board may authorize an officer to appoint one or more officers or assistant officers.

Section 4.5. Tenure of Office. The President shall hold office for the current year for which the Board, of which the President shall be a member, was elected or until the President’s successor is appointed, unless the President shall resign, become disqualified, or be removed. All other officers shall serve at the pleasure of the Board. Any vacancy occurring in the office of President or in the office of Secretary, shall be filled promptly by the Board. Any vacancy occurring in any other office may be filled by the Board or the President.

Section 4.6. Resignation. An officer may resign at any time by delivering notice to the Company. A resignation is effective when the notice is given unless the notice specifies a later effective date.

Section 4.7 Continuity of Management. The Board shall have the power, in the absence or disability of any officer, or upon the refusal of any officer to act, to delegate and prescribe such officer’s power and duties to any other officer, or any Director, for the time being. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Company, any two or more available members of the Executive Committee shall constitute a quorum for the full conduct and management of the affairs and

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business of the Company in accordance with the provisions of the Company’s Bylaws. In the event of the unavailability, at such time, of a minimum of two members of the Executive Committee, any three available Directors shall constitute such Committee for the full conduct and management of the affairs and business of the Company in accordance with the provisions of the Bylaws.

ARTICLE V

Stock and Stock Certificates

Section 5.1. Form of Shares. Shares of the Company’s stock may be certificated or uncertificated, as provided under Virginia law.

Section 5.2. Transfers. Shares of stock shall be transferable on the books of the Company, and a transfer book shall be kept in which all transfers of stock shall be recorded. Transfer agents and/or registrars for one or more classes of shares of the Company may be appointed by the Board and may be required to countersign certificates, when issued, representing shares of such class or classes. Every person becoming a shareholder by such transfer shall, in proportion to his or her shares, succeed to all rights and liabilities of the prior holder of such shares. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Company for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.

Section 5.3. Stock Certificates. Certificates of stock shall bear the signature of the President (which may be engraved, printed or impressed), and shall be signed manually or by facsimile process by the Secretary, Assistant Secretary, or any other officer appointed by the Board for that purpose, to be known as an Authorized Officer, and the seal of the Company shall be engraved thereon. If any Authorized Officer whose signature or facsimile thereof shall have

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been used on a share certificate shall for any reason cease to be an officer of the Company and such certificate shall not then have been delivered by the Company, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an Authorized Officer. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Company properly endorsed. The Board may adopt or use procedures for replacing lost, stolen, or destroyed stock certificates as permitted by law. The Company may establish a procedure through which the beneficial owner of shares that are registered in the name of a nominee may be recognized by the Company as the shareholder. The procedure may set forth: (1) the types of nominees to which it applies; (2) the rights or privileges that the Company recognizes in a beneficial owner; (3) how the nominee may request the Company to recognize the beneficial owner as the shareholder; (4) the information that must be provided when the procedure is selected; (5) the period over which the Company will continue to recognize the beneficial owner as the shareholder; or (6) other aspects of the rights and duties created.

Section 5.4. Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board

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declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

ARTICLE VI

Corporate Seal

The President, the Secretary or other officer thereunto designated by the Board shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same.

ARTICLE VII

Indemnification

The Company shall indemnify each Director or officer of the Company to the full extent permitted and in the manner prescribed by the Company’s Articles of Incorporation.

ARTICLE VIII

Miscellaneous Provisions

Section 8.1. Fiscal Year. The fiscal year of the Company shall be the calendar year.

Section 8.2. Execution of Instruments. All agreements, mortgages, conveyances, certificates, receipts, releases, satisfactions, bonds and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the Company by the President, any Vice President, or the Secretary. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the Company in such other manner and by such other officers as the Board may from time to time direct.

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Section 8.3. Records. The Articles of Incorporation, the Bylaws and the proceedings of all meetings of the shareholders, the Board and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as secretary of the meeting.

Section 8.4. Exclusive Forums. A circuit court or a federal district court with jurisdiction over the County of Fauquier, Virginia shall be the sole and exclusive forums for (i) any derivative action brought on behalf of the Company; (ii) any action for breach of duty to the Company or the Company’s shareholders by any current or former officer or Director of the Company; or (iii) any action against the Company or any current or former officer or Director of the Company arising pursuant to the Company’s Articles of Incorporation or Bylaws or the Virginia Stock Corporation Act.

ARTICLE IX

Bylaws

Section 9.1. Amendments. The Bylaws may be amended, altered or repealed, at any regular meeting of the Board, by a vote of a majority of the total number of Directors.

Certified to be the Bylaws duly adopted by the Board as of May 27, 2021.

/s/ Tammy P. Frazier

Tammy P. Frazier, Corporate Secretary

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Appendix D

ARTICLES 14 AND 14.1 OF THE VIRGINIA STOCK CORPORATION ACT

D-i

Article 14. Affiliated Transactions.

§ 13.1-725. Definitions.

For purposes of this article:

An “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

An “affiliated transaction” means any of the following transactions:

1. Any merger of the corporation or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;

2. Any share exchange pursuant to § 13.1-717 in which any interested shareholder acquires one or more classes or series of voting shares of the corporation or any of its subsidiaries;

3. Except for transactions in the ordinary course of business, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of the corporation or of any of its subsidiaries having an aggregate fair market value in excess of five percent of the corporation’s consolidated net worth as of the date of the corporation’s most recently available financial statements, or (ii) any guaranty by the corporation or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent of the corporation’s consolidated net worth as of the date of the corporation’s most recently available financial statements;

4. The sale or other disposition by the corporation or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of the corporation or any of its subsidiaries having an aggregate market value in excess of five percent of the aggregate market value of all outstanding voting shares of the corporation except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;

5. The dissolution, domestication, or conversion of the corporation if proposed by or on behalf of an interested shareholder; or

6. Any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger of the corporation with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent the percentage of the outstanding voting shares of the corporation or any of its subsidiaries beneficially owned by any interested shareholder.

The “announcement date” means the date of the first general public announcement of the proposed affiliated transaction or of the intention to propose an affiliated transaction or the date on which the proposed affiliated transaction or the intention to propose an affiliated transaction is first communicated generally to shareholders of the corporation, whichever is earlier.

An “associate” means as to any specified person:

1. Any entity, other than the corporation and any of its subsidiaries, of which such person is an officer, director, manager, or general partner or is the beneficial owner of 10 percent or more of any class of voting shares or other interests;

2. Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

3. Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is an officer or director of the corporation or any of its affiliates.

A person is deemed to be a “beneficial owner” of voting shares as to which such person and such person’s affiliates and associates, individually or in the aggregate, have or share directly, or indirectly through any contract, arrangement, understanding, relationship, or otherwise:

1. Voting power, which includes the power to vote or to direct the voting of the voting shares, unless such power results solely from a revocable proxy given in response to a proxy solicitation made to more than 10 persons by way of a solicitation statement filed with the U.S. Securities and Exchange Commission and in accordance with the federal Securities Exchange Act of 1934;

2. Investment power, which includes the power to dispose or to direct the disposition of the voting shares; or

3. The right to acquire voting power or investment power, whether such right is exercisable immediately or only after the passage of time, pursuant to any contract, arrangement, or understanding, upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; provided, that (i) a person shall not be deemed to be a beneficial owner of voting shares tendered pursuant to a tender or exchange offer made by such person or such person’s affiliates or associates until such tendered voting shares are accepted for purchase or exchange, (ii) a member of a national securities exchange shall not be deemed to be a beneficial owner of shares held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange may direct the vote of such shares, without instructions, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the shares to be voted but is otherwise precluded by the rules of such exchange from voting without instructions and (iii) a director of the corporation shall not be deemed to be a beneficial owner of voting shares beneficially owned by another director of the corporation solely by reason of actions undertaken by such persons in their capacity as directors of the corporation.

“Control” means the possession, directly or indirectly, through the ownership of voting securities, by contract, arrangement, understanding, relationship or otherwise, of the power to direct or cause the direction of the management and policies of a person. The beneficial ownership of 10 percent or more of a corporation’s voting shares shall be deemed to constitute control.

The “determination date” means the date on which an interested shareholder became an interested shareholder.

Unless otherwise specified in the articles of incorporation initially filed with the Commission, for purposes of this article a “disinterested director” means as to any particular interested shareholder (i) any member of the board of directors of the corporation who was a member of the board of directors before the later of January 1, 1988, and the determination date and (ii) any member of the board of directors of the corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board of directors.

“Fair market value” means:

1. In the case of shares, the highest closing sale price of a share quoted during the 30-day period immediately preceding the date in question on the composite tape for shares listed on the New York Stock Exchange, or, if such shares are not quoted on the composite tape on the New York Stock Exchange, on the principal United States securities exchange registered under the federal Securities Exchange Act of 1934 on which such shares are listed, or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to a share during the 30-day period preceding the date in question on the NASDAQ stock market automated quotations system or any similar system then in general use, or, if no such quotations are available, the fair market value of a share on the date in question as determined by a majority of the disinterested directors; and

2. In the case of property other than cash or shares, the fair market value of such property on the date in question as determined by a majority of the disinterested directors.

An “interested shareholder” means any person that is:

1. The beneficial owner of more than 10 percent of any class of the outstanding voting shares of the corporation; however, the term “interested shareholder” shall not include the corporation or any of its subsidiaries, any savings, employee stock ownership, or other employee benefit plan of the corporation or any of its subsidiaries, or any

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fiduciary with respect to any such plan when acting in such capacity. For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall include shares deemed owned by the interested shareholder through application of subdivision 3 under the definition of “beneficial owner” but shall not include any other voting shares that may be issuable pursuant to any contract, arrangement, or understanding, upon the exercise of any conversion right, exchange right, warrant, or option, or otherwise; or

2. An affiliate or associate of the corporation and at any time within the preceding three years was an interested shareholder of such corporation.

“Valuation date” means, if the affiliated transaction is voted upon by shareholders, the day before the date of the vote of shareholders or, if the affiliated transaction is not voted upon by shareholders, the date of the consummation of the transaction.

“Voting shares” means the outstanding shares of all classes or series of the corporation entitled to vote generally in the election of directors.

1985, c. 522; 1988, c. 442; 2005, c. 765; 2010, c. 782; 2019, c. 734.

§ 13.1-725.1. Affiliated transactions.

Notwithstanding any provision to the contrary contained in this chapter, except as provided in subsection B of § 13.1-727, no corporation shall engage in any affiliated transaction with any interested shareholder for a period of three years following such interested shareholder’s determination date unless approved by the affirmative vote of a majority (but not less than two) of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after such interested shareholder’s determination date, provided such transaction complies with the provisions of § 13.1-726.

1988, c. 442.

§ 13.1-726. Voting requirements for affiliated transactions.

Except as provided in § 13.1-727 and notwithstanding the provisions of subsection A of § 13.1-638, in addition to any affirmative vote required by any other section of this Act or by the articles of incorporation, an affiliated transaction shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder.

1985, c. 522; 1988, c. 442.

§ 13.1-726.1. Determination by disinterested directors.

A majority of the disinterested directors shall have the power to determine for the purposes of this article:

1. Whether a person is an interested shareholder;

2. The number of voting shares beneficially owned by any person;

3. Whether a person is an affiliate or associate of another;

4. Whether the securities to be issued or transferred by the corporation or any of its subsidiaries to any interested shareholder have an aggregate fair market value equal to or greater than five percent of the aggregate fair market value of all of the outstanding voting shares of the corporation or any of its subsidiaries as of the determination date; and

5. Whether the assets or amount of indebtedness guaranteed that may be the subject of any affiliated transaction constitutes more than five percent of the consolidated net worth of the corporation.

1988, c. 442.

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§ 13.1-727. Exceptions.

A. The voting requirements set forth in § 13.1-726 do not apply to a particular affiliated transaction if the conditions specified in either of the following subdivisions are met:

1. The affiliated transaction has been approved by a majority of the disinterested directors; or

2. In the affiliated transaction consideration will be paid to the holders of each class or series of voting shares and the following conditions will be met:

a. The aggregate amount of the cash and the fair market value as of the valuation date of consideration other than cash to be received per share by holders of each class or series of voting shares in such affiliated transaction is at least equal to the highest of the following:

(1) If applicable, the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers’ fees paid by the interested shareholder for any shares of such class or series acquired by it (i) within the two-year period immediately preceding the determination date or (ii) in the transaction in which it became an interested shareholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid, being the “share acquisition date,” through the date the affiliated transaction is effected at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series, since the share acquisition date, up to the amount of such interest;

(2) The fair market value per share of such class or series on the announcement date or on the determination date, whichever is higher being the “measuring date,” plus, in either case, interest compounded annually from the measuring date through the date the affiliated transaction is effected at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of such class or series, since the measuring date, up to the amount of such interest;

(3) If applicable, the price per share equal to the per share amount determined pursuant to subdivision 2 a (2), multiplied by the ratio of (i) the highest per share price including any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the interested shareholder for any shares of such class or series acquired by it within the two-year period immediately preceding the determination date to (ii) the fair market value per share of such class or series on the first day in such two-year period on which the interested shareholder acquired any shares of such class or series; and

(4) If applicable, the highest preferential amount, if any, per share to which the holders of such class or series are entitled in the event of any voluntary or involuntary dissolution of the corporation;

b. The consideration to be received by holders of outstanding shares shall be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series and if the interested shareholder has paid for shares with varying forms of consideration, the form of the consideration will be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the interested shareholder;

c. During such portion of the three-year period preceding the announcement date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors:

(1) There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation;

(2) There shall have been (i) no reduction in the annual rate of dividends paid on any class or series of voting shares, except as necessary to reflect any subdivision of the class or series, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or similar transaction that has the effect of reducing the number of outstanding shares of the class or series; and

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(3) Such interested shareholder shall not have become the beneficial owner of any additional voting shares except as part of the transaction that results in such interested shareholder becoming an interested shareholder;

d. During such portion of the three-year period preceding the announcement date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, such interested shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such affiliated transaction or otherwise; and

e. Except as otherwise approved by a majority of the disinterested directors, a proxy or information statement describing the affiliated transaction and complying with the requirements of the federal Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) is mailed to holders of voting shares of the corporation at least 25 days before the consummation of such affiliated transaction, whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules, regulations, or subsequent provisions.

B. The provisions of this article do not apply to a particular affiliated transaction if the conditions specified in any one of the following subdivisions are met:

1. The affiliated transaction is with (i) an interested shareholder who has been an interested shareholder continuously or who would have been such but for the unilateral action of the corporation since the latest of (a) January 26, 1988, (b) the date the corporation first became subject to this article by virtue of its becoming a public corporation or having 300 shareholders of record, or (c) the date such person became an interested shareholder with the prior or contemporaneous approval of a majority of the disinterested directors, (ii) any person who becomes an interested shareholder as a result of acquiring shares from a person specified in (i) of this subdivision by gift, testamentary bequest or the laws of descent and distribution or in a transaction in which consideration was not exchanged and who continues thereafter to be an interested shareholder, or who would have so continued but for the unilateral action of the corporation, (iii) a person who became an interested shareholder inadvertently or as a result of the unilateral action of the corporation and who, as soon as practicable thereafter, divested beneficial ownership of sufficient shares so that such person ceased to be an interested shareholder, and who would not, at any time within the three-year period immediately preceding the announcement date have been an interested shareholder but for such inadvertency or the unilateral action of the corporation, or (iv) an interested shareholder whose acquisition of voting shares making such person an interested shareholder was approved by a majority of the disinterested directors prior to such shareholder’s determination date.

2. The corporation (i) is not a public corporation and (ii) does not have more than 300 shareholders of record, unless its loss of that status results from action taken by or on behalf of an interested shareholder or a transaction in which a person becomes an interested shareholder.

3. The corporation is an investment company registered under the federal Investment Company Act of 1940.

4. The corporation’s articles of incorporation initially filed with the Commission expressly provide that the corporation shall not be governed by this article and such provision in the articles of incorporation has not subsequently been amended to be eliminated.

5. The corporation, by action of its shareholders, adopts an amendment of its articles of incorporation or bylaws expressly electing not to be governed by this article, provided that, in addition to any other vote required by law, such amendment of the articles of incorporation or bylaws shall be approved by the affirmative vote of a majority of the shares entitled to vote that are not beneficially owned by an interested shareholder. An amendment adopted pursuant to this subdivision shall not be effective until 18 months after the date such amendment was approved by the shareholders and shall not apply to any affiliated transaction between the corporation and any person who became an interested shareholder of such corporation on or prior to the date of such amendment. A bylaw amendment adopted pursuant to this subdivision shall not be further amended by the board of directors. In the event the articles of incorporation or bylaws are subsequently amended to eliminate a prior amendment electing not to be governed by this article, such subsequent amendment shall not restrict an affiliated transaction between the corporation and any person who became an interested shareholder at a time after such prior amendment became

5

effective and who continued to be an interested shareholder immediately before and immediately after the adoption of such subsequent amendment, provided such person thereafter remains an interested shareholder continuously, or would have so remained but for the unilateral action of the corporation.

1985, c. 522; 1988, c. 442; 2005, c. 765; 2019, c. 734.

§ 13.1-727.1. Nonexclusivity.

Except as expressly provided in this article, the provisions of this article shall not limit actions that may be taken, or require the taking of any action, by the board of directors or shareholders with respect to any potential change in control of the corporation. With respect to any action or any failure to act by the board of directors, the provisions of § 13.1-690 shall apply. In determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

1988, c. 442.

§ 13.1-728. Repealed.

Repealed by Acts 1988, c. 442.

Article 14.1. Control Share Acquisitions.

§ 13.1-728.1. Definitions.

As used in this article:

“Acquiring person,” with respect to any public corporation, means any person who has made or proposes to make a control share acquisition of shares of such public corporation.

“Beneficial ownership” means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power that is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person shall not be deemed to be a beneficial owner of shares tendered pursuant to a tender or exchange offer made by such person until the tendered shares are accepted for purchase or exchange. A person shall not be deemed to be a beneficial owner of shares as to which such person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote. A member of a national securities exchange shall not be deemed to be a beneficial owner of shares held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such shares, without instructions, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the shares to be voted but is otherwise precluded by the rules of such exchange from voting without instructions.

“Control share acquisition” means the direct or indirect acquisition, other than in an excepted acquisition, by any person of beneficial ownership of shares of a public corporation that, except for this article, would have voting rights and would, when added to all other shares of such public corporation which then have voting rights and are beneficially owned by such person, would cause such person to become entitled, immediately upon acquisition of such shares, to vote or direct the vote of, shares having voting power within any of the following ranges of the votes entitled to be cast in an election of directors: (i) one-fifth or more but less than one-third of such votes; (ii) one-third or more but less than a majority of such votes; or (iii) a majority or more of such votes. If voting rights are granted pursuant to this article in respect of any such range to shares so acquired by any person, any acquisition by such person of additional shares shall not, for purposes of the preceding sentence, constitute a control share acquisition unless, as a result of such acquisition, the voting power of the shares beneficially owned by such person would be in excess of such range in respect of which voting rights had previously been granted. If this article applies to acquisitions of shares of a public corporation at the time of a control share acquisition of any shares of such corporation, then shares acquired by the same person within 90 days before or after such control share acquisition

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and shares acquired by the same person pursuant to a plan to make a control share acquisition are deemed to have been acquired in the same control share acquisition for the purposes of this article, regardless of the applicability of this article at the time of any other acquisitions of shares during such periods or pursuant to such a plan.

“Excepted acquisition” means the acquisition of shares of a public corporation in any of the following circumstances:

1. Before January 26, 1988;

2. Pursuant to a binding contract in effect before January 26, 1988;

3. Pursuant to the laws of wills and decedents’ estates;

4. Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this article;

5. Pursuant to a plan of merger or share exchange effected in compliance with Article 12 (§ 13.1-715.1 et seq.) if the public corporation is a party to the plan of merger or plan of share exchange;

6. Pursuant to a tender or exchange offer that is made pursuant to an agreement to which the public corporation is a party;

7. Directly from the public corporation, or from any of its wholly owned subsidiaries, or from any corporation having beneficial ownership of shares of the public corporation having at least a majority, before such transaction, of the votes entitled to be cast in the election of directors of such public corporation; or

8. In good faith and not for the purpose of circumventing this chapter by or from any person (a “transferor”) whose voting rights had previously been authorized by shareholders in compliance with this article, or whose previous acquisition of beneficial ownership of shares would have constituted a control share acquisition but for any of subdivisions 1 through 7 in this definition; however, any acquisition described in this subdivision 8 shall constitute a control share acquisition if as a result thereof any person acquires beneficial ownership of shares of such issuing public corporation having voting power in the election of directors in excess of the range of votes within which the transferor was authorized by this article to exercise voting power immediately before such acquisition.

“Interested shares” means the shares of a public corporation the voting of which in an election of directors may be exercised or directed by any of the following persons: (i) an acquiring person with respect to a control share acquisition; (ii) any officer of such public corporation; or (iii) any employee of such public corporation who is also a director of the corporation.

“Person” includes an associate of any person. For this purpose, “associate” shall mean (i) any other person who directly or indirectly controls, or is controlled by or under common control with, any such person or who is acting or intends to act jointly or in concert with any such person in connection with the acquisition of or exercise of beneficial ownership over shares; (ii) any corporation or organization of which any such person is an officer, director, manager or partner or as to which any such person performs a similar function; (iii) any other person having direct or indirect beneficial ownership of 10 percent or more of any class of equity securities of any such person; (iv) any trust or estate in which any such person has a beneficial interest or as to which any such person serves as trustee or in a similar fiduciary capacity; and (v) any relative or spouse of any such person, or any relative of such spouse, any one of whom has the same residence as any such person. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or to cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, arrangement or understanding, or otherwise.

The “votes” entitled to be cast by any share shall, if any voting group is entitled to vote for less than the total number of directors to be elected at any election, be determined by multiplying the number of votes entitled to be cast by the holder of such share by the number of directors for whom such holder is entitled to vote; however, beneficial ownership of a majority of the shares comprising any such voting group shall be deemed to entitle such beneficial owner to cast all the votes of the shares in such voting group.

1989, c. 14; 1990, c. 252; 2005, c. 765; 2019, c. 734.

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§ 13.1-728.2. Application.

Unless, at the time of any control share acquisition with respect to a public corporation, such corporation’s articles of incorporation or bylaws provide that this article does not apply to acquisitions of shares of such corporation, shares of such corporation acquired in such control share acquisition have only such voting rights as are conferred by § 13.1-728.3. Unless by midnight of the fourth day following (i) the receipt by the secretary of the corporation at the principal office of the corporation, of a notice expressly and specifically describing a proposed control share acquisition, or (ii) in case the proposed control share acquisition is to be made by tender offer, a public announcement, the corporation’s articles of incorporation or bylaws provide that this article does not apply, then the provisions of § 13.1-728.3 shall apply to shares to be acquired in such control share acquisition.

1989, c. 14; 1990, c. 252; 2005, c. 765.

§ 13.1-728.3. Voting rights.

A. Notwithstanding any contrary provision of this chapter, shares acquired in a control share acquisition have no voting rights unless voting rights are granted by resolution adopted by the shareholders of the public corporation. If such a resolution is adopted, such shares shall thereafter have the voting rights they would have had in the absence of this article.

B. To be adopted under this section, the resolution shall be approved by a majority of all the votes which could be cast in a vote on the election of directors by all the outstanding shares other than interested shares. Interested shares shall not be entitled to vote on the matter, and in determining whether a quorum exists, all interested shares shall be disregarded. For the purpose of this subsection, the interested shares shall be determined as of the record date for determining the shareholders entitled to vote at the meeting.

C. If no resolution is adopted under this section in respect of shares acquired in a control share acquisition and beneficial ownership of such shares is subsequently transferred in circumstances where the transferor no longer has beneficial ownership of such shares and the transferee is not engaged in a control share acquisition, then such shares shall thereafter have the voting rights they would have had in the absence of this article.

1989, c. 14; 2005, c. 765.

§ 13.1-728.4. Control share acquisition statement.

Any acquiring person may, after any control share acquisition or before any proposed one, deliver a control share acquisition statement to the public corporation at its principal office. The control share acquisition statement shall set forth all of the following:

1. The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining the shares owned or to be owned, beneficially, by the acquiring person.

2. A statement that the control share acquisition statement is given pursuant to this article.

3. The number of shares of the issuing public corporation beneficially owned by the acquiring person and each other member of the group.

4. The range of voting power under which the control share acquisition falls or would, if consummated, fall.

5. A description in reasonable detail of the terms of the control share acquisition or the proposed control share acquisition, including but not limited to:

a. The source of funds or other consideration and the material terms of the financial arrangements for the control share acquisition;

b. Any plans or proposals of the acquiring person to liquidate the public corporation, to sell all or substantially all of its or its subsidiaries’ assets, to merge it or exchange its shares or the interests in its subsidiaries with any other person, to change the location of its principal executive office or a material portion of its business activities, to change materially its management or policies of employment, to alter materially its relations with suppliers or customers or the communities in which it operates, or to make any other material change in its business, corporate structure, management or personnel;

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c. Any plans or proposals of the acquiring person to acquire additional shares (including additional shares within the range set forth in the statement) or to dispose of any shares; and

d. Such other information which could reasonably be expected to affect materially the decision of a shareholder with respect to granting voting rights to shares acquired or proposed to be acquired in the control share acquisition.

6. If the control share acquisition has not taken place, representations of the acquiring person, together with a statement in reasonable detail of the facts upon which they are based, that the control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition. For this purpose, financial capacity shall only be deemed to include (i) cash and cash equivalents in excess of normal working capital requirements and (ii) funds to be provided under legally binding commitments from financial institutions having the capability to advance such funds. If the funds to be provided under such commitments are included in the demonstration of financial capacity, the control share acquisition statement shall be accompanied by complete copies of all such commitments and a written description of all oral understandings concerning the terms and conditions of such commitments.

1989, c. 14; 2005, c. 765; 2019, c. 734.

§ 13.1-728.5. Meeting of shareholders.

A. If the acquiring person so requests at the time of delivery of a control share acquisition statement and gives an undertaking to pay the corporation’s expenses of a special meeting, within 10 days thereafter the directors of the public corporation shall call a special meeting of shareholders for the purpose of considering the voting rights to be granted the shares acquired or to be acquired in the control share acquisition.

B. Unless the acquiring person agrees in writing to another date, the special meeting of shareholders shall be held within 50 days after receipt by the public corporation of the request.

C. If the acquiring person so requests in writing at the time of delivery of the control share acquisition statement, the special meeting shall not be held sooner than 30 days after receipt by the public corporation of the acquiring person’s statement.

D. If the acquiring person makes no request under subsection A but delivers, no later than 60 days before the intended date of notice of an annual meeting of shareholders, a control share acquisition statement with respect to shares acquired in a control share acquisition, the voting rights to be granted such shares shall be considered by any such annual meeting.

E. Notwithstanding any contrary provision of this chapter, an appointment of a proxy that confers authority to vote on the granting of voting rights pursuant to this article shall be solicited separately from any offer to purchase, or from any solicitation of an offer to sell, shares of the public corporation, and may not be solicited sooner than 30 days before the meeting unless otherwise agreed to in writing by the acquiring person and the public corporation. No such appointment may be solicited or voted unless the appointment expressly provides that it is revocable at all times until the completion of the vote.

F. Notwithstanding subsection A, the board of directors of the public corporation may decline to call a special meeting of shareholders requested under such subsection if they determine that, at the time of such request, the acquiring person does not beneficially own shares having at least five percent of the votes entitled to be cast at an election of directors. If the directors so decline and if the control share acquisition statement accompanying such request was delivered no later than 60 days before the intended date of notice of an annual meeting of shareholders, the voting rights to be granted shares acquired or to be acquired in the control share acquisition described in the control share acquisition statement shall be considered at such annual meeting.

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G. The control share acquisition statement required pursuant to subsections A, C, D, and E shall be delivered under and meet the requirements of § 13.1-728.4.

1989, c. 14; 2005, c. 765; 2019, c. 734.

§ 13.1-728.6. Notice to shareholders.

A. If a special meeting of shareholders is required to be called pursuant to § 13.1-728.5, notice of the special meeting shall be given by the public corporation to all shareholders of record as of the record date set for the meeting, whether or not entitled to vote at the meeting.

B. Notice of the special or annual shareholders’ meeting at which the voting rights are to be considered shall include or be accompanied by the following:

1. A copy of the control share acquisition statement delivered pursuant to this article; and

2. A statement by the board of directors of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the granting of voting rights to shares acquired in the control share acquisition or the proposed control share acquisition.

1989, c. 14; 2005, c. 765; 2019, c. 734.

§ 13.1-728.7. Redemption.

A. If authorized in a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, the shares acquired in such control share acquisition with respect to which no control share acquisition statement has been filed with the public corporation may, at any time during the period ending 60 days after the last acquisition of such shares by the acquiring person, be redeemed by the corporation at the redemption price specified in subsection C.

B. If authorized in a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, shares acquired in such control share acquisition with respect to which the shareholders have failed to grant voting rights at a special meeting or, if no special meeting for such purpose has been convened, at an annual meeting may, at any time during the period ending 60 days after such meeting, be redeemed by the corporation at the redemption price specified in subsection C.

C. The redemption price for shares to be redeemed under this section shall be the number of such shares multiplied by the dollar amount (rounded to the nearest cent) equal to the average per share price, including any brokerage commissions, transfer taxes and soliciting dealer’s fees, paid by the acquiring person for such shares. The corporation may rely conclusively on public announcements by, or filings with the U.S. Securities and Exchange Commission by, the acquiring person as to the prices so paid.

1989, c. 14; 2005, c. 765; 2019, c. 734.

§ 13.1-728.8. Appraisal rights.

A. Unless otherwise provided in a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, in the event shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has beneficial ownership of shares entitled to cast a majority of the votes which could be cast in an election of directors, all shareholders of the public corporation other than the acquiring person have the right to appraisal rights and to obtain payment of the fair value of their shares under Article 15 (§ 13.1-729 et seq.) of this chapter as though such granting of voting rights were a corporate action described in subsection A of § 13.1-730, except that the provisions of subsection B of § 13.1-730 shall not be applicable and the failure to vote in favor of the granting of voting rights shall be deemed to constitute compliance with the requirements of subsection A of § 13.1-733.

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B. For the purposes of this section, “fair value” shall in no event be less than the highest price per share paid in the control share acquisition, as adjusted for any subsequent share dividends or reverse share splits or similar changes.

1989, c. 14; 2005, c. 765.

§ 13.1-728.9. Nonexclusivity.

Except as expressly provided in this article, neither the provisions of this article nor their application to any acquiring person shall limit actions that may be taken, or require the taking of any action, by the board of directors or shareholders with respect to any potential changes in control of any public corporation. Regardless of the applicability of this article, in the case of any action taken or not taken by directors, the provisions of § 13.1-690 shall apply, and, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

1989, c. 14; 2005, c. 765; 2019, c. 734.

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Appendix E

OCC DISSENTERS’ RIGHTS PROVISIONS

E-i

12 U.S. Code § 215a - Merger of National Banks or State Banks Into National Banks

(a) Approval of Comptroller, Board and Shareholders; Merger Agreement; Notice; Capital Stock; Liability of Receiving Association

One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall—

(1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

(2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

(3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

(4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b) Dissenting Shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of Shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to Shareholders of Merging Associations: Appraisal By Comptroller; Expenses of Receiving Association; Sale and Resale of Shares; State Appraisal and Merger Law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e) Status of Receiving Association; Property Rights and Interests Vested and Held as Fiduciary

The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f) Removal as Fiduciary; Discrimination

Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, or receiver, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g) Issuance of Stock By Receiving Association; Preemptive Rights

Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

(Nov. 7, 1918, ch. 209, § 3, formerly § 2, as added Pub. L. 86–230, § 20, Sept. 8, 1959, 73 Stat. 463; renumbered § 3, Pub. L. 103–328, title I, § 102(b)(4)(A), Sept. 29, 1994, 108 Stat. 2351; amended Pub. L. 112–231, § 2(b)(2)(B), Dec. 28, 2012, 126 Stat. 1619.)

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12 U.S. Code § 215a–2 - Expedited Procedures For Certain Reorganizations

(a) In General

A national bank may, with the approval of the Comptroller, pursuant to rules and regulations promulgated by the Comptroller, and upon the affirmative vote of the shareholders of such bank owning at least two-thirds of its capital stock outstanding, reorganize so as to become a subsidiary of a bank holding company or of a company that will, upon consummation of such reorganization, become a bank holding company.

(b) Reorganization Plan

A reorganization authorized under subsection (a) shall be carried out in accordance with a reorganization plan that—

(1) specifies the manner in which the reorganization shall be carried out;

(2) is approved by a majority of the entire board of directors of the national bank;

(3) specifies—

(A) the amount of cash or securities of the bank holding company, or both, or other consideration to be paid to the shareholders of the reorganizing bank in exchange for their shares of stock of the bank;

(B) the date as of which the rights of each shareholder to participate in such exchange will be determined; and

(C) the manner in which the exchange will be carried out; and

(4) is submitted to the shareholders of the reorganizing bank at a meeting to be held on the call of the directors in accordance with the procedures prescribed in connection with a merger of a national bank under section 215a of this title.

(c) Rights of Dissenting Shareholders

If, pursuant to this section, a reorganization plan has been approved by the shareholders and the Comptroller, any shareholder of the bank who has voted against the reorganization at the meeting referred to in subsection (b)(4), or has given notice in writing at or prior to that meeting to the presiding officer that the shareholder dissents from the reorganization plan, shall be entitled to receive the value of his or her shares, as provided by section 215a of this title for the merger of a national bank.

(d) Effect of Reorganization

The corporate existence of a national bank that reorganizes in accordance with this section shall not be deemed to have been affected in any way by reason of such reorganization.

(e) Approval Under the Bank Holding Company Act

This section does not affect in any way the applicability of the Bank Holding Company Act of 1956 [12 U.S.C. 1841 et seq.] to a transaction described in subsection (a).

(Nov. 7, 1918, ch. 209, § 5, as added Pub. L. 106–569, title XII, § 1204(2), Dec. 27, 2000, 114 Stat. 3033.)

3

Excerpt from 12 C.F.R. §5.32 - Expedited Procedures For Certain Reorganizations of a National Bank.

(e) Rights of dissenting shareholders. Any shareholder of a bank who has voted against an approved reorganization at the meeting referred to in paragraph (d)(2)(iv) of this section, or who has given notice of dissent in writing to the presiding officer at or prior to that meeting, is entitled to receive the value of their shares by providing a written request to the bank within 30 days after the consummation of the reorganization, as provided by section 3 of the National Bank Consolidation and Merger Act, 12 U.S.C. 215a(b) and (c), for the merger of a national bank.

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PART III

EXHIBITS

Exhibit Number	Description

2.1	Articles of Incorporation of Oak View Bankshares, Inc. (incorporated by reference to Appendix B to the proxy statement/offering circular included in Part II of this Offering Statement on Form 1-A).

2.2	Bylaws of Oak View Bankshares, Inc. (incorporated by reference to Appendix C to the proxy statement/offering circular included in Part II of this Offering Statement on Form 1-A).

6.1	Employment Agreement, dated November 19, 2015, by and between Oak View National Bank and Michael A. Ewing.

6.2	Employment Agreement, dated November 19, 2015, by and between Oak View National Bank and Kevin A. Lee.

7.1	Reorganization Agreement and Plan of Share Exchange, dated as of May 27, 2021, between Oak View National Bank and Oak View Bankshares, Inc. (incorporated by reference to Appendix A to the proxy statement/offering circular included in Part II of this Offering Statement on Form 1-A).

10.1	Power of Attorney (included on the signature page hereto).

11.1	Consent of Williams Mullen (included in Exhibits 12.1 and 12.2).*

11.2	Consent of Yount, Hyde & Barbour, P.C.

12.1	Opinion of Williams Mullen.

12.2	Tax Opinion of Williams Mullen.

15.1	Form of Oak View National Bank Proxy Card.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A, and has duly caused this offering statement to be signed on its behalf by the undersigned, duly authorized, in the Town of Warrenton, Commonwealth of Virginia, on June 9, 2021.

OAK VIEW BANKSHARES, INC.

By:	/s/ Michael A. Ewing
Michael A. Ewing Chief Executive Officer (Principal Executive Officer)

We, the undersigned directors and officers of Oak View Bankshares, Inc., hereby severally constitute and appoint Michael A. Ewing and Tammy P. Frazier, or either of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable Oak View Bankshares, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this offering statement on Form 1-A, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the offering statement and any and all amendments thereto and other documents in connection herewith, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

The offering statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature

June 9, 2021	/s/ Michael A. Ewing
Michael A. Ewing, Chief Executive Officer and Director (Principal Executive Officer)

June 9, 2021	/s/ Tammy P. Frazier
Tammy P. Frazier, Executive Vice President
and Chief Financial Officer (Principal Financial and
Accounting Officer)

June 9, 2021	/s/ Earl H. Douple, Jr.
Earl H. Douple, Jr., Chairman of the Board

June 9, 2021	/s/ Randolph S. E. Carter
Randolph S. E. Carter, Director

June 9, 2021	/s/ Alvin F. Henry
Alvin F. Henry, Director

June 9, 2021	/s/ Kevin A. Lee
Kevin A. Lee, Director

June 9, 2021	/s/ Mark J. Ohrstrom
Mark J. Ohrstrom, Director

June 9, 2021	/s/ Hanna L. Rodriguez
Hanna L. Rodriguez, Director

III-2

June 9, 2021	/s/ Norris A. L. Royston, Jr., M.D.
Norris A. L. Royston, Jr., M.D., Director

June 9, 2021	/s/ Jean L. Taylor
Jean L. Taylor, Director

June 9, 2021	/s/ Randall L. West
Randall L. West, Director

June 9, 2021	/s/ Sarah J. Yakel
Sarah J. Yakel, Director

June 9, 2021	/s/ Donald R. Yowell
Donald R. Yowell, Director

III-3